Exhibit 2.1

Dated 10th April 2013

Share purchase agreement

between

LLOYDS DEVELOPMENT CAPITAL (HOLDINGS) LIMITED AND OTHERS

and

BHFS TWO LIMITED

and

KIDSUNLIMITED GROUP LIMITED

RELATING TO THE SALE AND PURCHASE OF THE ENTIRE ISSUED

SHARE CAPITAL OF

KIDSUNLIMITED GROUP LIMITED

Commerce House

Ridings Park

Eastern Way

Cannock

Staffordshire

WS11 7FJ

CONTENTS

CLAUSE

1.	Interpretation	3

2.	Sale and purchase	10

3.	Purchase price	10

4.	Completion accounts payment	11

5.	First Retention	12

6.	Second Retention	13

7.	Completion	14

8.	Warranties	15

9.	Limitations on claims	18

10.	Tax covenant	23

11.	Indemnities	23

12.	Restrictions on Warrantors	25

13.	Confidentiality and announcements	27

14.	Further assurance	29

15.	Assignment	30

16.	Entire agreement	30

17.	Variation and waiver	31

18.	Costs	31

19.	Notice	32

20.	Interest	33

21.	Severance	33

22.	Agreement survives Completion	34

23.	Third party rights	34

24.	Successors	34

25.	Counterparts	35

26.	Remedies	35

27.	Governing law and jurisdiction	35

SCHEDULE

THIS AGREEMENT is dated 10th April 2013

PARTIES

(1)	The several persons whose names and addresses are set out in Part 1 of Schedule 1 (Sellers).

(2)	BHFS TWO LIMITED incorporated and registered in England and Wales with company number 03943326 whose registered office is at 2 Crown Court, Rushden, Northamptonshire NN10 6BS (Buyer).

(3)	KIDSUNLIMITED GROUP LIMITED incorporated and registered in England and Wales with Company number 6481383 whose registered office is at Kidsunlimited, Pentland House, Summerfields Village Centre, Dean Row Road, Wilmslow, Cheshire, SK9 2TA (Company).

BACKGROUND

(A)	The Company is a private company limited by shares incorporated in England and Wales.

(B)	The Company has an issued share capital of £143,792.17 divided into 886,897,477 shares.

(C)	Further particulars of the Company and of the Subsidiaries at the date of this agreement are set out in Schedule 2.

(D)	The Sellers are the legal and beneficial owners of, or are otherwise able to procure the transfer of, the legal and beneficial title to the number of Sale Shares set out opposite their respective names in Part 1 of Schedule 1.

(E)	The Sellers have agreed to sell and the Buyer has agreed to buy the Sale Shares subject to the terms and conditions of this agreement.

AGREED TERMS

1.	INTERPRETATION

1.1	The definitions and rules of interpretation in this clause apply in this agreement.

Accounts: the audited financial statements of the Company and the Subsidiaries as at and to the Accounts Date, comprising the individual accounts of the Company and the Subsidiaries, and in the case of the Company, the consolidated group accounts of the Company and the Subsidiaries, including in each case the balance sheet, profit and loss account together with the notes on them, the cash flow statement and the auditors’ and directors’ reports (copies of which are included in the Disclosure Bundle).

Accounts Date: 30 April 2012.

Actual Working Capital: means the working capital of the Group (including cash and after providing for any borrowings and other indebtedness of the Group not due to be satisfied in accordance with Part 3 of Schedule 3) on a consolidated basis as at Completion being those items detailed at Part 2 of Schedule 4 to be determined in accordance with Schedule 4 and set out in the Completion Accounts.

Agreed Announcement: means the announcement of the completion of the Sale Shares in the agreed form.

Assumed Working Capital: means the negative amount of £7,410,000.

Barclays Facility: the banking and finance facilities made available by Barclays Bank plc to the Group at Completion, details of the amount required for satisfaction of all outstanding liabilities are set out in Part 3 of Schedule 3.

Business: the business carried on by the Company and the Subsidiaries, namely the provision of childcare in day nurseries and the provision of childcare vouchers.

Business Day: a day (other than a Saturday, Sunday or public holiday) when banks in the City of London are open for business.

Buyer’s Solicitors: Ansons LLP of Commerce House, Ridings Park, Eastern Way, Cannock, WS11 7FJ.

CAA 2001: the Capital Allowances Act 2001.

Claim: a claim that there has been a breach of any of the Warranties.

Completion: completion of the sale and purchase of the Sale Shares in accordance with this agreement.

Completion Accounts: has the meaning set out in Schedule 4.

Completion Date: the date of this agreement.

Connected: has, in relation to a person, the meaning given in section 1122 of the CTA 2010.

Control: in relation to a body corporate, the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person:

(a)	by means of the holding of shares, or the possession of voting power, in or in relation to that or any other body corporate; or

(b)	by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that or any other body corporate,

and a Change of Control occurs if a person who controls any body corporate ceases to do so or if another person acquires Control of it.

Compromise Agreements: the compromise agreements in the agreed from to be entered into at Completion between each of Rosamund Marshall, Catherine Houghton and Darren Powell and the Company.

Counsel: a barrister of at least ten years standing with relevant experience of the matters in question as agreed between the Buyer and the Warrantors but if agreement cannot be reached on Counsel’s identity or his terms of appointment, either party may request the President for the time being of the Law Society for England and Wales to appoint a barrister and agree the terms of appointment with such barrister.

CTA 2009: the Corporation Tax Act 2009.

CTA 2010: the Corporation Tax Act 2010.

Director: each person who is a director of the Company or any of the Subsidiaries, as set out in Schedule 2.

Disclosed: fairly disclosed (with sufficient details to enable the nature and scope of the matter disclosed to be identified) in or under the Disclosure Letter.

Disclosure Bundle: the bundle of documents, in agreed form, annexed to the Disclosure Letter.

Disclosure Letter: the letter from the Warrantors to the Buyer, in agreed form, with the same date as this agreement that is described as the Disclosure Letter, including the Disclosure Bundle.

DPA 1998: the Data Protection Act 1998.

Drag Notices: the written notices delivered by LDC to the Retired Shareholders on 2 April 2013 requiring them to transfer their shares in the capital of the Company to the Buyer.

Dragged Shares: 80,339 shares in the issued share capital of the Company.

Due Amount: the amount (if any) payable to the Company on a Relevant Claim being settled or an amount payable to the Company in accordance with clause 4.1 which is not satisfied from the First Escrow Account.

Encumbrance: any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement.

Escrow Agents: the Buyer’s Solicitors and the Sellers’ Solicitors.

Escrow Bank: Lloyds Bank plc of 22 Conduit Street, Lichfield, WS13 6JS.

Escrow Letters: the letters, in the agreed form, to be signed by the Buyer, LDC and the Seller’s Representative instructing and authorising the Escrow Agents to establish and operate the First Escrow Account and the Second Escrow Account.

Estimated Amount: in relation to a Relevant Claim (other than in relation to a payment under clause 4.1), Counsel’s genuine and bona fide estimate of that amount which would be payable pursuant to such Relevant Claim if resolved in favour of the claimant or in relation to a claim pursuant to clause 4.1 as agreed or determined in accordance with Schedule 4.

Excess: has the meaning given in clause 4.1.

First Escrow Account: the joint interest-bearing bank account at the Escrow Bank to be established in accordance with the relevant Escrow Letter.

First Release Date: has the meaning given in clause 5.2.

FSMA: the Financial Services and Markets Act 2000.

Group: in relation to a company, that company, its subsidiaries, any company of which it is a subsidiary (its holding company) and any other subsidiaries of any such holding company; and each company in a Group is a member of the Group. Unless the context requires otherwise, the application of the definition of Group to a company at any time will apply to the company as it is at that time.

holding company: has the meaning given in clause 1.11.

ICTA 1988: the Income and Corporation Taxes Act 1988.

IHTA 1984: the Inheritance Tax Act 1984.

Indemnity Claim: a claim for breach of any of the indemnities in clause 11.

Intellectual Property Rights: has the meaning given in paragraph 23 of Part 1 of Schedule 4.

ISIS Deed of Release: the Deed of Release in the agreed form to be executed by the Company and the ISIS Sellers.

ISIS Sellers: those Sellers listed as ISIS Sellers at Part 1 of Schedule 1.

ITA 2007: the Income Tax Act 2007.

ITEPA 2003: the Income Tax (Earnings and Pensions) Act 2003.

Loan Notes: the loan notes issued by the Company outstanding at Completion details of which are set out in Part 3 of Schedule 1.

LDC: Lloyds Development Capital (Holdings) Limited, one of the Sellers.

LDC Deed of Release: the deed of release in the agreed form to be executed by LDC, the Company, the Warrantors and the Management Sellers.

Management Accounts: the unaudited consolidated balance sheet as at 28 February 2013 and the unaudited consolidated profit and loss account of the Company and the Subsidiaries (including any notes thereon) for the period of ten months ended 28 February 2013 (a copy of which is included in the Disclosure Bundle).

Management Shareholders: those Sellers listed as Management Shareholders at Part 1 of Schedule 1;

Previously-owned Land and Buildings: has the meaning given in paragraph 28 of Part 1 of Schedule 4.

Properties: has the meaning given in paragraph 28.1 of Part 1 of Schedule 4.

Purchase Price: the consideration for the Sale Shares to be paid by the Buyer in accordance with clause 3.1.

Relevant Claim: a Claim, or a claim under the Tax Covenant or an Indemnity Claim or a claim that sum is due to the Company pursuant to clause 4.1.

Retired Shareholders: those persons listed as Retired Shareholders at Part 4 of Schedule 1.

Sale Shares: the shares in the Company as set out in Part 1 of Schedule 1, all of which have been issued and are fully paid, and which together with the Dragged Shares comprise the whole of the issued share capital of the Company.

Second Escrow Account: the joint interest-bearing bank account at the Escrow Bank to be established in accordance with the relevant Escrow Letter.

Second Release Date: has the meaning given in clause 6.2.

Sellers’ Solicitors: DWF LLP, 1 Scott Place, 2 Hardman Street, Manchester M3 3AA.

Sellers’ Representative: Rosamund Marshall of Springfield House, Chalford, GL6 8NW.

Shortfall: has the meaning given to that term in clause 4.1.

Subsidiaries: the companies, details of which are set out in Part 2 of Schedule 2, each a Subsidiary.

subsidiary: has the meaning given in clause 1.11.

Substantiated Claim: a Claim that has been:

(a)	agreed in writing by the parties to the Claim, both as to liability and quantum; or

(b)	finally adjudicated by a court of competent jurisdiction and no right of appeal lies in respect of such adjudication, or the parties are debarred by passage of time or otherwise from making an appeal.

Sum Recovered: has the meaning given in clause 9.13.

Tax or Taxation: has the meaning given in paragraph 1.1 of Schedule 6.

Tax Covenant: the tax covenant set out in Schedule 6.

Tax Warranties: the Warranties set out in Part 2 of Schedule 5.

Taxation Authority: has the meaning given in paragraph 1.1 of Schedule 6.

Taxation Statute: has the meaning given in paragraph 1.1 of Schedule 6.

TCGA 1992: the Taxation of Chargeable Gains Act 1992.

TIOPA 2010: the Taxation (International and Other Provisions) Act 2010.

TMA 1970: the Taxes Management Act 1970.

Transaction: the transaction contemplated by this agreement or any part of that transaction.

Transaction Documents: has the meaning given in clause 16.

VATA 1994: the Value Added Tax Act 1994.

Warranties: the warranties given at clause 8 and set out in Schedule 5.

Warrantors: those persons whose names are set out in Part 2 of Schedule 1.

1.2	Clause, Schedule and paragraph headings shall not affect the interpretation of this agreement.

1.3	References to clauses and Schedules are to the clauses of and Schedules to this agreement and references to paragraphs are to paragraphs of the relevant Schedule.

1.4	The Schedules form part of this agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the Schedules.

1.5	A reference to this agreement or to any other agreement or document referred to in this agreement is a reference to this agreement or such other document or agreement as amended or varied in accordance with its terms from time to time.

1.6	Unless the context otherwise requires, words in the singular shall include the plural and the plural shall include the singular.

1.7	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.8	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality) and that person’s personal representatives, successors and permitted assigns.

1.9	A reference to a party shall include that party’s personal representatives, successors and permitted assigns.

1.10	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.11	A reference to a holding company or a subsidiary means a holding company or a subsidiary (as the case may be) as defined in section 1159 of the Companies Act 2006 and for the purposes only of the membership requirement contained in sections 1159(1)(b) and (c), a company shall be treated as a member of another company even if its shares in that other company are registered in the name of:

(a)	another person (or its nominee), by way of security or in connection with the taking of security; or

(b)	its nominee.

1.12	A reference to the Sellers shall include a reference to each of them.

1.13	A reference to the Warrantors shall include a reference to each of them.

1.14	A reference to writing or written excludes faxes and e-mail (unless otherwise expressly provided in this agreement).

1.15	Any words following the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.16	Where the context permits, other and otherwise are illustrative and shall not limit the sense of the words preceding them.

1.17	References to a document in agreed form are to that document in the form agreed by the parties and initialled by them or on their behalf for identification.

1.18	A reference to a statute, statutory provision or subordinate legislation is a reference to it as it is in force at Completion and includes any statute, statutory provision or subordinate legislation which it amends or re-enacts and subordinate legislation for the time being in force made under it.

1.19	Any obligation on a party not to do something includes an obligation not to allow that thing to be done.

1.20	Unless expressly provided otherwise in this agreement, the Sellers or the Warrantors shall be severally liable for their respective obligations, undertakings and liabilities arising under this agreement.

2.	SALE AND PURCHASE

2.1	On the terms of this agreement, each Seller shall, sell or procure to be sold in the case of any holder of shares the legal title to which is held by a nominee on behalf of the beneficial owner, and the Buyer shall buy, with effect from Completion, the number of Sale Shares set opposite that Seller’s name at Part 1 of Schedule 1 with full title guarantee, free from all Encumbrances and together with all rights that attach (or may in the future attach) to those Sale Shares including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the Completion Date.

2.2	Each Seller severally waives any right of pre-emption or other restriction on transfer in respect of the Sale Shares (or any of them) conferred on him under the articles of association of the Company or otherwise.

2.3	The Buyer is not obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

3.	PURCHASE PRICE

3.1	The Purchase Price shall be the sum of £65.56 (sixty five pounds and fifty six pence) to be satisfied by the payment to each Seller in cash at Completion of the amounts specified against each Seller’s name at column (9) of Part 1 of Schedule 1.

3.2	All payments to be made to any Seller (whether by the Buyer or the Company) under this agreement shall be made in sterling by electronic transfer of immediately available funds to the Sellers’ Solicitors (who are irrevocably authorised by each Seller to receive the same). Payment to the Sellers’ Solicitors in accordance with this clause shall be a good and valid discharge of the obligations of the Buyer/Company to pay the sum in question to any Seller, and the Buyer shall not be concerned to see the application of the monies so paid.

3.3	The Warrantors and the Management Shareholders and the ISIS Sellers each direct that upon Completion, of the sums which the Buyer is to procure that the Company pays pursuant to paragraphs 1.2(a), (b) and (c) of Part 3 of Schedule 3, the Buyer is directed to procure that the Company retain from such sums the amounts specified at paragraphs 1.2(d), (e) and (f) of Part 3 of Schedule 3 against each Warrantor and Management Shareholder and ISIS Seller’s name and that the Buyer procure that the Company remit the sums retained to HMRC in accordance with paragraph 2.2 of Part 3 of Schedule 3.

3.4	LDC and the Warrantors and the Management Shareholders each hereby direct the Company that upon Completion, the Company remits the aggregate of the sums referred to at column (13) of Part 3 of Schedule 1 to the First Escrow Account (being the total sum of £500,000) and the aggregate of the sums referred to at column (15) of Part 3 of Schedule 1 (being the total sum of £2,300,000) to the Second Escrow Account.

3.5	Kids Corporate Trustees Limited hereby directs the Company that upon Completion the Company should remit the sum set opposite its name at column (12) of Part 3 of Schedule 1 to HMRC in accordance with paragraph 2.3 of Schedule 3.

4.	COMPLETION ACCOUNTS PAYMENT

4.1	Within five Business Days, starting on the day after agreement or determination of the Completion Accounts in accordance with the provisions of Schedule 4, subject to the provisions of clause 5 (and if applicable clause 6) if the Actual Working Capital is a negative amount greater than the Assumed Working Capital (for example if Assumed Working Capital is –£7,000,000 and Actual Working Capital is –£8,000,000) the Buyer, the Sellers Representative and LDC shall, subject to clause 4.2, procure that an amount equivalent to the difference between Actual Working Capital and Assumed Working Capital in such circumstances together with an amount necessary to ensure that, after any Taxation of such payment the Company is left with the same amount as it would have had if the payment was not subject to Taxation (if the Buyer would, but for the availability of a Buyer’s Relief, have a Taxation liability, it shall be deemed for the purposes of this clause to have incurred and paid that liability), (the “Shortfall”) is released from the First Escrow Account to the Company with the balance standing to the credit of the First Escrow Account being released to the Sellers’ Solicitors on behalf of LDC and the Warrantors and the Management Shareholders. If the amount of the Shortfall exceeds the amount standing to the credit of the First Escrow Account (the “Excess”) then such Excess shall be paid to the Company from the Second Escrow Account. If the monies standing to the credit of the Second Escrow Account are less than the Excess the Company shall only be entitled to recover in respect of the Excess up to the amount then standing to the credit of the Second Escrow Account.

4.2	No payment shall be made to the Company pursuant to clause 4.1 if the Shortfall is £25,000 or less. In the event that the Shortfall exceeds £25,000 but is less than £225,000 any payment to be made to the Company from the First Escrow Account shall not include an additional amount to ensure that, after any Taxation of such payment the Company is left with the same amount as it would have had if the payment was not subject to Taxation.

4.3	Any payment or repayment to be made under clause 4.1 shall be made:

(a)	if to LDC, the Warrantors or the Management Shareholders in accordance with clause 3.2 and the Sellers’ Solicitors shall be responsible for ensuring that such sum is apportioned between the Warrantors, LDC and the Management Shareholders in the proportions set opposite their names at column (16) of Part 3 of Schedule 1; and

(b)	if to the Company, by telegraphic transfer to an account notified by the Buyer to the Sellers’ Solicitors following the date on which the Completion Accounts are agreed or determined.

4.4	The existence of a Claim, claim under the Tax Covenant or an Indemnity Claim at the time monies are due to be released to the Warrantors and LDC and the Management Shareholders from the First Escrow Account pursuant to clause 4.1 shall not entitle the Buyer to decline to instruct the Escrow Agents to release monies from the First Escrow Account.

5.	FIRST RETENTION

5.1	Subject to the provisions of clause 4 no amount shall be released out of the First Escrow Account otherwise than in accordance with this clause 5.

5.2	Subject as otherwise provided by this clause 5, the amount (if any) standing to the credit of the First Escrow Account (including any accrued interest but less any applicable bank charges on the date which falls five Business Days after agreement or finalisation of the Completion Accounts (First Release Date) shall be released to the Sellers’ Solicitors or the Company as determined in accordance with the provisions of clause 4.

5.3	Any interest that may accrue on the credit balance on the First Escrow Account shall be credited to the First Escrow Account and any payment of principal out of the First Escrow Account shall include a payment of the interest earned on such principal sum whilst retained in the First Escrow Account (less any Taxation, costs, expenses or charges to be borne by the Escrow Agents).

5.4	The liability to Taxation on any interest on any amount in the First Escrow Account shall be borne by the party which receives that interest.

5.5	The Buyer, LDC and the Seller’s Representative shall provide instructions to the Escrow Agents in order to give effect to the provisions of this clause 5 regarding the release of monies from the First Escrow Account.

6.	SECOND RETENTION

6.1	Subject to the provisions of clause 4 no amount shall be released out of the Second Escrow Account otherwise than in accordance with this clause 6.

6.2	Subject as otherwise provided by this clause 6, the amount (if any) standing to the credit of the Second Escrow Account (including any accrued interest but less any applicable bank charges) on the first Business Day that falls eighteen months after the date of this agreement (Second Release Date) shall be released to the Sellers’ Solicitors (who shall be responsible for ensuring that such sum is apportioned between the Warrantors, LDC, and the Management Shareholders in the proportions set out opposite their names at column (16) of Part 3 of Schedule 1).

6.3	Any interest that may accrue on the credit balance on the Second Escrow Account shall be credited to the Second Escrow Account and any payment of principal out of the interest earned on such principal sum whilst retained in the Second Escrow Account (less any Taxation, costs, expenses or charges to be borne by the Escrow Agents).

6.4	The liability to Taxation on any interest on any amount in the Second Escrow Account shall be borne by the party which receives that interest.

6.5	If, prior to the Second Release Date, Relevant Claims have been duly notified by the Buyer to the Sellers’ Representative in accordance with the provisions of this agreement, an amount equivalent to the Estimated Amount in respect of the Relevant Claims as notified (verified, except to the extent it relates to an amount payable pursuant to clause 4.1, in writing by Counsel as being a bona fide claim which has a reasonable prospect of being upheld in favour of the Claimant by the English Courts) shall not be released from the Second Escrow Account otherwise than in accordance with the provisions of this clause 6. The difference (if any) between the Estimated Amount and the amount standing to the credit of the Second Escrow Account at the Second Release Date shall be released to the Warrantors, LDC and the Management Shareholders in the proportions set opposite their names at column (16) of Part 3 of Schedule 1.

6.6	If, prior to the Release Date, a Relevant Claim is settled and there is a Due Amount, the Buyer, LDC and the Sellers’ Representative shall, unless such Due Amount has been paid to the Company, as soon as practicable following such settlement, instruct the Escrow Agents to pay to the Company out of the Second Escrow Account the lesser of the Due Amount and the amount standing to the credit of the Second Escrow Account.

6.7	As soon as practicable following the settlement of any Relevant Claim outstanding at the Second Release Date in respect of which there is a Due Amount, the Buyer, LDC and the

Sellers’ Representative shall, unless such Due Amount has been paid to the Buyer, instruct the Escrow Agents to pay to the Company out of the Second Escrow Account the lesser of the Due Amount and the amount standing to the credit of the Second Escrow Account.

6.8	Following settlement of all Relevant Claims outstanding (if any) at the Second Release Date and payment of all Due Amounts to the Company, the Buyer, LDC and the Sellers’ Representative shall, as soon as practicable, instruct the Escrow Agents to pay any balance standing to the credit of the Escrow Account (together with any interest which has accrued on such balance less any applicable bank charges) to the Sellers’ Solicitors (who shall be responsible for ensuring that such sum is apportioned between the Warrantors, LDC and the Management Shareholders in the proportions set out opposite their names at column (16) of Part 3 of Schedule 1).

6.9	A Relevant Claim shall be deemed settled for the purposes of this clause 6 and clause 8 if:

(a)	the Sellers’ Representative, LDC, the Buyer and the Company so agree in writing; or

(b)	the Relevant Claim has been determined by a court of competent jurisdiction from which there is no right of appeal, or from whose judgment the Buyer, the Company or the Warrantors (as the case may be) are debarred by passage of time or otherwise from making an appeal.

6.10	The Buyer, LDC and the Sellers’ Representative shall provide instructions to the Escrow Agents in order to give effect to the provisions of this clause 6 regarding the release of monies from the Second Escrow Account.

7.	COMPLETION

7.1	Completion shall take place on the Completion Date at the offices of the Sellers’ Solicitors (or at any other place as may be agreed in writing by the parties).

7.2	At Completion:

(a)	each Seller shall:

(i)	deliver or cause to be delivered to the Buyer the documents and evidence set out in paragraph 1 of Part 1 of Schedule 3;

(b)	the Warrantors shall

(i)	deliver or cause to be delivered to the Buyer the documents and evidence set out in paragraph 2 of Part 1 of Schedule 3;

(ii)	procure that a board meeting of the Company and each of the Subsidiaries is held at which the matters set out in Part 2 of Schedule 3 are carried out; and

(iii)	deliver any other documents referred to in this agreement as being required to be delivered by the Warrantors; and

(c)	the Buyer shall (subject to the Sellers and the Warrantors complying with their obligations in clauses 7.2(a) and 7.2(b)) pay the Purchase Price in accordance with clause 3.1 and comply with its obligations pursuant to Part 3 of Schedule 3.

7.3	At Completion, LDC, the Sellers’ Representative and the Buyer shall sign the Escrow Letter.

8.	WARRANTIES

8.1	Each Seller severally warrants that:-

(a)	it has taken all necessary actions and has all requisite power and authority to enter into and perform each Transaction Document to which it is a party;

(b)	each Transaction Document to which that Seller is a party constitutes (or shall constitute when executed) valid, legal and binding obligations on that Seller in accordance with their respective terms;

(c)	the execution and delivery by that Seller of each Transaction Document to which it is a party and compliance with their respective terms shall not breach or constitute a default:

(i)	under any agreement or instrument to which that Seller is a party or by which that Seller is bound; or

(ii)	of any order, judgment, decree or other restriction applicable to that Seller

(d)	it is the legal and beneficial owner of the Sale Shares listed opposite its name at Part 1 of Schedule 1 and that it is entitled to transfer the legal and beneficial title to the Sale Shares listed opposite its name at Part 1 of Schedule 1 to the Buyer free from all Encumbrances, without the consent of any other person;

(e)	no Encumbrance has been granted to any person or otherwise exists affecting the Sale Shares listed opposite its name at Part 1 of Schedule;

(f)	being an individual:

(i)	he or she has not had a bankruptcy petition presented against him or her or been declared bankrupt; or

(ii)	he or she has not been served with a statutory demand which remains unsatisfied, and is not unable to pay his or her debts within the meaning of the Insolvency Act 1986;

(iii)	he or she has not entered into, and has not proposed to enter into, any composition or arrangement with, or for, his or her creditors (including an individual voluntary arrangement); and

(iv)	he or she has not been subject of any other event analogous to the foregoing in any jurisdiction.

(g)	being a company is solvent and able to pay its debts within the meaning of the Insolvency Act 1986.

8.2	The Warrantors warrant to the Company that except as Disclosed, each Warranty is true, accurate and not misleading on the date of this agreement. The Warrantors accept that the Warranty at paragraph 4 of Schedule 5 shall not be subject to matters Disclosed.

8.3	If any Warranty is breached or proves to be untrue or misleading, the Warrantors liability to the Company shall be for:-

(a)	damages for breach of contract (including an amount in respect of the reasonable costs and expenses of the Buyer, the Company or the Subsidiaries associated with such breach of Warranty (but excluding any sum in respect of management time of the Company, the Subsidiaries or the Buyer relating to any Claim or the matters giving rise to such Claim) in which case when assessing such damages the purchase price for the Sale Shares shall be treated as if it were the aggregate of the Purchase Price plus the sums to be paid pursuant to paragraphs 1 and 2 of Part 3 of Schedule 3; or

(b)	if so elected by the Buyer, such sum which would put the Company and each of the Subsidiaries into the position they would have been in if the Warranty had not been breached, plus an amount in respect of the reasonable costs and expenses of the Buyer, the Company or the Subsidiaries associated with such breach of Warranty (but excluding any sum in respect of management time of the Company, the Subsidiaries or the Buyer relating to any Claim or the matters giving rise to such Claim), plus in each case any amount necessary to ensure that, after any Taxation of a payment of a Due Amount in respect of a Claim, the Company is left with the same amount it would have had if the payment was not subject to Taxation. If the Buyer would, but for the availability of a Buyer’s Relief, have a Taxation liability falling within this clause 8.3, it shall be deemed for the purposes of this clause, to have incurred and paid that liability.

The provisions of this clause 8.3 shall not limit the Buyer and the Company’s obligation to mitigate any loss which they may suffer as a result of any breach of Warranty.

8.4	Warranties qualified by the expression so far as the Warrantors are aware or any similar expression are deemed to be given on the basis of the Warrantors actual knowledge and such knowledge which the Warrantors would have had after making reasonable enquiry of each other and of the Management Shareholders.

8.5	Each of the Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Warranty or any other provision in this agreement.

8.6	Except for the matters Disclosed, no information of which the Buyer, its agents or its advisers has knowledge (in each case whether actual, constructive or imputed), shall prejudice or prevent any Claim or reduce the amount recoverable under any Claim.

8.7	The Warrantors agree that the supply of any information by or on behalf of the Company, any of the Subsidiaries or any of their respective employees, directors, agents or officers (Officers) to the Warrantors or their advisers in connection with the Warranties, the Disclosure Letter or otherwise shall not constitute a warranty, representation or guarantee as to the accuracy of such information in favour of the Warrantors. Each Warrantor unconditionally and irrevocably waives all and any rights and claims that he may have against any of the Company, the Subsidiaries or the Officers on whom that Warrantor has, or may have, relied in connection with the preparation of the Disclosure Letter, or agreeing the terms of this agreement, and further undertakes to the Buyer, the Company, each of the Subsidiaries and the Officers not to make any such claims save in the case of any fraud or wilful non- disclosure on the part of the Company or any of the Subsidiaries or any Officers.

8.8	The rights and remedies of the Company in respect of any Claim or claim under the Tax Covenant shall not be affected by Completion.

8.9	The Buyer warrants to the Warrantors and LDC:-

(a)	it is a private limited company incorporated and validly existing under the laws of England and Wales;

(b)	it has full power to enter into and perform this agreement and that this agreement constitutes a binding obligation on the Buyer in accordance with its terms;

(c)	the execution and delivery of and the performance by the Buyer of its obligations under this agreement will not

(i)	result in any breach of any provision of its constitution; or

(ii)	result in a breach of or constitute a default under, any:

(A)	agreement licence or other instrument; or

(B)	order, judgment or decree of any court, governmental agency or regulatory body to which it is a party or by which it is bound;

(d)	save as provided in this agreement, all consents, permissions, approvals and agreements of the shareholders of the Buyer or any third parties which are necessary for the Buyer to obtain in order to enter into and perform this agreement in accordance with its terms have been unconditionally obtained in writing.

8.10	The Buyer confirms that there are no circumstances within the actual knowledge of Ann Pickens, Stephen Kramer, Arun Kanwar, Toni Parsons and Carole Edmond which it is aware entitle the Company to make a Claim against the Warrantors under this Agreement on the date hereof.

8.11	The Buyer confirms that following Completion it will procure that the Company will, in accordance with its usual practice regarding the timing of the payment of bonuses, pay bonuses to each member of staff of the Company and the Subsidiaries in an amount no less than the provision made for the bonus payable to such member of staff in the Completion Accounts.

9.	LIMITATIONS ON CLAIMS

9.1	Save as provided in clause 9.15, the provisions of:

(a)	this clause 9 limit the liability of the Warrantors in relation to any Claim and (where specifically provided) any claim under the Tax Covenant and any Indemnity Claim; and

(b)	paragraph 4 of Schedule 6 limit the liability of the Warrantors in relation to any claim under the Tax Covenant.

9.2	The aggregate liability of the Warrantors for all Substantiated Claims and all claims under the Tax Covenant and all Indemnity Claims (including any sums payable in accordance with clause 8.3 and clause 20) shall not exceed the lower of £2,300,000 and the amount standing to the credit of the Second Escrow Account after any payment to the Company pursuant to clause 4.1 and for the avoidance of doubt the Warrantors shall have no liability to the Buyer or the Company pursuant to this agreement for Substantiated Claims, claims under the Tax Covenant and Indemnity Claims in excess of the sums lodged in the First and Second Escrow Accounts.

9.3	The Warrantors shall not be liable in respect of a Claim unless the amount that would otherwise be recoverable from the Warrantors in respect of that Clam (but for this clause 9.3) exceeds £10,000. For the purpose of determining whether a Claim exceeds £10,000 any Claims arising from the same or connected facts or circumstances shall be aggregated.

9.4	The Warrantors shall not be liable for a Claim unless and until the amount of the Warrantors’ liability in respect of such Claim, when aggregated with the Warrantors’ liability for all Substantiated Claims (excluding any amounts in respect of a Claim for which the Warrantors have no liability by virtue of clause 9.3), exceeds £150,000, in which case the Warrantors shall be liable for the whole amount claimed (and not just the amount by which the threshold in this clause 9.4 is exceeded).

9.5	The Warrantors shall not be liable for a Claim or a claim under the Tax Covenant or an Indemnity Claim unless notice in writing summarising the nature of the Claim or the claim under the Tax Covenant or the Indemnity Claim (in so far as it is known to the Company or the Buyer) and, as far as is reasonably practicable, the amount claimed, has been given by or on behalf of the Company to the Warrantors prior to the expiry of the period of eighteen months commencing on the Completion Date.

9.6	A Claim or claim under the Tax Covenant or Indemnity Claim notified in accordance with clause 9.5, which is not previously satisfied, settled or withdrawn, shall be deemed to have been withdrawn and waived in full by the Company unless proceedings in respect of that Claim or claim under the Tax Covenant or Indemnity Claim have been both issued and served on the Warrantors within the period of 9 months starting on the latter of the day such Claim or claim under the Tax Covenant or Indemnity Claim was notified to the Warrantors and the day when the threshold in clause 9.4 was exceeded.

9.7	The Warrantors shall not be liable for a Claim (or where specifically stated in this clause 9.7 Indemnity Claim) to the extent that the Claim (or where specifically stated in this clause 9.7 Indemnity Claim):

(a)	relates to matters Disclosed; or

(b)	relates to any matter specifically provided for in the Completion Accounts in the case of a Claim or Indemnity Claim; or

(c)	would not have arisen or occurred but for an act, omission or transaction done, made or carried out by the Sellers or the Company, or any of their directors, employees or agents prior to Completion at the written request of or with the written consent of the Buyer;

(d)	would not have arisen or occurred but for the passing of, or a change in, a law, rule, regulation, interpretation of the law or administrative practice of a government, governmental department, agency or regulatory body, or a judgment passed, after the date of this agreement;

(e)	is one for which the Buyer or the Company recovers whether by contribution or indemnity by insurance (after taking into account any reasonable costs of recovery);

(f)	where the loss or liability resulting from the Claim has been or is made good or otherwise compensated for at no expense to the Buyer or the Company in the case of a Claim or Indemnity Claim;

(g)	which results from a voluntary change in the accounting or taxation policies or practices of the Buyer or the Company introduced or having effect after Completion other than a change made in order to comply with UK GAAP;

(h)	which would not have arisen or occurred but for a cessation of trading or substantial change in the nature of the Business after Completion; or

(i)	which is contingent or unquantifiable unless and until either such contingent liability becomes an actual liability or such unquantifiable liability becomes quantifiable and, in either case, such liability is due and payable provided that the time limit set out in clause 9.5 shall not prevent the bringing of a claim by the Buyer if such contingent or unquantifiable Claim or Indemnity Claim was notified to the Warrantors within the period set out in clause 9.5 (and such Claim or Indemnity Claim may form the basis of an Estimated Amount and be deemed a Relevant Claim for the purposes of clause 6.5 whilst it is contingent and in part unquantifiable).

9.8	If the Buyer or the Company becomes aware of a matter which might give rise to a Claim:

(a)	the Buyer shall (without prejudice to its ability to bring a Claim) give written notice to the Sellers’ Representative of the matter as soon as reasonably practicable and shall consult with the Sellers’ Representative with respect to that matter;

(b)	the Buyer shall and shall procure that the Company shall, provide the Sellers’ Representative and their advisers with reasonable access to premises and personnel and to relevant assets, documents and records within its power or under its control for the purposes of investigating the matter;

(c)	the Sellers’ Representative (at their own cost) may take copies of the documents or records, and photograph the premises or assets, referred to in clause 9.8(b);

(d)	the Buyer shall, and shall procure that the Company shall (subject to the Warrantors indemnifying the Buyer and the Company in connection with any costs incurred as a result) take such action as the Sellers’ Representative may reasonably request in relation to disputing, resisting, appealing, defending, remedying or mitigating any claim against the Company or the Subsidiaries or in connection with any matter which may entitle the Company or any of the Subsidiaries to bring a claim against another which may mitigate the Warrantors liability in respect of a Claim provided always that nothing in this clause 9.8 shall oblige the Buyer, the Company or any of the Subsidiaries to instigate any legal proceedings;

(e)	the Buyer shall, and shall procure that the Company shall, not admit liability in respect of, or compromise or settle, the matter without the prior written consent of the Sellers’ Representative (such consent not to be unreasonably withheld or delayed), provided always that neither the Buyer, nor the Company nor any of the Subsidiaries shall be required to take or not take any action referred to in clauses 9.8(d) or 9.8(e) if the Buyer believes that doing so could materially adversely affect the commercial interests of the Buyer or the Company or any of the Subsidiaries.

9.9	The Warrantors shall not be liable for an Indemnity Claim pursuant to clause:

(a)	11.1(d) if the Indemnity Claim arises as a result of the Buyer, the Company or any of the Subsidiaries approaching the landlord (or any of its associated companies) of the nursery at Reigate following Completion in connection with variations to agreed works carried out prior to Completion; or

(b)	Clause 11.1(e) if the Indemnity Claim arises as a result of the Buyer, the Company or any of the Subsidiaries approaching any person referred to in paragraph 3.2 of the Disclosure Letter or any other person enquiring whether they consider that they have an interest in the share capital of the Company or any Subsidiary.

9.10	If the Buyer or the Company becomes aware of a matter which might give rise to an Indemnity Claim pursuant to clause 11.1(c) or 11.1(e):

(a)	the Buyer shall (without prejudice to its ability to bring the Indemnity Claim) give written notice to the Sellers’ Representative of the matter as soon as reasonably practicable and shall consult with the Sellers’ Representative with respect to that matter;

(b)	the Buyer shall and shall procure that the Company shall, provide the Sellers’ Representative and their advisers with reasonable access to premises and personnel and to relevant assets, documents and records within its power or under its control for the purposes of investigating the matter;

(c)	the Sellers’ Representative (at their own cost) may take copies of the documents or records, and photograph the premises or assets, referred to in clause 9.10(b);

(d)	the Buyer shall, and shall procure that the Company shall take such action as the Sellers’ Representative’s request in relation to disputing, resisting, appealing, defending, remedying or mitigating any claim against the Company or the Subsidiaries giving rise to such Indemnity Claim including, if the Sellers’ Representative requests, using advisers nominated by the Sellers’ Representative and, if the Sellers’ Representative requests, allowing the Sellers’ Representative the exclusive conduct of such actions or proceedings, provided always that the Warrantors have indemnified the Buyer and the Company in connection with any costs incurred as a result of any such request by the Sellers’ Representative and that the Buyer and the Company shall be kept fully informed of the progress of the relevant matter;

(e)	the Buyer shall, and shall procure that the Company shall, not admit liability in respect of, or compromise or settle, the matter without the prior written consent of the Sellers’ Representative, such consent not to be unreasonably withheld or delayed;

(f)	the Warrantors shall not seek to admit liability in respect of, or compromise or settle, any such matter without the prior written consent of the Buyer, such consent not to be unreasonably withheld or delayed;

provided always that neither the Buyer, nor the Company nor any of the Subsidiaries shall be required to take or not take any action referred to in this clause 9.10 if the Buyer believes that doing so could materially adversely affect the commercial interests of the Buyer or the Company or any of the Subsidiaries.

9.11	If the Buyer or the Company is entitled to recover from a person other than the Warrantors, any sum in respect of any matter which could give rise to a Claim or an Indemnity Claim, the Buyer will, or will procure that the Company will, take all reasonable steps to recover that sum from such person before making such Claim or Indemnity Claim provided that nothing in this clause 9.11 shall require the Buyer or the Company to take any action that is materially prejudicial to the reasonable commercial interests of the Buyer or the Company. Any sum recovered from such a person will reduce the liability of the Warrantors in respect of that Claim or Indemnity Claim after deducting all reasonable costs and expenses incurred by the Buyer or the Company in making such recovery and any additional Taxation for which the Buyer or the Company may be liable as a result.

9.12	If an amount is paid to the Company from the Second Escrow Account in respect of a Claim or an Indemnity Claim and the Buyer or the Company subsequently recovers from another person an amount which is referable to the matter giving rise to that Claim or Indemnity Claim the Buyer shall immediately pay or procure the payment by the Company to the Warrantors and LDC and the Management Shareholders an amount equal to whichever is the lower of the Sum Recovered and the amount previously paid by the Warrantors from the Second Escrow Account to the Buyer.

9.13	For the purposes of clause 9.12 the “Sum Recovered” means an amount equal to the total of the amount recovered from the other person less all reasonable costs and expenses incurred by the Buyer or the Company in making such recovery and any additional Taxation for which the Buyer or the Company may be liable as a result.

9.14	The Buyer and the Company are not entitled to recover damages or otherwise obtain payment, reimbursement or restitution (whether under the Warranties, the Indemnities, Tax Covenant or otherwise) more than once in respect of the same liability or loss.

9.15	Nothing in this clause 9 or Schedule 6 applies to exclude or limit the liability of the Warrantors to the extent that a Claim or a claim under the Tax Covenant or an Indemnity Claim arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by the Warrantors, their agents or advisers.

9.16	Neither the Buyer nor the Company shall be entitled to rescind this agreement at any time after Completion.

9.17	Nothing in this clause 9 shall in any way restrict or limit the general obligation at law of the Buyer and the Company to mitigate any loss or damage which either may suffer.

10.	TAX COVENANT

The provisions of Schedule 6 apply in this agreement in relation to Taxation.

11.	INDEMNITIES

11.1	The Warrantors undertake to indemnify, and to keep indemnified, the Buyer, the Company and the Subsidiaries against, and shall pay to the Company from the Second Escrow Account a sum equal to, all losses, liabilities, damages, expenses or costs (including any direct, indirect or consequential losses, loss of profit, loss of reputation, claims, demands, proceedings, costs, expenses, penalties, legal or other professional fees) which may be suffered or incurred by the Buyer, the Company or any of the Subsidiaries and which arise directly or indirectly in connection with any of the following matters:

(a)	any liability of the Company or the Subsidiaries in respect of the Barclays Facility in excess of the amount paid by the Company in accordance with Part 3 of Schedule 3;

(b)	any liability of the Company or the Subsidiaries in respect of any Loan Notes or options over Loan Notes in excess of the amount paid by the Company in accordance with Part 3 of Schedule 3;

(c)	any liability of the Company or the Subsidiaries in relation to the Retired Shareholders, or any claim against the Group by the Retired Shareholders (whether arising from the delivery by LDC of the Drag Notices and the exercise by LDC of the drag along rights set out in article 12 of the Company’s articles of association or otherwise);

(d)	any liability of the Company or any of the Subsidiaries to the landlord of the nursery at Reigate for variations to agreed works carried out at the nursery at Reigate;

(e)	any liability of the Company or any of the Subsidiaries as a result of any of the matters set out in paragraph 3.2 of the Disclosure Letter, or in relation to any claim by any person or entity (other than the Buyer or a transferee of the Buyer) that he or it holds any right or interest granted at or prior to Completion, in or over shares in the issued, or to be issued, share capital of the Company or any of the Subsidiaries;

(f)	any liability of the Company or any of the Subsidiaries arising from the failure by the Company or any of the Subsidiaries to carry out appropriate Criminal Records Bureau checks in relation to persons employed or engaged by the Company or any of the Subsidiaries prior to Completion as a result of the acts or omissions of any such employee or worker of the Company or any of the Subsidiaries which would reasonably have been prevented had the relevant Criminal Records Bureau checks been carried out. The Warrantors shall have no liability in relation to any such persons once appropriate Criminal Records Bureau checks have been undertaken following Completion in relation to such persons which do not disclose such persons as having any prior criminal convictions.

11.2	Any payment made by the Warrantors in respect of an Indemnity Claim shall include:

(a)	an amount in respect of all reasonable costs and expenses incurred by the Buyer, the Company or any of the Subsidiaries in bringing the relevant Indemnity Claim; and

(b)

any amount necessary to ensure that, after any Taxation of the payment, the Buyer, the Company or the relevant Subsidiary (as the case may be) is left with the same amount it would have had if the payment was not subject to

Taxation. If the Buyer would, but for the availability of a Buyer’s Relief, incur a Taxation Liability falling within this clause 11.2(b), it shall be deemed for the purposes of this clause, to have incurred and paid that liability.

12.	RESTRICTIONS ON WARRANTORS

12.1	In this clause, the following words and expressions shall have the following meanings:

Restricted Business: any business which is or would be in competition with any part of the Business, as the Business was carried on at the Completion Date.

Restricted Customer: any employer who is at Completion, or who has been at any time during the period of six months immediately preceding the Completion Date, a client or customer of, or in the habit of dealing with, the Company or any of the Subsidiaries in relation either to the provision of a workplace nursery or nursery vouchers, in either case for the benefit of its employees.

Restricted Person: any person who is at Completion or who has been at any time during the period of three months immediately preceding the Completion Date, employed or directly or indirectly engaged by the Company or any of the Subsidiaries at an annual rate of remuneration not less than £30,000.

12.2	Each Warrantor covenants that he shall not:

(a)	at any time during the period of eighteen months commencing on the Completion Date, anywhere in the United Kingdom, carry on or be employed, engaged, concerned or interested in, or in any way assist, a Restricted Business; or

(b)	at any time during the period of thirty six months commencing on the Completion Date:

(i)	canvass, solicit or otherwise seek the custom of any Restricted Customer for the purpose of competing with the Business (or any part of it) as it was carried on at the Completion Date; or

(ii)	induce or attempt to induce a Restricted Customer to cease or refrain from conducting business with, or to reduce the amount of business conducted with or to vary adversely the terms upon which it conducts business with the Company or any of the Subsidiaries, or do any other thing which is reasonably likely to have such an effect; or

(c)	at any time during the period of thirty six months commencing on the Completion Date, have any business dealings with a Restricted Customer in connection with the provision of goods or services to that Restricted Customer in competition with the Business (or any part of it) as it was carried on at the Completion Date; or

(d)	at any time during the period of eighteen months commencing on the Completion Date:

(i)	offer employment to, enter into a contract for the services of, or otherwise entice or attempt to entice away from the Company or any of the Subsidiaries, any Restricted Person; or

(ii)	procure or facilitate the making of any such offer or attempt by any other person in relation to a Restricted Person; or

save for any Restricted Person whose employment is terminated by the Company or the Buyer or that person’s employing company on or following Completion and whom the Buyer has agreed any Seller may offer employment to or enter into a contract for the services of, and in such circumstances the Buyer’s agreement shall not be unreasonably withheld or delayed;

(e)	at any time after Completion, use in the course of any business:

(i)	the words “kidsunlimited”; or

(ii)	any trade or service mark, business or domain name, design or logo which, at Completion, was or had been used by the Company or any of the Subsidiaries in connection with the Business; or

(iii)	anything which is, in the reasonable opinion of the Buyer, capable of confusion with such words, mark, name, design or logo; or

(f)	at any time after Completion, do or say anything that may be harmful to the reputation of the Company or any of the Subsidiaries.

12.3	The covenants in clause 12.2 are intended for the benefit of, and shall be enforceable by, each of the Buyer, the Company and the Subsidiaries and apply to actions carried out by a Warrantor in any capacity (including as shareholder, partner, director, principal, consultant, officer, employee, agent or otherwise) and whether directly or indirectly, on the Warrantor’s own behalf or on behalf of, or jointly with, any other person.

12.4	Nothing in clause 12.2 shall prevent any Warrantor from holding for investment purposes only:

(a)	units of any authorised unit trust; or

(b)	not more than 3% of any class of shares or securities of any company traded on a recognised investment exchange (within the meaning of FSMA).

12.5	Each of the covenants in clause 12.2 is a separate undertaking by each Warrantor in relation to himself and his interests and shall be enforceable by the Buyer, the Company and the Subsidiaries separately and independently of their right to enforce any one or more of the other covenants contained in that clause.

12.6	The parties acknowledge that the Warrantors have confidential information relating to the Business and that the Buyer is entitled to protect the goodwill of the Business as a result of buying the Sale Shares. Accordingly, each of the covenants in clause 12.2 is considered fair and reasonable by the parties, but if any restriction is found to be void or unenforceable, but would be valid and enforceable if any part of it were deleted, the restriction shall apply with the minimum deletion necessary to make it valid and enforceable.

12.7	The consideration for the covenants contained in clause 12.2 is included in the Purchase Price.

13.	CONFIDENTIALITY AND ANNOUNCEMENTS

13.1	Each Seller severally undertakes to each of the Buyer, the Company and the Subsidiaries that he shall:

(a)	keep confidential the terms of this agreement and all trade secrets and confidential information that he has acquired about the Company, the Subsidiaries and any member of the Buyer’s Group; and

(b)	not make any use of such information, other than for the purposes contemplated by this agreement.

13.2	The Buyer undertakes to each Seller to keep confidential the terms of this agreement and all confidential information and trade secrets that it has acquired about that Seller, and to use such information only for the purposes contemplated by this agreement.

13.3	Each Seller severally undertakes to each of the other Sellers to keep confidential the terms of this agreement and all confidential information that he has acquired about that Seller and to use the information only for the purposes contemplated by this agreement.

13.4	Nothing in this agreement shall be construed as imposing on the Buyer an obligation to keep confidential, or restrict its use after Completion, of any information relating to the Company or any of the Subsidiaries save where such information relates to any of the Sellers or their investment in the Company.

13.5	Notwithstanding any other provision of this agreement, no party shall be obliged to keep confidential or to restrict its use of any information that:

(a)	is or becomes public knowledge other than as a direct or indirect result of the information being disclosed in breach of this agreement; or

(b)	is received by a party on a non-confidential basis from a person who is not connected with the party to whom the information relates and who is not under an obligation of confidence in respect of that information, or is otherwise prohibited from disclosing the information.

13.6	Any party may disclose any information that it is otherwise required to keep confidential under this clause 13:

(a)	to such of its professional advisers, consultants and (where applicable) employees or officers (or those of its Group), to the extent necessary to enable them to advise on this agreement, or to facilitate the Transaction, provided that the disclosing party procures that each person to whom the information is disclosed keeps it confidential as if they were that party; or

(b)	in the case of the Buyer only, to a proposed transferee of the Sale Shares for the purpose of enabling the proposed transferee to evaluate the proposed transfer; or

(c)	in the case of the Buyer only, to its funders, potential investors and their respective professional advisers or consultants in connection with the financing of the Transaction, or any subsequent share issue or fund raising by the Buyer’s ultimate parent company; or

(d)	with the prior consent in writing of all the other parties; or

(e)	if such information relates to one party only, with the prior consent in writing of that party; or

(f)	to confirm that the Transaction has taken place, or the date of the Transaction (but without otherwise revealing any other terms of the Transaction or making any other announcement); or

(g)	to the extent that the disclosure is required:

(i)	by the laws of any jurisdiction to which the disclosing party is subject; or

(ii)	by an order of any court of competent jurisdiction, or any regulatory, judicial, governmental or similar body, or any Taxation Authority or securities exchange of competent jurisdiction; or

(iii)	to make any filing with, or obtain any authorisation from, a regulatory, governmental or similar body, or any Taxation Authority or securities exchange of competent jurisdiction (including reporting to the New York Stock Exchange in relation to 8-k disclosures, quarterly reporting and registration statements); or

(iv)	to protect the disclosing party’s interest in any legal proceedings,

PROVIDED that in each case, the disclosing party shall use reasonable endeavours to consult the other parties and to take into account any reasonable requests they may have in relation to the disclosure before making it.

13.7	Save as otherwise expressly provided in this agreement, or agreed in writing by all the parties, no party shall issue any press release or make any other public announcement relating to this agreement or the Transaction other than in the terms of the Agreed Announcement.

13.8	The Buyer may, at any time after Completion announce its acquisition of the Sale Shares to any employees, clients, customers or suppliers of the Company, the Subsidiaries or any other member of the Buyer’s Group in the terms of the Agreed Announcement and the ISIS Sellers and LDC may at any time after Completion disclose the sale of their shares in the capital of the Company to any beneficial owner of such shares, or any member of their respective Groups, in the terms of the Agreed Announcement (any such disclosure by way of public announcement should be first agreed with the Buyer).

14.	FURTHER ASSURANCE

14.1	Each Seller shall (at its own expense) promptly execute and deliver such documents, perform such acts and do such things as the Buyer may reasonably require following the date of this agreement for the purpose of effecting a transfer of title to the Sale Shares listed against that Seller’s name at Part 1 of Schedule 1 to the Buyer.

14.2	Each Seller severally undertakes to the Buyer that, if and for so long as he remains the registered holder of any of the Sale Shares after Completion, he shall:

(a)	hold such Sale Shares together with all dividends and any other distributions of profits, surplus or other assets in respect of such Sale Shares and all rights arising out of or in connection with them, in trust for the Buyer;

(b)	at all times after Completion, deal with and dispose of such Sale Shares, dividends, distributions, assets and rights as the Buyer shall direct;

(c)	exercise all voting rights attached to such Sale Shares in such manner as the Buyer shall direct; and

(d)	if required by the Buyer, execute all instruments of proxy or other documents as may be necessary to enable the Buyer to attend and vote at any meeting of the Company.

15.	ASSIGNMENT

15.1	Subject to the provisions clause 15.3, this agreement is personal to the parties and no party shall assign, transfer, mortgage, charge, declare a trust of, or deal in any other manner with any or all of its rights and obligations under this agreement (or any other document referred to in it).

15.2	Each party confirms it is acting on its own behalf and not for the benefit of any other person.

15.3	The Buyer may assign its rights (but not its obligations) under this agreement (or any document referred to in this agreement) to:

(a)	another member of its Group; or

(b)	any lender by way of security; or

(c)	any person to whom the Sale Shares are sold or transferred by the Buyer following Completion provided that such assignment does not increase the liability of any Seller hereunder.

15.4	If there is an assignment of the Buyer’s rights in accordance with clause 15.3:

(a)	the Sellers may discharge their obligations under this agreement to the Buyer until they receive notice of the assignment; and

(b)	the assignee may enforce this agreement as if it were named in this agreement as the Buyer, but the Buyer shall remain liable for any obligations under this agreement.

16.	ENTIRE AGREEMENT

16.1	This agreement together with any documents referred to in it as being in the agreed form (together the “Transaction Documents”) constitute the entire agreement between the parties and supersede and extinguish all previous discussions, correspondence, negotiations, drafts, agreements, arrangements and understandings between them, whether written or oral, relating to its subject matter.

16.2	The Buyer and the Company acknowledge and agree that in entering into this agreement, and the other Transaction Documents, they have not relied on and have no remedy in equity, contract, tort, under the Misrepresentation Act 1967 or otherwise in respect of, any representation other than as set out in this agreement.

17.	VARIATION AND WAIVER

17.1	No variation of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

17.2	A waiver of any right or remedy under this agreement is only effective if it is given in writing and is signed by the person waiving such right or remedy. Any such waiver shall apply only to the person to whom the waiver is addressed and to the circumstances for which it is given and shall not be deemed a waiver of any subsequent breach or default.

17.3	A failure or delay by any person to exercise any right or remedy provided under this agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict any further exercise of that or any other right or remedy.

17.4	No single or partial exercise of any right or remedy provided under this agreement or by law shall preclude or restrict the further exercise of that or any other right or remedy.

17.5	A person that waives any right or remedy provided under this agreement or by law in relation to one party, or takes or fails to take any action against that party, does not affect its rights or remedies in relation to any other party.

17.6	The Buyer may take action against, grant time or other indulgence to, or release, compromise or compound in whole or part the liability of, any one or more of the Sellers in respect of any warranty, indemnity, representation or other obligation under this agreement without affecting the liability of any of the other Sellers who are liable (whether jointly and severally or otherwise) in respect of that warranty, indemnity, representation or other obligation.

18.	COSTS

Except as expressly provided in this agreement, each party shall pay its own costs and expenses incurred in connection with the negotiation, preparation and execution of this agreement (and any documents referred to in it), including for the avoidance of doubt any costs related to pre-completion reorganisations and other, tax/ exit planning measures.

19.	NOTICE

19.1	A notice given to a party under this agreement:

(a)	shall be sent to the relevant party for the attention of the contact and to the address specified in Part 1 of Schedule 1 or clause 19.3 (as the case may be), or such other address or person as that party may notify to the others in accordance with the provisions of this clause 19; and

(b)	shall be:

(i)	delivered by hand; or

(ii)	sent by pre-paid first class post, recorded delivery or special delivery; or

(iii)	sent by airmail (if the notice is to be served by post to an address outside the country from which it is sent).

19.2	Any notice to be given under this agreement to or by some or all of the Management Shareholders or the Warrantors is deemed to have been properly given if it is given to or by the Sellers’ Representative specified in clause 19.3.

19.3	The addresses for service of notices on the Sellers’ Representative, the Buyer and LDC are:

(a)	Sellers’ representative

(i)	name: Rosamund Marshall

(ii)	address: Springfield House, Chalford, GL6 8NW.

(b)	Buyer

(i)	address: Bright Horizons Family Solutions, 2 Crown Court, Rushden, Northamptonshire NN10 6BS

(ii)	for the attention of: Ann Kaminstein

(c)	LDC

(i)	address: One Vine Street, London, W1J 0AH

(ii)	for the attention of: Steve Harrison

19.4	A party may change its details for service of notices as specified in clause 19.3 by giving notice in writing to each of the other parties, provided that the address for service is an address in the UK following any change. Any notice of a change to the identity of the Sellers’ representative must be signed by all the Warrantors to be effective. Any change notified pursuant to this clause shall take effect at 9.00 am on the later of:

(a)	the date (if any) specified in the notice as the effective date for the change; or

(b)	five Business Days after deemed receipt of the notice of change.

19.5	A notice is deemed to have been received (provided that all other requirements in this clause have been satisfied):

(a)	if delivered by hand, at the time of delivery; or

(b)	if sent by pre-paid first class post, recorded delivery or special delivery to an address in the UK, two Business Days after posting; or

(c)	if sent by airmail to an address outside the country from which it is sent, five Business Days from the date of posting; or

(d)	if deemed receipt under the previous paragraphs of this clause 19.5 is not within business hours (meaning 9.00 am to 5.00 pm Monday to Friday on a day that is not a public holiday in the place of receipt), when business next starts in the place of deemed receipt. For the purposes of this clause, all references to time are to local time in the place of deemed receipt.

19.6	To prove service, it is sufficient to prove that:

(a)	if delivered by hand, the notice was delivered to the correct address; or

(b)	if sent by post or by airmail, the envelope containing the notice was properly addressed, paid for and posted.

19.7	The provisions of this clause 19 do not apply to the service of any proceedings or other documents in any legal action or proceedings.

20.	INTEREST

20.1	If a party fails to make any payment due to any other party under this agreement by the due date for payment, then the defaulting party shall pay interest on the overdue amount at the rate of 2% per annum above Lloyds Bank plc’s base lending rate from time to time. Such interest shall accrue on a daily basis from the due date until actual payment of the overdue amount, whether before or after judgment. The defaulting party shall pay the interest together with the overdue amount.

21.	SEVERANCE

21.1	If any court or competent authority finds that any provision of this agreement (or part of any provision) is void, invalid, illegal or unenforceable, that provision or part-provision shall, to the extent required, be deemed to be deleted, and the validity and enforceability of the other provisions of this agreement (and, as the case may be, the remainder of the relevant provision) shall not be affected.

21.2	If any void, invalid, unenforceable or illegal provision of this agreement would be valid, enforceable and legal if some part of it were deleted, the provision shall apply with the minimum deletion necessary to make it legal, valid and enforceable.

22.	AGREEMENT SURVIVES COMPLETION

This agreement (other than obligations that have already been fully performed) remains in full force after Completion.

23.	THIRD PARTY RIGHTS

23.1	Except as expressly provided in clause 23.2 or elsewhere in this agreement, a person who is not a party to this agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement.

23.2	The following provisions are intended to benefit future buyers of the Sale Shares and (to the extent that they are identified in the relevant clauses as recipients of rights or benefits under that clause), the Company, the Subsidiaries and the Officers (as defined in clause 8.7), and shall be enforceable by each of them to the fullest extent permitted by law:

(a)	Clause 8 and Schedule 5 (subject to clause 9);

(b)	Clause 10 and Schedule 6;

(c)	Clause 11;

(d)	Clause 12;

(e)	Clause 13; and

(f)	Clause 20.

23.3	The rights of the parties to terminate, rescind or agree any variation, waiver or settlement under this agreement are not subject to the consent of any other person.

24.	SUCCESSORS

This agreement (and the documents referred to in it) are made for the benefit of the parties and their successors and permitted assigns, and the rights and obligations of the parties under this agreement shall continue for the benefit of, and shall be binding on, their respective successors and permitted assigns.

25.	COUNTERPARTS

25.1	This agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

25.2	No counterpart shall be effective until each party has executed at least one counterpart.

26.	REMEDIES

Except as expressly provided in this agreement, the rights and remedies provided under this agreement are in addition to, and not exclusive of rights or remedies provided by law.

27.	GOVERNING LAW AND JURISDICTION

27.1	This agreement and any dispute or claim arising out of or in connection with its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

27.2	The parties irrevocably agree that the courts of England and Wales shall have non-exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes and claims).

This agreement has been entered into on the date stated at the beginning of it.

Schedule 1 Particulars of Sellers, Warrantors and Loan Notes

Part 1. Particulars of Sellers

(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)
Shareholder	A Ordinary £1.00	A Preferred Ordinary £1,000	B Ordinary £1	B preferred ordinary £0.001	C Ordinary £1	D Ordinary £1	E Ordinary £0.0001	Purchase Price
INSTITUTIONS
Lloyds Development Capital (Holdings) Limited One Vine Street, London, W1J 0AH	18,562	1	0	0	0	0	799,490,554	65.56
LDC Parallel (Nominees) Limited One Vine Street, London, W1J 0AH	0	0	3,938	0	0	0	0	0
ISIS SELLERS
ISIS 11 2001 L.P. acting by FIS Nominee Limited 100 Wood Street, London, EC2V 7AN	0	0	0	0	0	0	55,201,119	0
ISIS 2001 GmbH & Co KG acting by FIS Nominee Limited 100 Wood Street, London, EC2V 7AN	0	0	0	0	0	0	6,049,382	0
Baronsmead VCT plc 100 Wood Street, London, EC2V 7AN	0	0	0	0	0	0	6,533,390	0

(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)
Baronsmead VCT2 plc 100 Wood Street, London, EC2V 7AN	0	0	0	0	0	0	6,533,390	0
Baronsmead VCT3 plc 100 Wood Street, London, EC2V 7AN	0	0	0	0	0	0	6,533,391	0
DIRECTOR SHAREHOLDERS
Rosamund Marshall Springfield House, Chalford, GL6 8NW	0	0	0	103,678	308	3,813	0	0
Jeremy Clark Bramble Cottage, 3 Oak Bank, Willington Road, Tarporley, Cheshire, CW6 0ND	0	0	0	282,760	785	2,258	0	0
Darren Powell 31 Meadowgate, Roe Green, Worsley, Manchester, M28 2RB	0	0	0	12,711	33	404	0	0
Catherine Houghton 6a Chorlton Green, Manchester, M21 9HS	0	0	0	13,689	41	504	0	0
MANAGEMENT SHAREHOLDERS
Bronwen Burton 2 Dunline Rise, Macclesfield, Cheshire, SK10 2SP	0	0	0	3,151	2	19	0	0
David Casson 382 South Ferry Quay, Liverpool Docklands, Liverpool, L3 4EL	0	0	0	3,151	2	19	0	0

(1)	(2)	(3)	(4)	(5)		(6)		(7)		(8)	(9)
Sinead Johnson 80 Tenniswood Road, Enfield, Greater London, EN1 3HE	0	0	0	4,465		2		27		0	0
Annabel Jones Polgreen, Trelowth, St Austell, Cornwall, PL26 7DZ	0	0	0	3,678		2		22		0	0
Kevin Preece 13 Riverside Crescent, Holmes Chapel, Cheshire, CW4 7NR	0	0	0	3,151		2		19		0	0
Cary Rankin 387 Garstang Road, Fulwood, Preston, Lancashire, PR2 3LN	0	0	0	4,465		2		27		0	0
Caroline Wright East Barn, The Street, Hepworth, Bury St Edmunds, IP22 9PS	0	0	0	2,101		1		13		0	0
EMPLOYEE BENEFIT TRUST
Kids Corporate Trustees Limited Kidsunlimited, Pentland House, Summerfields Village Centre, Dean Row Road, Wilmslow, Cheshire, SK9 2TA	0	0	0	0		0		0		0	0
BENEFICIAL SHAREHOLDERS
Geoffrey Marshall acting by Rosamund Marshall	0	0	0	43,808	*	130	*	1,611	*	0	0
Juliet Clark acting by Jeremy Clark	0	0	0	27,380	**	83	**	1,007	**	0	0

TOTAL	18,562	1	3,938	437,000		1,180		7,125		880,341,226	65.56

TOTAL INCLUDING SHARES HELD BY RETIRED SHAREHOLDERS	18,562	1	3,938	6,508,000		17,500		8,250		880,341,226	65.56

*	Beneficial interest only – legal title held by Rosamund Marshall and taken into account in the number of shares held by Rosamund Marshall
**	Beneficial interest only – legal title held by Jeremy Clark and taken into account in the number of shares held by Jeremy Clark

Part 2. Particulars of Warrantors

Rosamund Marshall

Jeremy Clark

Darren Powell

Catherine Houghton

Part 3. Particulars of Loan Notes

(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)
Loan Note Holder	Vendor Loan Note Principal	Vendor Loan Note Interest	Vendor Loan Note Withholding Tax	A Loan Note Principal	A Loan Note Interest	B Loan Note Principal	B Loan Note Interest
INSTITUTIONS
Lloyds Development Capital (Holdings) Limited	0	0	0	13,111,582	8,404,603.62	2,700	2,142,858.84
ISIS SELLERS
ISIS 11 2001 L.P. acting by FIS Nominees Limited	1,004,074	490,452.73	98,090.55	0	0	0	0
ISIS 2001 GmbH & Co KG acting by FIS Nominees Limited	110,026	53,748.07	10,749.61	0	0	0	0
Baronsmead VCT plc	118,833	58,047.87	0	0	0	0	0
Baronsmead VCT2 plc	118,833	58,047.87	0	0	0	0	0
Baronsmead VCT3 plc	118,833	58,047.87	0	0	0	0	0
DIRECTOR SHAREHOLDERS
Rosamund Marshall	0	0	0	0	0	1,273,757	201,632.25
Geoffrey Marshall	0	0	0	0	0	932,000	167,924
Jeremy Clark	0	0	0	0	0	796,062	126,016.33
Juliet Clark	0	0	0	0	0	582,500	104,953
Darren Powell	0	0	0	0	0	270,280	28,020.16
Catherine Houghton	0	0	0	0	0	291,250	26,565.59
MANAGEMENT SHAREHOLDERS
Bronwen Burton	0	0	0	0	0	67,063	11,167.91
David Casson	0	0	0	0	0	67,063	11,167.91
Sinead Johnson	0	0	0	0	0	95,006	15,821.17
Annabel Jones	0	0	0	0	0	78,240	13,029.22
Kevin Preece	0	0	0	0	0	67,063	11,167.91
Cary Rankin	0	0	0	0	0	95,006	15,821.17
Caroline Wright	0	0	0	0	0	44,709	7,445.31
EBT	0	0	0	0	0	0	105,227.13

TOTAL	1,470,599	718,344.41	108,840.16	13,111,582	8,404,603.62	4,662,699	2,988,817.9

(1)	(9)	(10)	(11)	(12)	(13)	(14)	(15)	(16)
Loan Note Holder	B Loan Note Withholding Tax	C Loan Note Principal	C Loan Note Interest	PAYE and Employee’s National Insurance	First Escrow Account Contribution	Proportion Return From First Escrow Account %	Second Escrow Account Contribution	Proportion Return From Second Escrow Account %
INSTITUTIONS
Lloyds Development Capital (Holdings) Limited	0.00	907,735	1,131,891.12	0	321,429	64.29	1,478,571	64.29
ISIS SELLERS
ISIS 11 2001 L.P. acting by FIS Nominees Limited	0	0	0	0	0	0	0	0
ISIS 2001 GmbH & Co KG acting by FIS Nominees Limited	0	0	0	0	0	0	0	0
Baronsmead VCT plc	0	0	0	0	0	0	0	0
Baronsmead VCT2 plc	0	0	0	0	0	0	0	0
Baronsmead VCT3 plc	0	0	0	0	0	0	0	0
DIRECTOR SHAREHOLDERS
Rosamund Marshall	40,326.45	234,543	0	110,235.21	85,066	17.01	391,301	17.01
Geoffrey Marshall	33,584.80	171,614	0	80,658.58	0	0	0	0
Jeremy Clark	25,203.27	146,583	0	68,894.01	53,164	10.63	244,556	10.63%
Juliet Clark	20,990.60	107,259	0	50,411.73	0	0	0
Darren Powell	5,604.03	49,768	0	23,390.96	9,931	1.99	45,682	1.99%
Catherine Houghton	5,313.12	53,629	0	25,205.63	10,598	2.12	48,750	2.12%
MANAGEMENT SHAREHOLDERS
Bronwen Burton	2,233.58	12,349	0	5,186.58	2,584	0.52	11,888	0.52%
David Casson	2,233.58	12,349	0	5,186.58	2,584	0.52	11,888	0.52%
Sinead Johnson	3,164.23	17,494	0	7,347.48	3,661	0.73	16,841	0.73%
Annabel Jones	2,605.84	14,407	0	6,050.94	3,015	0.60	13,869	0.60%
Kevin Preece	2,233.58	12,349	0	5,186.58	2,584	0.52	11,888	0.52%
Cary Rankin	3,164.23	17,494	0	7,347.48	3,661	0.73	16,841	0.73%
Caroline Wright	1,489.06	8,232	0	3,457.44	1,723	0.34	7,925	0.34%
EBT	0	0	0	44,195.39	0	0	0	0

TOTAL	148,146.37	1,765,805	1,131,891.12	442,754.59	500,000	100	2,300,000	100.00%

Part 4. Particulars of Retired Shareholders

(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)
Shareholder	A Ordinary £1.00	A Preferred Ordinary £1,000	B Ordinary £1	B preferred ordinary £0.001	C Ordinary £1	D Ordinary £1	E Ordinary £0.0001	Purchase Price
RETIRED SHAREHOLDERS
Graham Smith	0	0	0	5,163,000	13,870	1,000	0	0
James Pearson	0	0	0	828,000	2,236	0	0	0
Jennifer Haywood	0	0	0	80,000	214	125	0	0

Total	0	0	0	6,071,000	16,320	1,125	0	0

Schedule 2 Particulars of the Company and the Subsidiaries

Part 1. The Company

Name:	Kidsunlimited Group Limited

Company number:	06481383

Date of incorporation:	23 January 2008

Place of incorporation:	England

Registered Office:	kidsunlimited, Pentland House, Summerfields Village Centre, Dean Row Road, Wilmslow, Cheshire SK9 2TA

Authorised Share Capital:	£143,792.12

Issued Share Capital:	18,562 A ordinary shares of £1 each
1 A preferred ordinary share of £1000
3,938 B ordinary shares of £1 each
6,508,000 B preferred ordinary shares of £0.001 each
17,500 C ordinary shares of £1 each
8,250 D ordinary shares of £1 each
880,341,226 E ordinary shares of £0.0001 each
A total of 886,897,477 shares with an aggregate nominal value of £143,792.12

Shareholders:	see separate details of the Sellers at Schedule 3

Directors:	Jeremy Clark
Steven Harrison
Catherine Houghton
Rosamund Marshall
Darren Powell

Secretary:	Claire Chadwick

Accounting Reference Date:	30 April

Auditors:	PricewaterhouseCoopers LLP

Bankers:	Barclays Bank plc

Registered Charges:	Group Debenture – Barclays Bank plc as Security Agent dated 04/04/2008

LNG Charge over Cash Collateral Account – Barclays Bank plc dated 04/04/2008

Insurance Assignment of Key-Man Policies – Barclays Bank plc dated 11/06/2008

Insurance Assignment of Key-Man Policies – Barclays Bank plc as Security Agent dated 01/07/2008

Status:	Holding company

Part 2

Name:	Kids of Wilmslow Limited

Previous names:	Kidsunlimited Limited (changed 27 February 2012)

Company number:	04210086

Date of incorporation:	2 May 2001

Place of incorporation:	England

Registered Office:	kidsunlimited, Pentland House, Summerfields Village Centre, Dean Row Road, Wilmslow, Cheshire SK9 2TA

Authorised Share Capital:	£130,283.50

Issued Share Capital:	4,823,649 ordinary shares of £0.01 each
6,413,976 A ordinary shares of £0.01 each
114,374 deferred A ordinary shares of £0.01 each
1,487,500 preference shares of £0.01 each

A total of 12,839,499 shares with an aggregate nominal value of £128,394.99

Shareholders:	Kidsunlimited Group Limited

Directors:	Jeremy Clark
Catherine Houghton
Rosamund Marshall
Darren Powell

Secretary:	Claire Chadwick

Accounting Reference Date:	30 April

Auditors:	PricewaterhouseCoopers LLP

Bankers:	Barclays Bank plc

Registered Charges:	Group Debenture – Barclays Bank plc as Security Agent dated 04/04/2008

Status:	Holding company

Name:	Kids Corporate Trustees Limited

Company number:	06880315

Date of incorporation:	17 April 2009

Place of incorporation:	England

Registered Office:	kidsunlimited, Pentland House, Summerfields Village Centre, Dean Row Road, Wilmslow, Cheshire SK9 2TA

Authorised Share Capital:	£100

Issued Share Capital:	1 ordinary share of £1

Shareholders:	Kidsunlimited Group Limited

Directors:	Steven Harrison
Rosamund Marshall

Secretary:	Claire Chadwick

Accounting Reference Date:	30 April

Auditors:	PricewaterhouseCoopers LLP

Bankers:	Barclays Bank plc

Registered Charges:	None

Status:	Dormant company

Name:	Kids (Warrington and Luton) Limited

Company number:	02745667

Date of incorporation:	2 September 1992

Place of incorporation:	England

Registered Office:	kidsunlimited, Pentland House, Summerfields Village Centre, Dean Row Road, Wilmslow, Cheshire SK9 2TA

Authorised Share Capital:	£100,000

Issued Share Capital:	50,001 ordinary shares of £1 each

Shareholders:	Kids of Wilmslow Limited

Directors:	Jeremy Clark
Catherine Houghton
Rosamund Marshall
Darren Powell

Secretary:	Claire Chadwick

Accounting Reference Date:	30 April

Auditors:	PricewaterhouseCoopers LLP

Bankers:	Barclays Bank plc

Registered Charges:	Group Debenture – Barclays Bank plc as Security Agent dated 04/04/2008

Status:	Trading company

Name:	Kidsunlimited Limited

Previous name:	Kids of Wilmslow Limited (changed 27 February 2012)

Company number:	02102771

Date of incorporation:	24 February 1987

Place of incorporation:	England

Registered Office:	kidsunlimited, Pentland House, Summerfields Village Centre, Dean Row Road, Wilmslow, Cheshire SK9 2TA

Authorised Share Capital:	£1,826,065.50

Issued Share Capital:	400,000 A cumulative redeemable preference shares of £1 each
700,000 B cumulative redeemable preference shares of £1 each
655,801 Deferred ordinary shares of £0.75 each
567,093 A ordinary shares of £0.25 each
88,708 B ordinary shares of £0.25 each
281,058 cumulative participating preferred ordinary shares £0.25 each

Total 2,692,660 with an aggregate nominal value of £1,826,065.50

Shareholders:	Kids of Wilmslow Limited

Directors:	Jeremy Clark
Catherine Houghton
Rosamund Marshall
Darren Powell

Secretary:	Claire Chadwick

Accounting Reference Date:	30 April

Auditors:	PricewaterhouseCoopers LLP

Bankers:	Barclays Bank plc

Registered Charges:	Rent Deposit Deed – Travelex Global and Financial Services Limited dated 20/10/2003

Group Debenture – Barclays Bank plc as Security Agent dated 04/04/2008

Status:	Trading company

Name:	Clairmont House Limited

Company number:	06458671

Date of incorporation:	20 December 2007

Place of incorporation:	England

Registered Office:	kidsunlimited, Pentland House, Summerfields Village Centre, Dean Row Road, Wilmslow, Cheshire SK9 2TA

Authorised Share Capital:	£1,000

Issued Share Capital:	1 ordinary share of £1

Shareholders:	Kids of Wilmslow Limited

Directors:	Jeremy Clark
Catherine Houghton
Rosamund Marshall
Darren Powell

Secretary:	Claire Chadwick

Accounting Reference Date:	30 April

Auditors:	PricewaterhouseCoopers LLP

Bankers:	Barclays Bank plc

Registered Charges:	Group Debenture – Barclays Bank plc dated 04/04/2008

Supplemental Legal Charge – Barclays Bank plc dated 28/10/2008

Status:	Dormant company

Name:	Kids Properties Limited

Company number:	02961549

Date of incorporation:	23 August 1994

Place of incorporation:	England

Registered Office:	kidsunlimited, Pentland House, Summerfields Village Centre, Dean Row Road, Wilmslow, Cheshire SK9 2TA

Authorised Share Capital:	£100,000

Issued Share Capital:	1,001 ordinary shares of £1 each

Shareholders:	Kids (Warrington and Luton) Limited

Directors:	Jeremy Clark
Catherine Houghton
Rosamund Marshall
Darren Powell

Secretary:	Claire Chadwick

Accounting Reference Date:	30 April

Auditors:	PricewaterhouseCoopers LLP

Bankers:	Barclays Bank plc

Registered Charges:	Group Debenture – Barclays Bank plc as Security Agent dated 04/04/2008

Status:	Dormant company

Name:	Tadpoles Nurseries Limited

Company number:	02794867

Date of incorporation:	2 March 1993

Place of incorporation:	England

Registered Office:	kidsunlimited, Pentland House, Summerfields Village Centre, Dean Row Road, Wilmslow, Cheshire SK9 2TA

Authorised Share Capital:	£100

Issued Share Capital:	100 ordinary shares of £1 each

Shareholders:	Kidsunlimited Limited

Directors:	Jeremy Clark
Catherine Houghton
Rosamund Marshall
Darren Powell

Secretary:	Claire Chadwick

Accounting Reference Date:	30 April

Auditors:	PricewaterhouseCoopers LLP

Bankers:	Barclays Bank plc

Registered Charges:	Group Debenture – Barclays Bank plc as Security Agent dated 04/04/2008

Status:	Trading company

Name:	Nursery Education for Employment Development Limited

Company number:	02667954

Date of incorporation:	3 December 1991

Place of incorporation:	England

Registered Office:	kidsunlimited, Pentland House, Summerfields Village Centre, Dean Row Road, Wilmslow, Cheshire SK9 2TA

Authorised Share Capital:	£23,730

Issued Share Capital:	23,729 ordinary shares of £1

Shareholders:	Kidsunlimited Limited

Directors:	Jeremy Clark
Catherine Houghton
Rosamund Marshall
Darren Powell

Secretary:	Claire Chadwick

Accounting Reference Date:	30 April

Auditors:	PricewaterhouseCoopers LLP

Bankers:	Barclays Bank plc

Registered Charges:	Group Debenture – Barclays Bank plc as Security Agent dated 04/04/2008

Assignment by way of Security – Barclays Bank plc as Security Trustee for the Secured Parties dated 28/10/2008

Status:	Trading company

Schedule 3 Completion

Part 1. What the Sellers shall deliver to the Buyer at Completion

1.	At Completion, each Seller shall deliver or cause to be delivered to the Buyer the following:

(a)	transfers of the Sale Shares, set opposite that Seller’s name at Part 1 of Schedule 1, in agreed form, executed by the registered holder in favour of the Buyer;

(b)	the share certificates for the Sale Shares, set opposite that Seller’s name at Part 1 of Schedule 1, in the names of the registered holders or an indemnity, in agreed form, for any lost certificates;

(c)	an irrevocable power of attorney, in agreed form, given by that Seller in favour of the Buyer to enable the attorney (or its proxies) to exercise all voting and other rights attaching to the Sale Shares, set opposite that Seller’s name at Part 1 of Schedule 1, before the transfer of these Sale Shares is registered in the register of members of the Company;

(d)	the original or a duly certified copy of any power of attorney under which any document to be delivered to the Buyer by that Seller under this paragraph 1 has been executed.

2.	At Completion the Warrantors shall deliver or cause to be delivered to the Buyer the following:

(a)	the share certificates in respect of all issued shares in the capital of each of the Subsidiaries;

(b)	the written resignation, in agreed form and executed as a deed, of the Directors and company secretaries of the Company and the Subsidiaries, from their respective offices with the Company or Subsidiary;

(c)	signed minutes, in agreed form, of each of the board meetings required to be held pursuant to Part 2 of this Schedule 3;

(d)	transfers of the shares, set opposite the Retired Sellers’ names at Part 1 of Schedule 1, in agreed form, executed (in the case of Jennifer Haywood, by an attorney appointed by the Company on behalf of Jennifer Haywood) in favour of the Buyer;

(e)	confirmation all charges, mortgages, debentures and guarantees to which the Company or any of the Subsidiaries is a party and which are listed at Schedule 2 and, in relation to each such instrument and any covenants connected with it:

(i)	a sealed discharge or release in agreed form; and

(ii)	if applicable, a sworn and completed Form MR04 (statement of satisfaction in full or in part of mortgage or charge);

(f)	the Disclosure Letter, duly executed by each of the Warrantors;

(g)	the Escrow Letters, duly executed by LDC and the Sellers’ Representative;

(h)	the LDC Deed of Release, duly executed by the Company, the Management Sellers, the Warrantors and LDC;

(i)	the ISIS Deed of Release, duly executed by the Company and the ISIS Sellers;

(j)	the Compromise Agreements duly executed by all parties thereto;

(k)	Notices of waiver from holders of options over C Loan Notes in the agreed form duly executed;

(l)	Notices of exercise from holders of options over C Loan Notes in the agreed form duly executed;

(m)	confirmation from Barclays of termination of the Hedging/Interest Rate Swap agreement.

Part 2. Matters for the board meetings at Completion

1.	The Warrantors shall cause a board meeting of the Company and each of the Subsidiaries to be held at Completion at which the following matters shall take place:

(a)	in the case of the Company only, the approval of the registration of the transfer of the Sale Shares and the Dragged Shares, subject only to the transfers being stamped at the cost of the Buyer;

(b)	acceptance of the resignations referred to in paragraph 2(b) of Part 1 of this Schedule 3 with effect from the end of the relevant board meeting;

(c)	approval of the appointment of the persons nominated by the Buyer as directors and company secretary of the Company and of each of the Subsidiaries with effect from the end of the relevant board meeting;

(d)	the address of the registered office of the Company and of each of the Subsidiaries shall be changed to such address as is required by the Buyer;

(e)	all existing instructions and authorities to the bankers of the Company and the Subsidiaries shall be revoked and replaced with new instructions and authorities as the Buyer requires; and

(f)	the accounting reference date of the Company is changed to 10 April.

Part 3

Obligations of the Buyer at Completion

1.	At Completion the Buyer shall procure that the Company will:

1.1	pay to Barclays Bank plc the sum of £10,785,864.44 in settlement of all liabilities of the Company and the Subsidiaries to Barclays Bank plc at Completion;

1.2	pay to the Sellers’ Solicitors the sum of £30,754,666.49 which comprises:-

(a)	the sums set out at columns (2), (5), (7) and (10) of Part 3 of Schedule 1 in satisfaction of the Company’s obligations to repay principal sums in respect of the redemption of the Loan Notes outstanding at Completion;

(b)	plus the sum of £65.56 in respect of the Sale Shares;

(c)	the sums set out at columns (3), (6), (8) and (11) of Part 3 of Schedule 1 in satisfaction of the Company’s obligation to repay interest on those Loan Notes redeemed as referred to at paragraph 1.2(a) above upon the redemption of such Loan Notes;

after deduction of:-

(d)	the amounts to be paid into the First Escrow Account and the Second Escrow Account as specified in columns (13) and (15) of Part 3 of Schedule 1;

(e)	any withholding which the Company is obliged to exercise in the amounts set out in column (12);

(f)	any the withholding which the Company is obliged to exercise in the amounts specified at column (4) and (9) of Part 3 of Schedule 1 being the sum of £256,986.53 in aggregate.

2.	Following Completion the Buyer shall procure that the Company will:

2.1	account to HMRC for the sums withheld from the payments referred to at paragraph 1.2 in the amounts specified at columns (4), and (9) of Part 3 of Schedule 1 within the time within which the Company is obliged by HMRC to remit such sums; and

2.2	account to HMRC for the PAYE income tax and employee’s national insurance contributions in the amounts which the Warrantors and the Management Shareholders have, in accordance with clause 3.3 directed be retained by the Company for the purposes of satisfying such liabilities (being in aggregate the sum of £398,559.20) as specified in column (12) of Part 3 of Schedule 1 along with any employer’s national insurance contributions required to be paid by the Company in each case as a result of the sums paid by the Company in redemption of C Loan Notes held by the Warrantors and the Management Shareholders such payment to be made in conjunction with the payroll payments made by the Company next following Completion; and

2.3

account to HMRC for the PAYE income tax and employee’s national insurance contributions retained in connection with bonuses payable to Claire Chadwick and Olivia Dyer as specified in column (12) of Part 3 of Schedule 1 being £44,195.39 along with any employer’s national insurance contributions payable by the Company in respect of the bonuses paid to them by Kids Corporate Trustees Limited on behalf of the Company from the payment of B Loan Note Interest paid to Kids Corporate Trustees

Limited (the gross amounts of such payments to each of Claire Chadwick and Olivia Dyer being £52,613.50) such payment to be made in conjunction with the payroll payments made by the Company next following Completion.

3.	At Completion the Buyer shall deliver or cause to be delivered to the Sellers the following:

(a)	the Escrow Letters duly executed by the Buyer;

(b)	the Disclosure Letter duly executed by the Buyer.

Schedule 4 Completion Accounts

Part 1. General

1.	DEFINITIONS

The definitions in this paragraph apply in this agreement.

Accounting Policies: the specific accounting principles, practices, policies and procedures set out in Part 3 of this Schedule.

Buyer PWC Costs: any costs, fees, expenses or charges of any nature paid by or which may become payable by the Company or any of the Subsidiaries to PriceWaterhouseCoopers in respect of work which the Buyer has requested PriceWaterhouseCoopers carry out in relation to in relation to the provision of audit & review services under United States Generally Accepted Auditing Standards, as set out in the draft letter of engagement dated 19 March 2013.

Completion Accounts: the consolidated balance sheet of the Company and the Subsidiaries as at the Completion Date and stating the amount of the Actual Working Capital prepared in accordance with and subject to the provisions of this Schedule and in the format set out at Part 2 of this Schedule 4 and any figures appearing in the column headed Actual Working Capital in the pro-forma at Part 2 of this Schedule 4 shall be the figure which appears in the Completion Accounts.

Draft Completion Accounts: a draft of the Completion Accounts prepared in accordance with the requirements of this Schedule.

Expert: a person appointed in accordance with paragraph 3 of Part 1 of this Schedule to resolve any dispute arising in the preparation of the Completion Accounts.

UK GAAP: generally accepted accounting principles applied in the UK, incorporating Statements of Standard Accounting Practice, Financial Reporting Standards and Urgent Issues Task Force Abstracts issued by the Accounting Standards Board in each case as in force at the date of this agreement.

2.	PREPARATION OF COMPLETION ACCOUNTS

2.1	The Warrantors shall use their reasonable endeavours to prepare the Draft Completion Accounts as soon as reasonably practical after the Completion Date and in any event not later than fifteen Business Days thereafter.

2.2	The Buyer shall give such assistance and access to information as the Warrantors may reasonably require to enable them to prepare the Draft Completion Accounts within the period referred to in paragraph 2.1 above.

2.3	Subject to the preparation of the Draft Completion Accounts in accordance with paragraph 2.1, the Warrantors shall deliver a copy of the Draft Completion Accounts to the Buyer no later than fifteen Business Days after the Completion Date.

2.4	The Buyer shall ensure that, within twenty Business Days starting on the day after delivery of the Draft Completion Accounts to the Buyer, the Buyer submits to the Sellers’ Representative a report stating whether or not it agrees with the Draft Completion Accounts (and in the case of disagreement, the areas of dispute) along with details of the Buyer’s proposed adjustments (including the quantum of the same) to the Draft Completion Accounts which in the Buyer’s opinion should be made in order for the Draft Completion Accounts to comply with this Schedule 4.

2.5	If the Buyer agrees the Draft Completion Accounts, or if the Buyer fails to notify the Sellers’ Representative within the period specified at paragraph 2.4 of this Schedule 4 whether it agrees or disagrees that the Draft Completion Accounts comply with this Schedule 4, the Completion Accounts shall then become final and binding on the parties for the purpose of this agreement.

2.6	If the Buyer disagrees with the Draft Completion Accounts, the parties shall endeavour to agree any matter in dispute. If the matter in dispute is resolved by agreement between the parties, the Buyer and the Sellers’ Representative shall certify the Draft Completion Accounts (subject to any amendment agreed between them) as being the Completion Accounts and they shall become final and binding for the purpose of this agreement. Once the Buyer has notified the Sellers’ Representative of any objection(s) in accordance with paragraph 2.4, the Buyer shall be entitled to raise new or additional objections but only up to the twenty Business Day period referred to at paragraph 2.4 and to the extent that the Buyer has not objected, the Buyer shall be deemed to have accepted the remainder of the Draft Completion Accounts.

2.7	If the parties are unable to resolve any disagreement within ten Business Days of the delivery of the report of the Buyer to the Sellers’ Representative, the disagreement shall be referred to an Expert.

2.8	Save as provided in paragraph 3.10, the Buyer and the Warrantors shall bear and pay their own costs incurred in connection with the preparation and agreement of the Draft Completion Accounts and Completion Accounts.

3.	EXPERT

3.1	An Expert is a person appointed in accordance with this paragraph 3 to resolve a dispute arising in relation to the Completion Accounts. An Expert will be a partner of at least ten years relevant experience at an independent firm of chartered accountants.

3.2	The Buyer and the Sellers’ Representative shall use their reasonable endeavours to agree on the identity and appointment of an independent Expert and to agree the terms of appointment with the Expert.

3.3	If the Buyer and the Sellers’ Representative are unable to agree on the identity of an Expert or the terms of his appointment within seven days of either the Buyer or the Sellers’ Representative serving details of a suggested expert on the other, either party may request the President for the time being of the Institute of Chartered Accountants in England & Wales to appoint a chartered accountant of repute with at least ten years relevant qualified experience as the Expert and agree the Expert’s terms of appointment.

3.4	The Expert shall prepare a written decision and give notice (including a copy) of the decision to the parties within a maximum of two weeks of the matter being referred to him.

3.5	If the Expert dies or becomes unwilling or incapable of acting, or does not deliver the decision within the time required by paragraph 3.4 then:

(a)	either party may apply to President for the time being of the Institute of Chartered Accountants in England & Wales to discharge the Expert and to appoint a replacement Expert with the required expertise; and

(b)	this paragraph 3.5 applies in relation to the new Expert as if he were the first Expert appointed.

3.6	The Buyer and the Sellers’ Representative are entitled to make submissions to the Expert and shall provide (or procure that others provide) the Expert with such assistance and documents as the Expert reasonably requires for the purpose of reaching a decision.

3.7	To the extent not provided for by this paragraph 3, the Expert may, in his reasonable discretion, determine such other procedures to assist with the conduct of the determination as he considers just or appropriate, including (to the extent he considers necessary) instructing professional advisers to assist him in reaching his determination. He shall determine only whether any of the arguments for the adjustments to be made to the Draft Completion Accounts put forward in the Buyer’s non-acceptance notice are correct in whole or in part and if so what alterations should be made to the Completion Accounts in order to correct the relevant inaccuracy in them.

3.8	The Buyer and the Sellers’ Representative with reasonable promptness, supply each other and the Expert with all information and give each other access to all documentation and personnel as each other reasonably requires to make a submission under this paragraph 3.

3.9	The Expert shall act as an expert and not as an arbitrator. The Expert’s terms of reference will be to determine any remaining matters in dispute between the parties, which may include any issue involving the interpretation of any provision of this agreement, his jurisdiction to determine the matters and issues referred to him or his terms of reference. The Expert’s written decision on the matters referred to him shall be final and binding in the absence of manifest error or fraud.

3.10	Each party shall bear its own costs in relation to the Expert. The Expert’s fees and any costs properly incurred by him in arriving at his determination (including any fees and costs of any advisers appointed by the Expert) shall be borne by the parties equally or in such other proportions as the Expert directs.

4.	BASIS OF COMPUTATION

4.1	The Completion Accounts shall be prepared (subject as otherwise provided) in the following order or priority:

(a)	in accordance with the Accounting Policies;

(b)	to the extent there is no conflict with paragraph 4.1(a) adopting the accounting bases, principles, policies, treatments and categorisation applied for the purposes of the Accounts provided always that such policies are in compliance with UK GAAP; and

(c)	to the extent there is no conflict with paragraphs 4.1(a) and 4.1(b), in accordance with UK GAAP.

For the avoidance of doubt, in the preparation of the Completion Accounts the terms of paragraph 4.1(a) shall take precedence over the terms of paragraph 4.1(b) and 4.1(c) and the provision of paragraph 4.1(b) shall take precedence over paragraph 4.1(c).

Part 2

Form and content of Completion Statement

	WORKING CAPITAL CALCULATION
Line	BALANCE SHEET CAPTIONS	Expected 10th April Mgt Accts (£)	Assumed 10th April Completion Accounts (£)	10th April Actual Completion Accounts (£)
	Current Assets
1	Trade Debtors	(287,000.00)	(287,000.00)	tbc

2	Other Debtors	93,000.00	93,000.00	tbc

3	Prepayments	1,289,000.00	1,289,000.00	tbc

4	Cash	3,089,500.00	3,089,500.00	tbc

5	Capex/FDD Contribution from Buyer	0.00	217,000.00	217,000.00

6	Deferred Tax	844,000.00	0.00	0.00

7	Stock	152,000.00	0.00	tbc

8	Total current assets (1 to 7)	5,180,500.00	4,401,500.00	tbc

	Current liabilities
9	Trade Creditors	(980,561.23)	(980,561.23)	tbc

10	Other Creditors (including long term loans and Loan Notes not discharged in accordance with Schedule 3)	(1,689,666.67)	(1,689,666.67)	tbc

11	Tax and Social Security	(364,000.00)	(364,000.00)	tbc

12	Corporation Tax	194,000.00	194,000.00	tbc

13	Accruals	(1,358,000.00)	(1,358,000.00)	tbc

14	Unredeemed Vouchers	(6,073,000.00)	(6,073,000.00)	tbc

15	Holiday Pay Accrual	(150,000.00)	(150,000.00)	(150,000.00)

16	Farringdon Road Provision	(1,226,000.00)	(1,226,000.00)	(1,226,000.00)

17	Crewe Provision	(372,000.00)	0.00	0.00

18	Directors Termination Costs	(140,000.00)	0.00	0.00

19	Employer’s NIC on C Options (if less than £125,000)	(104,000.00)	0.00	0.00

21	Toto Deal fees unpaid	(124,000.00)	(124,000.00)	tbc

22	General capex & Dilaps provision	0.00	(20,000.00)	(20,000.00)

23	Capex still to pay	0.00	(15,000.00)	tbc

24	Cakar settlement cost	(5,000.00)	(5,000.00)	tbc

25	Total current liabilities (9 to 24)	(12,392,227.90)	(11,811,227.90)	tbc

	Working capital (8 minus 25)	(7,211,727.90)	(7,409,727.90)	tbc

Part 3

Specific Accounting Treatments

1	The Completion Accounts will reflect the position of the Group on a consolidated basis as at close of business on the Completion Date.

2	The Completion Accounts shall be prepared with the same degree of care and attention that would customarily be adopted for statutory accounts prepared at a financial year end.

3	The provisions of this Schedule 4 shall be interpreted so as to avoid double counting (whether positive or negative) of any item to be included in the Completion Accounts and no minimum materiality limits and thresholds shall be applied in calculating the Debt at Completion and Actual Working Capital.

4	Matters which occur or come to light following Completion and prior to the expiry of the twenty Business Day period referred to at paragraph 2.4 of Part 1 of Schedule 4 which relate to pre Completion events shall be taken into account in the Completion Accounts. Any other events occurring after Completion will not be taken into account in the Completion Accounts.

5	No charge, provision reserve or accrual shall be included in the Completion Accounts in respect of any Buyer PWC Costs, which shall be disregarded for the purposes of the Completion Accounts.

6	The Completion Accounts will not take into account the effects of any post Completion reorganisations or, in any way, the post Completion intentions or obligations of the Buyer. No charge, provision, reserve or write-off in respect of any costs, liabilities or charges arising from the change of ownership of the Companies or the transaction leading to the change of ownership (including the costs of preparing the Completion Accounts), shall be included Completion Accounts.

7	Any asset or liability as at the Completion Date of a type which is not represented by any line item shown in Part 2 of this Schedule 4 and which should properly be included, is to be included as a new line item and shall be categorised as Actual Working Capital to the extent that such asset or liability is of a similar nature to the assets or liabilities included in the relevant category, otherwise such asset or liability shall be categorised as “Other”.

8

Corporation tax will consist of any amounts outstanding in respect of the year ended on the Accounting Date, plus a provision for UK corporation tax as though the Completion Date represents an accounting date of the Company which results in the end of an accounting period (as defined in s10(1) Corporation Tax Act 2009)

for all UK corporation tax purposes. Profits arising for the period from the Accounting Date to the Completion Date will be calculated on the basis of actual profits to that date. For the avoidance of doubt, the provisions referred to in paragraph 9 below shall, to the extent they are allowable deductions in computing the Company’s corporation tax, be deducted from the profits for the period from the Accounting Date to the Completion Date to the extent that there are sufficient profits.

9	The Completion Accounts shall take into account the following:

9.1.	no specific provision shall be made in relation to the lease of the property at Crewe;

9.2.	provision of £1,226,000 shall be made for the lease of Farringdon Road;

9.3.	provision of £150,000 shall be made for accrued holiday entitlement;

9.4.	provision shall be made for accrued bonus entitlement up to Completion including related employers NIC, to the extent not previously paid;

9.5.	provision shall be made for employer’s NIC’s in relation to the payments by Kids Corporate Trustees Limited to Claire Chadwick and Olivia Dyer;

9.6.	no accrual or provision shall be made for any deferred tax asset or liability;

9.7.	no provision shall be made for amounts due to Warrantors or in respect of fees payable by the Company on their behalf of up to £1,050 plus VAT as a result of their employment with the Group terminating at or after Completion;

9.8.	no provision shall be made for National Insurance Contributions of up to £125,000 payable by the Group in relation to the exercise by the Sellers of their options over C Loan Notes;

9.9.	an accrual will be made to reflect a £100,000 contribution by the Buyer towards capital expenditure on new sites incurred prior to Completion;

9.10.	provision shall be made for unpaid utility bills, unpaid rent and other unpaid property costs;

9.11.	provision shall be made for unpaid expenses relating to pre-sale reorganisation, sale costs and exit planning;

9.12.	a general provision of £20,000 will be made for variations and dilapidations;

9.13.	provision shall be made for the settlement reached with Charlotte Cakar;

9.14.	provision shall be made for preparation of Corporation Tax Returns and Computations for all accounting periods ended on or before the Accounts Date to the extent not prepared; and

9.15.	the only provision for dilapidations or variations in respect of any of the Properties will be as stated in the Accounting Policies.

10	In the event that Completion does not take place at a month end for the purposes of the Completion Statement all periodical charges and outgoings shall be apportioned on a time basis (calendar day by calendar day).

Schedule 5 Warranties

Part 1. General Warranties

1.	DELIBERATELY LEFT BLANK

2.	SHARES IN THE COMPANY AND THE SUBSIDIARIES

2.1	The Sale Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid or credited as fully paid.

2.2	The Company or a Subsidiary is the sole legal and beneficial owner of the whole of the allotted and issued share capital of each of the Subsidiaries.

2.3	The issued shares of each Subsidiary are fully paid or credited as fully paid.

2.4	No person has any right to require, at any time, the transfer, creation, issue or allotment of any share, loan capital or other securities (or any rights or interest in them) of the Company or any of the Subsidiaries, and neither the Sellers, the Company nor any of the Subsidiaries has agreed to confer any such rights, and no person has claimed any such right.

2.5	No Encumbrance has been granted to any person or otherwise exists affecting:

(a)	any issued shares of the Subsidiaries; or

(b)	any unissued shares, debentures or other unissued securities of the Company or any of the Subsidiaries.

No commitment to create any such Encumbrance has been given, nor has any person notified any Seller, the Company or any Subsidiary that it has claimed any such rights.

2.6	Neither the Company nor any of the Subsidiaries:

(a)	holds or beneficially owns, or has agreed to acquire, any shares, loan capital or any other securities in any company (other than the Subsidiaries); or

(b)	has at any time had any subsidiaries or subsidiary undertakings, other than the Subsidiaries; or

(c)	is, or has agreed to become, a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations); or

(d)	controls or takes part in the management of any company or business organisation (other than the Subsidiaries), nor has it agreed to do so; or

(e)	has any branch or permanent establishment, outside its country of incorporation.

2.7	Neither the Company nor any of the Subsidiaries has at any time:

(a)	purchased, redeemed, reduced, forfeited or repaid any of its own share capital; or

(b)	allotted or issued any securities that are convertible into shares.

2.8	No shares in the capital of the Company or any of the Subsidiaries have been issued, and no transfer of any such shares has been registered, except in accordance with all applicable laws and the memorandum and articles of association of the Company or the relevant Subsidiary (as the case may be) and all such transfers have been duly stamped (where applicable).

3.	CONSTITUTIONAL AND CORPORATE DOCUMENTS

3.1	Copies of the memorandum and articles of association of the Company and the Subsidiaries Disclosed:

(a)	are accurate and complete in all respects;

(b)	have attached to them copies of the resolutions and agreements required by applicable law to be so attached; and

(c)	set out all the rights and restrictions attaching to each class of shares in the capital of the Company and the Subsidiaries.

3.2	The registers of members, directors, allotments and transfers of the Company and the Subsidiaries have been written up to date and contain a true, complete and accurate record of all matters which should be contained in them. Neither the Warrantors, the Company nor the Subsidiaries have received any written notice or allegation that any such books or registers are incorrect or should be rectified.

3.3	The documents that the Company or any of the Subsidiaries are required by law to file with, or deliver to the Registrar of Companies in England and Wales have been properly made up and duly filed or delivered.

3.4	All dividends or distributions declared, made or paid by the Company or any of the Subsidiaries, have been declared, made or paid in accordance with its memorandum and articles of association, all applicable laws and regulations and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.

3.5	All deeds and documents belonging to the Company or any of the Subsidiaries, or to which any of them is party, and which are material to the Business are in the possession or control of the Company or the relevant Subsidiary (as the case may be).

3.6	There are no requirements in the constitutional documents of the Company or in any agreement which applies to any of the Sellers which prevents the transfer of Loan Notes independently of the transfer of the Sale Shares.

4.	INFORMATION

4.1	The particulars of the Company and the Subsidiaries set out in Schedule 2 are accurate and not misleading.

4.2	The replies to the legal due diligence questionnaire in the Disclosure Bundle were when given, accurate, complete in all material respects and not misleading.

5.	COMPLIANCE WITH LAWS

5.1	So far as the Warrantors are aware, the Company and each of the Subsidiaries are, conducting and have conducted business in all material respects in compliance with all applicable laws and regulations of England, Scotland and Wales.

5.2	Neither the Company nor any of the Subsidiaries, nor any of their current directors or employees has been convicted of an offence in relation to the business or affairs of the Company or any of the Subsidiaries.

6.	LICENCES AND CONSENTS

6.1	The Company and each of the Subsidiaries holds all licences, consents, permits and authorities necessary to carry on its business in the places and in the manner in which it is carried on at the date of this agreement, including Ofsted, the Care Inspectorate and HMIE (Consents).

6.2	So far as the Warrantors are aware neither the Company nor any of the Subsidiaries is in breach of the terms or conditions of the Consents (or any of them).

6.3	So far as the Warrantors are aware, there is no reason why any of the Consents may be revoked, suspended or cancelled (in whole or in part), and neither the Company nor any of the Subsidiaries has received any written notice indicating that any Consent may not be renewed on materially the same terms.

7.	INSURANCE

7.1	Accurate details of all insurance policies currently maintained by the Company or any of the Subsidiaries along with the names of the Company and the Subsidiaries insurers and insurance policy numbers for the six years preceding the date of this agreement (Policies) have been Disclosed.

7.2	So far as the Warrantors are aware, the Policies are in full force and effect. All premiums due on the Policies have been paid by the Company or the Subsidiaries and so far as the Warrantors are aware all other conditions of the Policies with which the Company or the Subsidiaries are obliged to comply have been performed and observed in all material respects.

7.3	So far as the Warrantors are aware, neither the Company nor any of the Subsidiaries has done, or omitted to do, anything as a result of which the premium payable by the Company or any of the Subsidiaries for any of the Policies will increase when next due for renewal, or that will adversely affect the Company or the Subsidiaries’ ability to renew any of the Policies.

7.4	None of the Policies are so far as the Warrantors are aware void or voidable and so far as the Warrantors are aware nothing has been done by the Company or the Subsidiaries which would make any of them void or voidable.

7.5	The Disclosure Letter contains accurate details of all insurance claims made by the Company or any of the Subsidiaries during the period of 36 months ending on the date of this agreement.

7.6	There are no outstanding claims under, or in respect of the validity of, any of the Policies and, so far as the Warrantors are aware, there are no circumstances likely to give rise to a claim under any of the Policies.

8.	POWERS OF ATTORNEY

8.1	There are no powers of attorney granted by the Company or any of the Subsidiaries which are currently in force.

8.2	No person is entitled or authorised in any capacity to bind or commit the Company or any of the Subsidiaries to any obligation outside the ordinary course of the Business.

9.	DISPUTES AND INVESTIGATIONS

9.1	Neither the Company nor any of the Subsidiaries, nor any of their respective Directors, nor so far as the Warrantors are aware any person for whose acts the Company or any of the Subsidiaries is vicariously liable, is engaged or involved in, or otherwise subject to any of the following matters in relation to the Company or any of the Subsidiaries or the Business (such matters being referred to in this paragraph 9 as Proceedings):

(a)	any litigation or administrative, mediation, arbitration or other proceedings, or any claims, actions or hearings before any court, tribunal or any governmental, regulatory or similar body, or any department, board or agency; or

(b)	any dispute with, or any investigation, inquiry or enforcement proceedings by, or non-routine correspondence with, any governmental, regulatory or similar body or agency in any jurisdiction (including Ofsted, the Care Inspectorate and HMIE).

9.2	No Proceedings have been threatened or so far as the Warrantors are aware are pending by or against the Company, any of the Subsidiaries or any Director and so far as the Warrantors are aware any person for whose acts the Company or any of the Subsidiaries is vicariously liable and there are no circumstances which the Warrantors believe are likely to give rise to any such Proceedings.

9.3	Neither the Company nor any of the Subsidiaries:

(a)	is affected by any existing judgment, order or other decision or ruling of a court, tribunal, arbitrator, or any governmental, regulatory or similar body or agency in any jurisdiction; or

(b)	has given any undertaking to any court, tribunal, arbitrator, or any governmental, regulatory or similar body or any other third party arising out of, or in connection with, any Proceedings which remains in force.

10.	COMPLAINTS AND CLAIMS

10.1	So far as the Warrantors are aware, no proceedings have been started, are pending or have been threatened against the Company or any of the Subsidiaries in respect of any of the services supplied by the Company or any of the Subsidiaries, including but not limited to proceedings alleging that the Company is responsible for any bodily injury or damage to any person or property, or that relevant laws, regulations and guidelines have not been complied with by the Company or any of the Subsidiaries.

10.2	There are no current disputes, complaints or other issues in relation to accidents and injuries or breaches of laws, regulations and guidelines, outstanding between the Company or any of the Subsidiaries and any of their respective customers, clients or any other third parties (including Ofsted, the Care Inspectorate and HMIE and insurers) in connection with any services supplied by the Company or any of the Subsidiaries.

11.	CUSTOMERS AND SUPPLIERS

11.1	The definition in this paragraph applies in this agreement.

Material Counterparty: any customer or client of the Company or any of the Subsidiaries in relation to the provision of a workplace nursery to its employees who generate revenue of £50,000 or more per annum for the Group or in relation to the provisions of nursery vouchers to its employees who generate revenue of £25,000 or more per annum for the Group.

11.2	In the period of 12 months ending on the date of this agreement:

(a)	no Material Counterparty has ceased, or threatened to cease to do business with, or reduced, or threatened to reduce in any material respect the extent to which it does business with, the Company or any of the Subsidiaries;

(b)	there has been no material adverse change in the basis or terms on which any Material Counterparty does business with the Company or any of the Subsidiaries; and

(c)	the Business has not been materially affected in an adverse manner as a result of (either individually or in combination) the loss of, or reduction in trading with, any customer or client of the Company or any of the Subsidiaries, or a change in the terms on which any such customer or client or supplier does business with the Company or any of the Subsidiaries.

11.3	So far as the Warrantors are aware without having made enquiry (except of the Management Shareholders) there are no current circumstances as a result of which any of the matters referred to in paragraph 11.2 of Part 1 of this Schedule 5 is likely to occur.

12.	CONTRACTS

12.1	So far as the Warrantors are aware, except for the agreements and arrangements referred to the Disclosure letter, neither the Company nor any of the Subsidiaries is a party to, or otherwise subject to any agreement, arrangement, understanding or commitment which:

(a)	is of an unusual or exceptional nature; or

(b)	is not in the ordinary and usual course of the Business; or

(c)	may be terminated as a result of a Change of Control of the Company or any of the Subsidiaries; or

(d)	other than requirements of law or regulation restricts the freedom of the Company or any of the Subsidiaries to carry on the whole or any part of the Business in any part of the world in such manner as it thinks fit; or

(e)	involves agency or distributorship; or

(f)	involves partnership, joint venture, consortium, joint development, shareholder or similar arrangements; or

(g)	involves the grant of any sole or exclusive rights by or to the Company or any of the Subsidiaries; or

(h)	(other than the leases pursuant to which the Company and the Subsidiaries occupying the Properties), is incapable of complete performance in accordance with its terms within six months after the date on which it was entered into; or

(i)	cannot be readily fulfilled or performed by the Company or the relevant Subsidiary on time and without undue or unusual expenditure of money and effort; or

(j)	involves an aggregate consideration payable by or to the Company or any of the Subsidiaries in excess of £25,000; or

(k)	requires the Company or any of the Subsidiaries to pay any commission, finders’ fee, royalty or the like; or

(l)	is for the supply of services by or to the Company or any of the Subsidiaries on terms under which retrospective or future discounts, price reductions or other financial incentives are given; or

(m)	is not on arm’s-length terms; or

(n)	is a finance lease, hire purchase, rental or credit sale agreement or which otherwise provides for the purchase or right to purchase any asset by instalment payments.

12.2	There are no outstanding or ongoing negotiations of material importance to business, profits or assets of the Company or any of the Subsidiaries, or any outstanding quotations or tenders for a contract that, if accepted, would give rise to a contract which would result in that counterparty being a Material Counterparty, or a contract of any other type as referred to in paragraph 12.1 of Part 1 of this Schedule 5.

12.3	Neither the Company nor any of the Subsidiaries, nor any other counterparty is in default of any agreement, arrangement, undertaking or commitment a default of which would be material having regard to the trading, profits or financial position of the Company and the Subsidiaries. No such default has been threatened, and there are no facts or circumstances likely to give rise to any such default.

12.4	No notice of termination of any contract which involves an aggregate consideration payable by or to the Company or any of the Subsidiaries in excess of £25,000 in any one calendar year has been served by or on the Company or any of the Subsidiaries and there are no grounds for the termination, rescission, avoidance, repudiation by any party of any such Contract.

13.	TRANSACTIONS WITH THE SELLERS

13.1	Save for any payments of salary, pension, bonus and car allowance in the normal course, and of sums referred to at part 3 of Schedule 1 there is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between the Company or any of the Subsidiaries and a Seller, or any person Connected with a Seller or a Director, or any person Connected with a Director.

13.2	None of the Sellers, nor any person Connected with a Seller, has or has notified the Company or any of the Subsidiaries that it intends to make a claim against the Company or any of the Subsidiaries and so far as the Warrantors are aware has not assigned to any person the benefit of any such claim.

14.	FINANCE AND GUARANTEES

14.1	The Disclosure Letter contains particulars of:

(a)	all money borrowed by the Company and each of the Subsidiaries and which remains to be repaid; and

(b)	all loans, overdrafts or other financial facilities currently outstanding or available to the Company or any of the Subsidiaries (Financial Facilities), including copies of all material documents relating to such Financial Facilities.

14.2	No indebtedness of the Company or any of the Subsidiaries is due and payable and no Encumbrance over any of the assets of the Company or any of the Subsidiaries is now enforceable, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise.

14.3	No Encumbrance, guarantee, indemnity or other similar security arrangement has been given or entered into by the Company, a Subsidiary or any third party in respect of borrowings or other obligations of the Company or any of the Subsidiaries (whether arising pursuant to the Financial Facilities or otherwise), nor has any such person agreed to do so.

14.4	Excluding any lien or similar encumbrance arising by law or in the ordinary course, neither the Company nor any of the Subsidiaries has given or entered into, or agreed to give or enter into, any Encumbrance, guarantee, indemnity or other similar security arrangement in respect of the indebtedness of, or the default in the performance of any obligation by, of any other person.

14.5	Neither the Company nor any of the Subsidiaries has:

(a)	factored or discounted any of its debts; or

(b)	engaged in financing of a type which would not need to be shown or reflected in the Accounts; or

(c)	waived any right of set-off it may have against any third party.

14.6	The debts owing to the Company or any of the Subsidiaries as reflected in the Accounts, and all debts subsequently recorded in the books of the Company or any of the Subsidiaries since the Accounts Date:

(a)	have been realised, or so far as the Warrantors are aware will, within three months after the date of this agreement realise in cash the amount as included in those Accounts or books after taking into account any provisions against bad debts in those Accounts or books;

(b)	have not been outstanding (in whole or in part) for more than two months from its due date for payment; and

(c)	are not, so far as the Warrantors are aware, subject to any right of set off or counterclaim.

14.7	Neither the Company nor any of the Subsidiaries has any outstanding loan capital, or has lent any money that has not been repaid, and there are no debts owing to the Company or any of the Subsidiaries other than debts that have arisen in the normal course of the Business.

14.8	Neither the Company nor any of the Subsidiaries are subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any government department or other body.

15.	LIABILITIES

15.1	Neither the Company nor any of the Subsidiaries has any liabilities (including contingent liabilities) other than as disclosed in the Accounts or incurred in the ordinary and proper course of the Business since the Accounts Date.

15.2	No sum is owing by the Company or any of the Subsidiaries to their auditors, solicitors or other professional advisers, and no accrual ought properly be made by it in respect of any such sum.

16.	EFFECT OF SALE OF SALE SHARES

So far as the Warrantors are aware, neither the acquisition of the Sale Shares by the Buyer, nor compliance with the terms of this agreement will:

(a)	cause the Company or any of the Subsidiaries to lose the benefit of any asset, right or privilege it presently enjoys; or

(b)	relieve any person of any obligation to the Company or any of the Subsidiaries (whether contractual or otherwise), or enable any person to determine any such obligation or any right or benefit enjoyed by the Company or any of the Subsidiaries, or to exercise any other right in respect of the Company or any of the Subsidiaries; or

(c)	result in any customer, client or supplier being entitled to cease dealing with the Company or any of the Subsidiaries, or reducing its level of business, or changing the terms on which it deals, with the Company or any of the Subsidiaries; or

(d)	result in the loss or impairment of, or any default under, any licence, authorisation or consent required by the Company or any of the Subsidiaries for the purposes of the Business; or

(e)	so far as the Warrantors are aware and without having made any enquiry, result in any officer or senior employee (being an employee with remuneration of more than £30,000 per annum) voluntarily leaving the employment of the Company or any of the Subsidiaries; or

(f)	result in the creation, imposition, crystallisation or enforcement of any Encumbrance on any of the assets of the Company or any of the Subsidiaries; or

(g)	result in any present or future indebtedness of the Company or any of the Subsidiaries becoming due and payable, or capable of being declared due and payable prior to its stated maturity date, or cause any Financial Facility to be terminated or withdrawn; or

(h)	entitle any person to receive from the Company or any of the Subsidiaries any finders fee, brokerage or other commission in connection with the Transaction; or

(i)	give rise to, or cause to become exercisable, any right of pre-emption over the Sale Shares; or

(j)	entitle any person to acquire, or affect the entitlement of any person to acquire, shares in the Company.

17.	INSOLVENCY

17.1	Neither the Company nor any of the Subsidiaries:

(a)	is insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986; or

(b)	has stopped paying its debts as they fall due.

17.2	Neither the Company nor any of the Subsidiaries have been notified in writing of any measure to initiate any process by or under which:

(a)	the ability of the creditors of the Company or any of the Subsidiaries to take any action to enforce their debts is suspended, restricted or prevented; or

(b)	some or all of the creditors of the Company or of any of the Subsidiaries accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of the Company or any of the Subsidiaries; or

(c)	a person is appointed to manage the affairs, business and assets of the Company or any of the Subsidiaries on behalf of their creditors; or

(d)	the holder of a charge over any of the assets of the Company or any of the Subsidiaries is appointed to control the business and/or any assets of the Company or any of the Subsidiaries.

17.3	In relation to the Company and each of the Subsidiaries:

(a)	no administrator has been appointed;

(b)	so far as the Warrantors are aware no documents have been filed with the court for the appointment of an administrator; and

(c)	no notice of an intention to appoint an administrator has been given by the relevant company, its Directors or by a qualifying floating charge holder (as defined in paragraph 14 of Schedule B1 to the Insolvency Act 1986).

17.4	No process has been initiated which could lead to the Company or any of the Subsidiaries being dissolved and its assets being distributed among the relevant company’s creditors or shareholders.

17.5	No distress, execution or other process has been levied on an asset of the Company or any of the Subsidiaries.

18.	ACCOUNTS

18.1	The Accounts have been prepared in accordance with accounting standards, policies, principles and practices generally accepted in the UK and in accordance with the applicable law and regulation of that jurisdiction.

18.2	The Accounts have been audited by an auditor or firm of accountants qualified to act as auditors in the UK and the auditors’ report(s) required to be annexed to the Accounts is unqualified.

18.3	The Accounts give a true and fair view of the state of affairs of the Company and the Subsidiaries (and, in relation to the consolidated accounts, of the Company and the Subsidiaries, and of the Company’s Group as a whole) and provide adequate provision for liability for utilities as at the Accounts Date, and of the profit or loss of the Company and the Subsidiaries, and of the Company’s Group as a whole, for the financial year ended on that date.

18.4	The Accounts are not affected by any unusual or non-recurring items or any other factor that would make the financial position and results shown by the Accounts unusual or misleading in any material respect.

18.5	The Accounts have been filed in accordance with the requirements of all applicable laws and regulations by which the Company and the Subsidiaries are bound.

18.6	The Accounts have been prepared on a basis consistent with the audited accounts of the Company or the Subsidiaries, or the consolidated accounts of the Company and the Subsidiaries (as the case may be), for the two prior accounting periods without any change in accounting policies used.

18.7	The Management Accounts have been prepared on a basis consistent with that employed in preparing the Management Accounts for the 12 month period ending on the Accounts Date and having regard to the purpose for which they were prepared reasonably represent the assets and liabilities and the profits and losses of the Company and the Subsidiaries and provide adequate provision for liability for utilities as at and to the date for which they have been prepared.

19.	CHANGES SINCE ACCOUNTS DATE

19.1	Since the Accounts Date:

(a)	the Company and each of the Subsidiaries has conducted the Business in the normal course and as a going concern;

(b)	there has been no material adverse change in the turnover of the Company or any of the Subsidiaries;

(c)	details of the nursery enrolments achieved by the Company and the Subsidiaries have been provided directly to the Buyer;

(d)	neither the Company nor any of the Subsidiaries has issued or agreed to issue any share or loan capital;

(e)	no dividend or other distribution of profits or assets has been, or agreed to be, declared, made or paid by the Company or any of the Subsidiaries;

(f)	neither the Company nor any of the Subsidiaries has borrowed or raised any money or given or taken any form of financial security;

(g)	no capital expenditure (other in relation to sites opened or to be opened after the Accounts Date) has been incurred on any individual item by the Company or any of the Subsidiaries in excess of £50,000 and neither the Company nor any of the Subsidiaries has acquired, invested or disposed of (or agreed to acquire, invest or dispose of) any individual item in excess of £50,000;

(h)	no capital expenditure, in relation to sites opened or to be opened after the Accounts Date, has been incurred in excess of £50,000;

(i)	no shareholder resolutions of the Company or any of the Subsidiaries have been passed;

(j)	the Company and each of the Subsidiaries has paid its creditors within the usual course of business and there are no amounts owing by the Company or any of the Subsidiaries which have been outstanding for more than 60 days.

19.2	The current stock in trade held by the Company and the Subsidiaries is sufficient for the requirements of the Business in the manner and scope in which it is currently carried on.

20.	FINANCIAL AND OTHER RECORDS

20.1	All financial and other records of the Company and of each of the Subsidiaries (Records):

(a)	constitute an accurate record of all matters required by law to appear in them, and in the case of the accounting records, comply with the requirements of section 386 and section 388 of the Companies Act 2006;

(b)	do not contain any material inaccuracies or discrepancies; and

(c)	are in the possession of the Company or the Subsidiary to which they relate.

20.2	No written notice has been received by the Company or any of the Subsidiaries alleging that any of the Records are incorrect or should be rectified.

20.3	To the extent that any of the Records are maintained or stored electronically:

(a)	either the Company or a Subsidiary is the owner of or licensed to use any hardware and software required to access, maintain, copy and use such Records, and (other than subject to any licence arrangements) such ownership is not shared with any other person; and

(b)	such Records are adequately backed-up.

21.	TANGIBLE ASSETS

21.1	The tangible assets included in the Accounts, together with any assets acquired since the Accounts Date with a value in excess of £10,000 per item (except for those disposed of since the Accounts Date in the normal course of business) are:

(a)	legally and beneficially owned by or are validly licensed to be used by either the Company or a Subsidiary;

(b)	not the subject of any lease, lease hire agreement, hire purchase agreement or agreement for payment on deferred terms, or any licence or factoring arrangement; and

(c)	in the possession and control of the Company or a Subsidiary.

21.2	None of the tangible assets of the Company or any of the Subsidiaries are subject to an Encumbrance or any agreement or commitment to create an Encumbrance, and no person has made a claim against the Company of any of the Subsidiaries to be entitled to create such an Encumbrance.

22.	EQUIPMENT

The office, nursery and other equipment used by the Company or any of the Subsidiaries in connection with the Business are:

(a)	in reasonable working order subject to fair wear and tear and where appropriate has been regularly maintained; and

(b)	capable of doing the work for which they were acquired by the Company or the Subsidiaries.

23.	INTELLECTUAL PROPERTY

The definition in this paragraph applies in this agreement:

Intellectual Property Rights: patents, rights to inventions, copyright and related rights, trade marks and service marks, business names and domain names, and trade dress, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how), and all other intellectual property rights, in each case whether registered or unregistered.

23.1	Accurate particulars are set out in the Disclosure Letter of all registered Intellectual Property Rights (including applications for such rights) and material unregistered Intellectual Property Rights owned, used or held for use by the Company or any of the Subsidiaries which are in each case material for the purposes of the operation of the Business.

23.2	Accurate particulars are set out in the Disclosure Letter of all licences, agreements, authorisations and permissions (in whatever form and whether express of implied) under which the Company or any of the Subsidiaries:

(a)	uses or exploits Intellectual Property Rights owned by any third party; or

(b)	has licensed or agreed to license Intellectual Property Rights to, or otherwise permitted the use of any Intellectual Property Rights by, any third party.

23.3	Except as set out in Disclosure Letter, the Company or the relevant specified Subsidiary is the sole legal and beneficial owner of (or applicant for) the Intellectual Property Rights set out in the Disclosure Letter, free from all Encumbrances.

23.4	The Company and the Subsidiaries do not require any Intellectual Property Rights other than those set out in the Disclosure Letter in order to carry on the Business as it is conducted at the date of this agreement.

23.5	Nothing is due to be done within 30 days of the date of this agreement the omission of which would jeopardise the maintenance or prosecution of any of the Intellectual Property Rights set out in the Disclosure Letter which are registered or the subject of an application for registration.

23.6	So far as the Warrantors are aware, there has not been any infringement by any third party of any of the Intellectual Property Rights set out in the Disclosure Letter, nor any third party breach of confidence, passing off or actionable act of unfair competition in relation to the business and assets of the Company or any of the Subsidiaries, and so far as the Warrantors are aware no such infringement, breach of confidence, passing off or actionable act of unfair competition is current.

23.7	So far as the Warrantors are aware, the agreements and licences set out in the Disclosure Letter:

(a)	have not been the subject of any breach or default by any party or of any event which, with the giving of notice or lapse of time, would constitute a default;

(b)	are not the subject of any claim, dispute or proceeding, pending or threatened; and

(c)	have, where required, been duly recorded or registered.

23.8	So far as the Warrantors are aware, a Change of Control of the Company or any of the Subsidiaries will not result in the termination of, or have a material effect on, any of the Intellectual Property Rights set out in the Disclosure Letter.

23.9	The activities of the Company, each of the Subsidiaries and of any licensee of Intellectual Property Rights granted by the Company or any of the Subsidiaries:

(a)	so far as the Warrantors are aware have not infringed, and do not infringe the Intellectual Property Rights of any third party;

(b)	so far as the Warrantors are aware, have not constituted and do not constitute any breach of confidence, passing off or actionable act of unfair competition; and

(c)	have not given and do not give rise to any obligation to pay any royalty, fee, compensation or any other sum whatsoever.

24.	INFORMATION TECHNOLOGY

The definitions in this paragraph apply in this agreement.

IT Contracts: all written arrangements and agreements under which any third party (including without limitation any source code deposit agents) provides any element of, or services relating to, the IT System, including leasing, hire purchase, licensing, maintenance, website hosting, outsourcing, security, back-up, disaster recovery, insurance and services agreements.

IT System: all computer hardware (including network and telecommunications equipment), databases (Databases) and software owned by the Company or any of the Subsidiaries.

Virus: any program which contains malicious code or infiltrates or damages a computer system without the owner’s informed consent or is designed to do so or which is hostile, intrusive or annoying to the owner or user and has no legitimate purpose.

24.1	Accurate particulars of the IT System and all IT Contracts are set out in the Disclosure Letter and the Warrantors have no reason to believe that any of the IT Contracts are not adequate for the purposes of the Business for which they were entered into.

24.2	Except to the extent provided in the IT Contracts, the Company and the Subsidiaries are the licencees of and in possession of the IT System free from Encumbrances. So far as the Warrantors are aware, the Company and the Subsidiaries have obtained all necessary rights from third parties to enable them to make exclusive use of the IT System for the purposes of the Business as carried on at the date of this agreement.

24.3	So far as the Warrantors are aware, neither the Company nor any of the Subsidiaries has breached any of the IT contracts.

24.4	So far as the Warrantors are aware, the IT Contracts are valid and binding and neither the Company nor any Subsidiary nor, so far as the Warrantors are aware, the counter-parties to the IT Contracts has effected any act or omitted to do anything in relation to the IT Contracts which would, if necessary with the giving of notice or lapse of time, constitute a breach of any such contract. So far as the Warrantors are aware, neither the Company nor any of the Subsidiaries has breached any of the IT contracts.

24.5	There are and have been no claims, disputes or proceedings arising or threatened in writing against the Company or any of the Subsidiaries in the six years preceding the date of this agreement or which are currently outstanding under any of the IT Contracts.

24.6	None of the IT Contracts is so far as the Warrantors are aware liable to be terminated or otherwise materially adversely affected by a Change of Control of the Company or any of the Subsidiaries, and the Warrantors have no reason to believe that any of the IT Contracts will not be renewed on the same or substantially the same terms when they expire. Each IT Contract which has an aggregate future liability on the part of the Company or any of the Subsidiaries of more than £25,000 is terminable by the Company or the relevant Subsidiary by giving notice of not more than 60 days for a cost of less than £25,000.

24.7	So far as the Warrantors are aware, the IT System:

(a)	is functioning satisfactorily and in accordance with applicable specifications and with the service levels set out in the IT Contracts, and is fit for the purposes of the Business;

(b)	is not defective in any material respect;

(c)	does not contain any Virus and has not within the last 12 months been infected by any Virus or accessed by any unauthorised person;

(d)	has capacity to meet the current requirements of the Business;

(e)	includes sufficient user information to enable reasonably skilled personnel in the field to use and operate the IT System without the need for further assistance; and

(f)	has been maintained and the IT System has the benefit of suitable maintenance and support agreements.

24.8	The Company and the Subsidiaries have implemented appropriate procedures in accordance with industry practice for ensuring the security of the IT System and the confidentiality of all data stored in it.

24.9	The Company and the Subsidiaries have in place an IT disaster recovery plan which is documented and would enable the Business to continue if there were significant damage to or destruction of some or all of the IT System, and a data security breach plan. A copy of each plan is attached to the Disclosure Letter.

24.10	All Databases are accurate and none has in the three years preceding the date of this agreement suffered any loss or corruption.

25.	DATA PROTECTION

25.1	The Company and each of the Subsidiaries has notified registrable particulars under the DPA 1998 of all personal data held by them and:

(a)	has renewed such notifications and has notified any changes occurring in between such notifications as required by the DPA 1998;

(b)	has paid all fees payable in respect of such notifications;

(c)	the contents of such notifications (copies of which are included in the Disclosure Letter) are accurate; and

(d)	so far as the Warrantors are aware, there has been no unauthorised disclosure of personal data outside the terms of such notifications.

25.2	Neither the Company nor any of the Subsidiaries has transferred any personal data outside the European Economic Area.

25.3	So far as the Warrantors are aware, the Company and each of the Subsidiaries:

(a)	complies with the Data Protection Act 1984 and the DPA 1998 in all material respects;

(b)	has satisfied any valid written requests for access to personal data subject to paragraph 25.3(a);

(c)	has established the procedures necessary to ensure continued compliance with the Data Protection Act 1984 and the DPA 1998; and

(d)	complies with the requirements of the seventh principle of the DPA 1998 in respect of any processing of data carried out by a data processor on behalf of the Company or any of the Subsidiaries, including by entering into a written contract with the data processor confirming that the data processor will only act on the instructions of the Company or the relevant Subsidiary, and requiring the data processor to comply with obligations relating to security measures equivalent to those imposed on the Company or the relevant Subsidiary by the seventh principle as mentioned above.

25.4	Neither the Company nor any of the Subsidiaries has received any:

(a)	written notice or complaint under the DPA 1998 alleging non-compliance with that Act (including any information or enforcement notice, or any transfer prohibition notice); or

(b)	written claim for compensation for loss or unauthorised disclosure of data; or

(c)	written notification of an application for rectification or erasure of personal data,

and so far as the Warrantors are aware, there are no circumstances which would give rise to the giving of any such notice or the making of any such notification.

25.5	So far as the Warrantors are aware, the Company and each of the Subsidiaries complies with its obligations under the Privacy and Electronic Communications (EC Directive) Regulations 2003 in respect of the use of electronic communications (including e-mail, text messaging, fax machines, automated calling systems and non-automated telephone calls) for direct marketing purposes.

26.	EMPLOYMENT

The definitions in this paragraph apply in this agreement.

Employment Legislation: legislation applying in England and Wales affecting contractual or other relations between employers and their employees or workers including (but not limited to) any legislation (and any amendment, extension or re-enactment of such legislation) and any claim arising under European treaty provisions or directives enforceable against the Company or any of the Subsidiaries by any Employee or Worker.

Employee: any person employed by the Company or any of the Subsidiaries under a contract of employment.

Worker: any person who personally performs work for the Company or any of the Subsidiaries but who is not in business on their own account or in a client/customer relationship.

26.1	The name of each Director and shadow director is set out in Schedule 2.

26.2	The Disclosure Letter includes anonymised particulars of each Employee and Worker and the principal terms of their contract including:

(a)	the company which employs or engages them;

(b)	their current remuneration (including any benefits and privileges that the Company or the relevant Subsidiary provides or is bound to provide to them or their dependants, whether now or in the future);

(c)	the commencement date of each contract and, if an Employee, the date on which their continuous service began;

(d)	the length of notice necessary to terminate each contract or, if a fixed term, the expiry date of the fixed term and details of any previous renewals;

(e)	the type of contract (whether full or part-time or other); and

(f)	their date of birth.

26.3	The Disclosure Letter includes anonymised details of all persons who are not Workers and who are providing services to the Company or any of the Subsidiaries under an agreement which is not a contract of employment with the Company or the relevant Subsidiary (including, in particular, where the individual acts as a consultant or is on secondment from an employer which is not a member of the Company’s Group) and the particulars of the terms on which the individual provides services, including:

(a)	the company which engages them;

(b)	the remuneration of each individual (including any benefits and privileges that the Company or any of the Subsidiaries provides or is bound to provide) to them or their dependants, whether now or in the future; and

(c)	the length of notice necessary to terminate each agreement or, if a fixed term, the expiry date of the fixed term and details of any previous renewals.

26.4	The Disclosure Letter includes anonymised details of all Employees and Workers who are on secondment, maternity, paternity, adoption or other leave or who are absent due to ill-health or for any other reason.

26.5	Save for those matters Disclosed within the Disclosure Letter, no notice to terminate the contract of employment of any Employee or Worker (whether given by the relevant employer of by the Employee or Worker) is pending, outstanding or threatened and no dispute under any Employment Legislation or otherwise is outstanding between the Company or any of the Subsidiaries and any current or former:

(a)	Employee relating to their employment, its termination or any reference given by the Company or any of the Subsidiaries regarding such Employee; or

(b)	Worker relating to their contract, its termination or any reference given by the Company or any of the Subsidiaries regarding such Worker.

26.6	No questionnaire has been served on the Company or any of the Subsidiaries by an Employee or Worker under any Employment Legislation which remains unanswered in full or in part.

26.7	No Employee or Worker requires permission to work for the Group in the UK.

26.8	No offer of employment or engagement has been made by the Company or any of the Subsidiaries that has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started.

26.9	The acquisition of the Sale Shares by the Buyer and compliance with the terms of this agreement will not entitle any Directors, officers or senior Employees of the Company or any of the Subsidiaries to terminate their employment or receive any payment or other benefit.

26.10	All contracts between the Company or any of the Subsidiaries and its Employees and Workers are terminable at any time on not more than three months’ notice without compensation (other than for unfair dismissal or a statutory redundancy payment) or any liability on the part of the Company or any of the Subsidiaries other than wages, commission or pension.

26.11	All contracts between the Company or any of the Subsidiaries and its Directors, Employees or Workers comply with any relevant requirements of section 188 of the Companies Act 2006.

26.12	Neither the Company nor the Subsidiaries is a party to, bound by or proposing to introduce in respect of Director or Employee any redundancy payment scheme in addition to statutory redundancy pay, nor is there any agreed procedure for redundancy selection.

26.13	Save for the share and loan note incentives referred to within the Disclosure Letter, neither the Company nor the Subsidiaries is a party to, bound by or proposing to introduce in respect of any current or former director, Employees or Workers of the Company’s Group any incentive scheme or arrangement (including, without limitation, any share option arrangements, commission, profit sharing or bonus scheme).

26.14	Save for the share and loan note incentives referred to within the Disclosure Letter, there are no incentive schemes or other incentive arrangements (including, without limitation, any share option arrangements, commission, profit sharing or bonus scheme) established by any member of the Company’s Group or any other person in which any current or former director, Employee or Worker of the Company’s Group participates.

26.15	Neither the Company nor any of the Subsidiaries has incurred any actual or contingent liability in connection with the termination of the employment of any of its Employees (including redundancy payments) or for a failure to comply with any order for the reinstatement or re-engagement of any Employee which remains outstanding.

26.16	Neither the Company nor any of the Subsidiaries has incurred any liability for a failure to provide information or to consult with Employees under any Employment Legislation which remains outstanding.

26.17	Neither the Company nor any of the Subsidiaries has made or agreed to make a payment or provided or agreed to provide a benefit to a current or former director, officer, Employee or Worker in connection with the actual or proposed termination or suspension of employment or variation of an employment contract which remains unsatisfied.

26.18	Neither the Company nor any of the Subsidiaries is involved in any material industrial or trade dispute or negotiation regarding a claim with any trade union, group or organisation of employees or their representatives representing Employees or Workers and so far as the Warrantors are aware, there are no circumstances which are likely to give rise to such a dispute or claim.

26.19	No subject access requests made to the Company or any of the Subsidiaries pursuant to the DPA 1998 by Employees or Workers are outstanding and the Company and the Subsidiaries have complied in all material respects with the provisions of the DPA 1998 in respect of all personal data held or processed by them relating to their current or former Employees and Workers.

26.20	Neither the Company nor any of the Subsidiaries has in the 12 months prior to the date of this agreement, altered any of the terms of employment or engagement of its Employees or Workers, nor has it offered, promised or agreed to any future variation in the contract of any Employee or Worker.

26.21	Neither the Company nor any of the Subsidiaries has transferred or agreed to transfer any Employee or Worker from working for the Company or any of the Subsidiaries, or induced any Employee or Worker to resign their employment with the Company or any of the Subsidiaries.

26.22	Save for the information disclosed within the Disclosure Letter, there are no sums owing to or from any current or former Employee or Worker other than reimbursement of expenses, wages for the current salary period, holiday pay, any payments in respect of pension, bonus or car allowance and payment in relation to accrued but unused holiday entitlement for the current holiday year.

26.23	There are no loans or notional loans to any current or former director, Employee or Worker or any of their nominees or associates made or arranged by the Company or any of the Subsidiaries.

26.24	The Disclosure Letter includes:

(a)	anonymised copies of all contracts, handbooks, policies and other documents which apply to any of the Employees and Workers; and

(b)	copies of all agreements or arrangements with the Employee Consultation Group established by the Company and the Subsidiaries and details of any unwritten agreements or arrangements which may affect any Employee or Worker.

26.25	In respect of each Employee and Worker, the Company and the Subsidiaries have:

(a)	performed in all material respects, all obligations and duties they are required to perform (and settled all outstanding claims), arising under contract, statute, at common law or in equity or under any treaties including the EC Treaty or the Treaty on the Functioning of the European Union or laws of the European Union;

(b)	complied with the terms of any relevant agreement, with any employee representative or body of employees or their representatives (whether binding or not); and

(c)	maintained adequate, suitable and up to date records.

26.26	Save for the information provided in the Disclosure Letter, no Employee is subject to a current disciplinary warning or procedure.

26.27	No employment-related securities or securities options (as defined in Part 7 of ITEPA 2003) (including, without limitation, shares in the Company and options over them) have been issued, granted or transferred by any person in connection with any current, former or proposed employment or office with the Company or any of the Subsidiaries.

26.28	There are no securities, options over securities or interests in securities (other than those securities or options referred to in paragraph 26.27 above) in respect of which the Company or any of the Subsidiaries will have to account for income tax or national insurance contributions liabilities (or equivalent obligations in any jurisdiction) issued, granted or transferred to any current or former director, Employee or Worker.

26.29	There are no employee benefit trusts, family benefit trusts or similar arrangements under which any current or former director, Employee or Worker or any of their nominees or associates may benefit in any form.

27.	RETIREMENT BENEFITS

27.1	The Company and the Subsidiaries provide access to a designated stakeholder scheme with Friends Provident known as Friends Life, for their Pensionable Employees as required by section 3 of the Welfare Reform and Pensions Act 1999, (Pension Scheme). The Pension Scheme is the only arrangement under which the Company or any of the Subsidiaries has or may have any obligation (whether or not legally binding) to provide or contribute towards pension, lump-sum, death, ill-health, disability or accident benefits in respect of its past or present officers and employees (Pensionable Employees). No proposal or announcement has been made to any employee or officer of the Company or any of the Subsidiaries as to the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any other pension, lump-sum, death, ill-health, disability or accident benefit.

27.2	Full details of the Pension Scheme are set out in the Disclosure Letter, including (but not limited to):

(a)	copies of all documents governing the Pension Scheme and of any related announcements and explanatory booklets; and

(b)	a list of all Pensionable Employees who are members of the Pension Scheme with all details relevant to their membership and necessary to establish their entitlements under the Pension Scheme.

The documents listed above contain full details of all benefits payable in respect of the Pensionable Employees under the Pension Scheme (including any benefits payable to any Pensionable Employee on early retirement or redundancy under the Pension Scheme, or any previous scheme of which the Pensionable Employee was a member). No power to increase those benefits or to provide different benefits has been exercised, and there are no circumstances in which there is a practice of exercising such a power under the Pension Scheme.

27.3	All contributions, insurance premiums, tax and expenses due to and in respect of the Pension Scheme payable by the Company or the Subsidiaries have been duly paid by them. There are no liabilities of the Company or the Subsidiaries outstanding in respect of the Pension Scheme at the date of this agreement. The contributions in respect of the Pension Scheme have been paid by the Company and the Subsidiaries at the rates set out in the most recent payment schedule in the Disclosure Letter.

27.4	All death and disability benefits provided to the employees of the Company and Subsidiaries are insured by an insurance policy. The Warrantors are not aware of any reason why these policies might be invalidated, or why the insurer might try to set them aside.

27.5	Neither the Company nor the Subsidiaries have discriminated against, or in relation to, any Pensionable Employee on grounds of age, sex, disability, marital status, hours of work, fixed-term or temporary agency worker status, sexual orientation, religion or belief in providing pension, lump-sum, death, ill-health, disability or accident benefits.

27.6	No written claims or complaints have been made or so far as the Warrantors are aware are pending or threatened in relation to the Pension Scheme or otherwise in respect of the provision of (or failure to provide) pension, lump-sum, death, ill-health, disability or accident benefits by the Company or any of the Subsidiaries in relation to any of the Pensionable Employees. The Warrantors are not aware (without having made enquiry) of any facts or circumstances which they believe will give rise to such claims or complaints.

27.7	The Pension Scheme is a money purchase scheme, that scheme provides money purchase benefits only as defined in section 181 of the Pension Schemes Act 1993.

28.	PROPERTY

The definitions in this paragraph apply in this agreement.

Current Use: the identified use for each Property contained or referred to in the Lease for each Property as set out in Schedule 7.

Lease: the lease under which each Leasehold Property is held and any document supplemental or collateral thereto.

Leasehold Properties: the Leasehold Properties set out in Schedule 7 and Leasehold Property means any one of them or part or parts of any one of them.

Previously-owned Land and Buildings: land and buildings that have, at any time before the date of this agreement, been owned (under whatever tenure) and/or occupied and/or used by the Company or any of the Subsidiaries, but which are either no longer owned, occupied or used by the Company or any of the Subsidiaries, or are owned, occupied or used by one of them but pursuant to a different lease, licence, transfer or conveyance.

Planning Legislation: any primary or secondary legislation from time to time regulating the use or development of land.

Properties: the Leasehold Properties and Property means any one of them or any part or parts of any one of them.

Statutory Agreement: an agreement or undertaking entered into under any legislation.

28.1	The particulars of the Properties set out in Schedule 7 are true and accurate.

28.2	The Properties are the only land and buildings currently owned, used or occupied by the Company and the Subsidiaries.

28.3	Neither the Company nor any of the Subsidiaries has any right of ownership, right of use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right, estate or interest in, or affecting, any land or buildings other than the Properties.

28.4	Neither the Company nor any of the Subsidiaries has any actual or contingent liability in respect of Previously-owned Land and Buildings.

28.5	Neither the Company nor any of the Subsidiaries has given any guarantee or indemnity for any liability relating to any of the Properties or any Previously-owned Land and Buildings.

28.6	All replies given in writing by or on behalf of the Warrantors, the Company or any Subsidiary in the replies to property enquiries which appear in the Disclosure Bundle were complete and accurate in all material respects at the date they were given and were not misleading.

28.7	The Company, or the Subsidiary identified as the lessee of each Property in Schedule 7, is in possession and actual occupation of each such Property on an exclusive basis, and no right of occupation or enjoyment has been acquired or is in the course of being acquired by any third party, and neither the Company nor any of the Subsidiaries has granted, or agreed to grant, any right of occupation or enjoyment in respect of the Properties to any third party.

28.8	The Company has in its possession and control and has Disclosed:

(a)	copies of all the title deeds and documents necessary to prove title to the Properties; and

(b)	in relation to each Lease:

(i)	all consents required under the Lease;

(ii)	copies of all assignments of the Lease; and

(iii)	evidence of the current annual rent payable under the Lease.

28.9	All the documents of title relating to the Properties to be delivered to the Buyer on Completion shall be original documents, certified copies, marked abstracts or official copies or copies of official copies of documents available from the Land Registry with evidence of submission of a Stamp Duty Land Tax Return where appropriate in relation to those Properties which are not registered at HM Land Registry, where required.

28.10	So far as the Warrantors area aware, there is no circumstance that could render any transaction affecting the title of the Company, or any of the Subsidiaries, to any of the Properties liable to be set aside under the Insolvency Act 1986.

28.11	There are no current insurance policies relating to any issue of title affecting the Properties held by the Company or its Subsidiaries.

28.12	The unexpired residue of the term granted by each Lease is vested in the Company, or the Subsidiaries, and is valid and subsisting against all persons, including any person in whom any superior estate or interest is vested.

28.13	In relation to each Lease, neither the Company nor the Subsidiaries have given notice in writing to the landlord relating to a breach of any covenants, restrictions, stipulations and other encumbrances and there has not been any express waiver of or acquiescence in writing to any breach of them.

28.14	In relation to each Lease there is no outstanding rent review and all principal rent and additional rent and all other sums (including maintenance charges) payable by each lessee, tenant, licensee or occupier under each Lease to the landlord have been paid to the landlord and no notice in writing has been received that any are outstanding.

28.15	No collateral assurances, undertakings or concessions have been made by any party to any Lease.

28.16	No premium or principal rent has been taken or accepted from or agreed with any lessee, tenant, licensee or occupier under any Lease by the Company or its Subsidiaries beyond what is legally permitted.

28.17	Any consents required for the grant of each Lease, and for the assignments of each Lease, have been obtained and placed with the documents of title along with evidence of the registration of grant where required.

28.18	The Properties (and the proceeds of sale from them) are free from:

(a)	any mortgage, debenture, charge (whether legal or equitable and whether fixed or floating), rent charge, lien or other right in the nature of security and

(b)	any agreement for sale, estate, contract, option right of pre-emption or right of first refusal.

and there is no agreement or commitment to give or create any of them.

28.19	Save for utility services the Properties are not subject to the payment of any other outgoings other than non-domestic local business rates and water and sewerage charges (and in the case of the Leasehold Properties, principal rent, insurance premiums and service charges and other payments contained or referred to in the Leases) and all such other outgoings have been paid.

28.20	So far as the Warrantors are aware, the Properties are not subject to any matters which are unregistered interests which override registered dispositions under Schedule 3 to the Land Registration Act 2002 or (where title to any of the Properties is not registered) which are unregistered interests which would override first registration under Schedule 1 to the Land Registration Act 2002.

28.21	No notice in writing of any alleged breach of the covenants, restrictions, stipulations and other encumbrances affecting the Properties has been received by the Company or the Subsidiaries.

28.22	So far as the Warrantors are aware, there are no circumstances which (without taking other action) would entitle any third party to exercise a right of entry to, or take possession of all or any part of the Properties under the Leases, or which would in any other way affect or restrict the continued possession, enjoyment or use of any of the Properties.

28.23	Neither the Company nor any of the Subsidiaries have been notified in writing of any matters which although not registered, are capable of registration as local land charges.

28.24	The Company and the Subsidiaries have not expressly or impliedly waived in writing any material breach by the landlord of any material covenant, agreement, restriction, stipulation or obligation relating to the Properties or of which the Properties have the benefit.

28.25	All of the Properties are actively used by the Company or the Subsidiaries in connection with the Business.

28.26	So far as the Warrantors are aware, all necessary building regulation consents have been obtained both in relation to the Current Use of the Properties and any alterations and improvements to them.

28.27	So far as the Warrantors are aware no claim or liability (contingent or otherwise) under the Planning Legislation in respect of the Properties, or any Statutory Agreement affecting the Properties that has been made in writing by the relevant local authority or competent authority or undertaking exercising statutory or delegated powers, is outstanding, nor have the Company and the Subsidiaries been notified in writing by the relevant local authority that the Properties are the subject of a notice to treat or a notice of entry, and no notice, order, resolution or proposal for the compulsory acquisition, closing, demolition or clearance of the Properties has been notified in writing to the Company and the Subsidiaries by the relevant local authority.

28.28	So far as the Warrantors are aware, all planning permissions, orders and regulations issued under the Planning Legislation, and all building regulations, consents and bye-laws for the time being in force have been complied with in all material respects in relation to the Properties.

28.29	The Company and the Subsidiaries have complied with all applicable statutory and bye-law requirements, and all regulations, rules and delegated legislation, relating to the Properties and their Current Use including for the avoidance of doubt but without limitation all requirements / conditions imposed by Ofsted, the Care Inspectorate or HMIE.

28.30	There are no development works, redevelopment works or fitting out works outstanding in respect of any of the Properties and all such work that has been undertaken has been paid for in full.

28.31	So far as the Warrantors are aware during the ownership or tenure by the Company and the Subsidiaries or during the last ten years (whichever is the lesser) none of the Properties has suffered from any of the following:

(a)	flooding

(b)	subsidence; or

(c)	heave, or

(d)	landslip; or

(e)	mining activities, or

(f)	structural defects; or

(g)	defects in the drains and services from time to time serving the Properties; or

(h)	dry rot, wet rot, rising damp or any infestation.

28.32	Neither the Company, nor any of the Subsidiaries, has received any adverse report in writing from any engineer, surveyor or other professional relating to the structural state and condition of any of the Properties.

28.33	No written notices, complaints or requirements have been received (whether formally or informally) from any competent authority or undertaking exercising statutory or delegated powers in relation to any of the Properties, the Current Use of the Properties or any machinery, plant or equipment in them and so far as the Warrantors are aware without having made any enquiry (except of the Management Shareholders) there is no matter or circumstance which could lead to any such notice, complaint or requirement being issued or made.

28.34	Neither the Company nor any of the Subsidiaries have been notified in writing that there exists any dispute with the owner or occupier of any other premises adjacent to or neighbouring the Properties and so far as the Warrantors are aware without having made any enquiry (except of the Management Shareholders) there is no matter or circumstance that could give rise to any such dispute.

28.35	No remedial or other works, with an aggregate cost in excess of £12,750, will be required or recommended upon completion within three months of the date of this Agreement of appropriate legionella risk assessments, tests, surveys, checks and inspections in respect of the Properties set out in Part 1 of Schedule 7.

28.36	Neither the Company nor any of the Subsidiaries are responsible for carrying out tests, surveys, checks or inspections in relation to the legionella risk assessments, fixed wire testing, HVAC, gas safety or asbestos at any of the workplace nurseries (as identified in Part 2 of Schedule 7 and the sites at Broadgreen, Bunnybrookes, Countess of Chester, Guildford, Long Road and Mary Seacole) operated by them pursuant to the agreement relating thereto.

28.37	No payment is due from or is being disputed by the Company or any of the Subsidiaries pursuant to the terms of any agreement for lease, lease or building contract relating to the Properties or work carried out thereat.

28.38	There are no amounts owed at Completion to the suppliers of gas, electricity, telephone and other utility services in relation to the Properties (whether or not invoiced) in relation to services used prior to Completion which, in aggregate, exceed the provision for the same in the Completion Accounts.

29.	ENVIRONMENT AND HEALTH AND SAFETY

The definitions in this paragraph apply in this agreement.

CRC: the CRC Energy Efficiency Scheme established by the CRC Order.

CRC Order: the CRC Energy Efficiency Scheme Order 2010 (SI 2010/768).

Environment: the natural and man-made environment including all or any of the following media: air (including air within buildings and other natural or man-made structures above or below the ground), water, land, and any ecological systems and living organisms (including man) supported by those media.

EHS Laws: all applicable laws, statutes, regulations, subordinate legislation, bye-laws, common law and other national, international, federal, European Union, state and local laws, judgments, decisions and injunctions of any court or tribunal, codes of practice and guidance notes that are legally binding and in force as at the date of this agreement to the extent that they relate to or apply to the Environment or to the health and safety of any person.

EHS Matters: all matters relating to:

(a)	pollution or contamination of the Environment;

(b)	the presence, disposal, release, spillage, deposit, escape, discharge, leak, migration or emission of Hazardous Substances or Waste;

(c)	the exposure of any person to any Hazardous Substances or Waste;

(d)	the health and safety of any person, including any accidents, injuries, illnesses and diseases;

(e)	the creation or existence of any noise, vibration, odour, radiation, common law or statutory nuisance or other adverse impact on the Environment; or

(f)	the condition, protection, maintenance, remediation, reinstatement, restoration or replacement of the Environment or any part of it.

EHS Permits: any permits, licences, consents, certificates, registrations, notifications or other authorisations required under any EHS Laws for the operation of the Business or in relation to any of the Properties.

Harm: harm to the Environment, and in the case of man, this includes offence caused to any of his senses or harm to his property.

Hazardous Substances: any material, substances or organism which, alone or in combination with others, is capable of causing Harm, including radioactive substances and materials containing asbestos.

Phase: has the meaning given to it in article 3 of the CRC Order.

Qualification Day: has the meaning given to it in article 3 of the CRC Order.

Qualification Year: has the meaning given to it in article 3 of the CRC Order.

undertaking and subsidiary undertaking: mean, for the purposes of this paragraph 29 only, an “undertaking” and a “subsidiary undertaking” as defined in the CRC Order.

Waste: any waste, including any by-product of an industrial process and anything that is discarded, disposed of, spoiled, abandoned, unwanted or surplus, irrespective of whether it is capable of being recovered or recycled or has any value.

29.1	So far as the Warrantors are aware, the Company and each of the Subsidiaries have obtained and complied at all times with all EHS Permits. All EHS Permits are in full force and effect, and so far as the Warrantors are aware there are no facts or circumstances currently known to them that may lead to the revocation, suspension, variation or non-renewal on their next due date for renewal of, any EHS Permits.

29.2	So far as the Warrantors are aware, the Company and each of the Subsidiaries have been operated in compliance with all EHS Laws and there are no facts or circumstances known to the Warrantors that the Warrantors believe constitute a material breach of or have resulted in a liability for the Company or any of the Subsidiaries under any EHS Laws.

29.3	So far as the Warrantors are aware there are no Hazardous Substances at, on or under, nor so far as the Warrantors are aware, have any Hazardous Substances been emitted, escaped or migrated from, any of the Properties in the six years preceding the date of this agreement.

29.4	So far as the Warrantors are aware there are, and have been, no landfills, underground storage tanks, or uncontained or unlined storage treatment or disposal areas for Hazardous Substances or Waste (whether permitted by EHS Laws or otherwise) present or carried out at, on or under any of the Properties or within 200 metres of any of the Properties, and so far as the Warrantors are aware no such operations are proposed.

29.5	So far as the Warrantors are aware neither the Company nor any of the Subsidiaries has been required to hold, and has never applied for, a waste disposal licence or waste management licence under any EHS Laws.

29.6	So far as the Warrantors are aware there have been no claims, investigations, prosecutions or other proceedings against or threatened against the Company, any of the Subsidiaries or any of their respective directors, officers or employees in respect of Harm arising from the operation of the Business or occupation of any of the Properties or for any breach or alleged breach of any EHS Permits or EHS Laws, and there are no facts or circumstances known to the Warrantors that the Warrantors believe will lead to any such claims, investigations, prosecutions or other proceedings. At no time has the Company or any of the Subsidiaries received any written notice, communication or information alleging any liability in relation to any EHS Matters or that any remediation works are required.

29.7	Neither the Company nor any of the Subsidiaries has received any enforcement, prohibition, stop, remediation, improvement or any other notice from any enforcement authority, including the Environment Agency, the Health and Safety Executive or the relevant local authority, with regard to any breach of EHS Laws.

29.8	Copies of all:

(a)	current EHS Permits;

(b)	environmental and health and safety policy statements;

(c)	reports in respect of environmental and health and safety audits, investigations or other assessments carried out by or on behalf of the Company or any of the Subsidiaries in the three years preceding the date of this agreement;

(d)	records of accidents, illnesses and reportable diseases for the three year period preceding the date of this agreement;

(e)	assessments of substances hazardous to health carried out in the three years preceding the date of this agreement;

(f)	correspondence on EHS Matters between the Company or any of the Subsidiaries and any relevant enforcement authority in the three years preceding the date of this agreement; and

(g)	copies or details of all current Waste disposal contracts,

relating to the Business or any of the Properties have been Disclosed and all such statements, reports, records, correspondence and other information are so far as the Warrantors are aware complete and accurate.

29.9	So far as the Warrantors are aware, neither the Company nor any of the Subsidiaries has or is likely to have any actual or potential liability under any EHS Laws by reason of it having owned, occupied or used any Previously-owned Land and Buildings.

29.10	Neither the Company nor any of the Subsidiaries has given or received any warranties or indemnities or entered into any other agreement in respect of any liabilities, duties or obligations that arise under EHS Laws.

29.11	All information provided by or on behalf of the Sellers and/or any of their advisers to the Buyer and/or any of its advisers:

(a)	regarding the supply of electricity to the Company, the Subsidiaries and any undertakings that were subsidiary undertakings of the Company on the Qualification Day of the current Phase; and

(b)	otherwise in connection with the CRC,

is, at the date of this agreement, materially accurate and not misleading.

29.12	The Company and its subsidiary undertakings as at the Qualification Day of the current Phase, did not meet the qualification criteria set out in the CRC Order during the Qualification Year of the current Phase or any part of that year.

29.13	The Company and the Subsidiaries are not required to participate in the current Phase of the CRC.

29.14	The Company and each of the Subsidiaries are not required to provide any information to the administrator of the CRC under article 62 of the CRC Order.

30.	ANTI-CORRUPTION

30.1	The definition in this paragraph applies in this agreement.

Associated Person: means in relation to a company, a person (including an employee, agent or subsidiary) who performs or has performed services for or on behalf of that company.

30.2	So far as the Warrantors are aware, neither the Company nor any of the Subsidiaries is or has at any time engaged in any practice or conduct which would constitute an offence under the Bribery Act 2010.

30.3	So far as the Warrantors are aware, no Associated Person of the Company or any of the Subsidiaries bribed another person (within the meaning given in section 7(3) of the Bribery Act 2010) intending to obtain or retain business or an advantage in the conduct of business for the Company and/or any of the Subsidiaries, and the Company and each of the Subsidiaries has in place adequate procedures in line with the guidance published by the Secretary of State under section 9 of the Bribery Act 2010 designed to prevent their Associated Persons from undertaking any such conduct.

30.4	So far as the Warrantors are aware, neither the Company nor any of the Subsidiaries nor any of their Associated Persons is or has been the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body or any customer regarding any offence or alleged offence under the Bribery Act 2010, and no such investigation, inquiry or proceedings have been threatened in writing or are pending and so far as the Warrantors are aware there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

30.5	So far as the Warrantors are aware, neither the Company nor any of the Subsidiaries is ineligible to be awarded any contract or business under section 23 of the Public Contracts Regulations 2006 or section 26 of the Utilities Contracts Regulations 2006 (each as amended).

31.	COMPETITION

31.1	The definition in this paragraph applies in this agreement.

Competition Law: the national and directly effective legislation of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices.

31.2	So far as the Warrantors are aware, neither the Company nor any of the Subsidiaries is engaged in any agreement, arrangement, practice or conduct which amounts to an infringement of the Competition Law of any jurisdiction in which the Company or the Subsidiaries conduct business and no Director is or has been engaged in any activity which would be an offence or infringement under any such Competition Law.

31.3	So far as the Warrantors are aware, neither the Company nor any of the Subsidiaries is the subject of any investigation, inquiry or proceedings by any relevant government body, agency or authority in connection with any actual or alleged infringement of the Competition Law of any jurisdiction in which the Company or any of the Subsidiaries conducts business.

31.4	No such investigation, inquiry or proceedings as referred to in paragraph 31.3 of Part 1 of this Schedule 4 has been threatened in writing or so far as the Warrantors are aware is pending and so far as the Warrantors are aware there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

31.5	So far as the Warrantors are aware, neither the Company nor any of the Subsidiaries is affected by any existing or pending decisions, judgments, orders or rulings of any relevant government body, agency or authority responsible for enforcing the Competition Law of any jurisdiction and neither the Company nor any of the Subsidiaries have given any undertakings or commitments to such bodies which remain outstanding and affect the conduct of the Business.

Part 2. Tax warranties

1.	GENERAL

1.1	All notices, returns (including any land transaction returns), reports, accounts, computations, statements, assessments and registrations and any other necessary information required to be submitted by the Company or any Subsidiary to any Taxation Authority for the purposes of Taxation have been made on a proper basis, were submitted within applicable time limits, were accurate and complete when submitted and remain accurate and complete in all material respects. None of the above is, or so far as the Warrantors are aware is likely to be, the subject of any material dispute with any Taxation Authority.

1.2	All Taxation (whether of the UK or elsewhere), for which the Company or any Subsidiary has been liable to account and which has fallen due for payment under any Taxation Statute, has been paid (insofar as such Taxation ought to have been paid).

1.3	The Company and each Subsidiary have, within applicable time limits, kept and maintained complete and accurate records, invoices and other information in relation to Taxation as they are required to keep and maintain. Such records, invoices and information form part of tax accounting arrangements that enable the Tax liabilities of the Company and any Subsidiary which have accrued to be calculated accurately in all material respects.

1.4	The Company and each Subsidiary have complied within applicable time limits with all notices served on them and any other requirements lawfully made of them by any Taxation Authority.

1.5	Neither the Company nor any Subsidiary has made any payments representing instalments of corporation tax pursuant to the Corporation Tax (Instalment Payments) Regulations 1998 in respect of any current or preceding accounting periods nor is under any obligation to do so.

1.6	Neither the Company nor any Subsidiary has received from any Taxation Authority (and has not subsequently repaid to or settled with that Taxation Authority) any payment to which it was not entitled, or any notice in which its liability to Taxation was understated.

1.7	Neither the Company nor any Subsidiary has paid, within the period of six years ending on the date of this agreement, or will become liable to pay any penalty, fine, surcharge or interest charged by virtue of the TMA 1970 or any other Taxation Statute.

1.8	All Taxation (including national insurance contributions deductible and payable under the PAYE system) required to be deducted and accounted for by the Company or any Subsidiary under any Taxation Statute has been deducted from all payments made (or treated as made) by the Company or the Subsidiary.

1.9	All amounts due to be paid to the relevant Taxation Authority prior to the date of this agreement have been so paid by the due date, including, without limitation, all Tax chargeable on benefits provided for directors, employees or former employees of the Company or any Subsidiary or any persons required to be treated as such.

1.10	There have been no payments or loans made to, no assets made available or transferred to, and no assets earmarked for the benefit of, any employee or former employee (or any associate of such employee or former employee) of the Company or any Subsidiary by an employee benefit trust or another third party, falling within the provisions of Schedule 7A to ITEPA 2003 (introduced by Finance Act 2011 with effect from 6 April 2011)

1.11	There are no current dispensations agreed between the Company or any Subsidiary and HM Revenue & Customs in relation to PAYE and no notifications given by HM Revenue & Customs to the Company or any Subsidiary under section 65(6) of ITEPA 2003.

1.12	Neither the Company nor any Subsidiary is involved in any material dispute with any Taxation Authority nor as far as the Warrantors are aware has the Company or any Subsidiary, within the past 12 months, been subject to any visit, audit, investigation, discovery or access order by any Taxation Authority. The Warrantors are not aware of any circumstances existing which make it likely that a visit, audit, investigation, discovery or access order will be made in the next 12 months.

1.13	The amount of Taxation chargeable on the Company or any Subsidiary during any accounting period ending on or within the six years before Completion has not, to any material extent, depended on any concession, agreement or other formal or informal arrangement with any Taxation Authority.

1.14	All transactions in respect of which any clearance or consent was required from any Taxation Authority have been entered into by the Company or any Subsidiary after such consent or clearance has been obtained. Any application for such clearance or consent has been made on the basis of disclosure of all the relevant material facts and considerations, and all such transactions have been carried into effect only in accordance with the terms of the relevant clearance or consent.

1.15	The Company and the Subsidiaries have duly submitted all claims, disclaimers and elections the making of which has been assumed for the purposes of the Accounts. No such claims, disclaimers or elections are likely to be disputed or withdrawn by the relevant Taxation Authority.

1.16	Neither the Company nor any Subsidiary is, or will become liable, to make to any person (including any Taxation Authority) any payment in respect of any Liability to Taxation (other than PAYE, NICs and VAT) which is primarily or directly chargeable against, or attributable to, any other person (other than the Company or any Subsidiary);

1.17	The Accounts make proper provision or reserve within generally accepted accounting principles for any period ending on or before the date to which they were drawn up for all Taxation assessed or liable to be assessed on the Company or the relevant Subsidiary, or for which the Company or the relevant Subsidiary is accountable at that date, whether or not the Company or that Subsidiary has (or may have) the right of reimbursement against any other person. Proper provision has been made and shown in the Accounts for deferred taxation in accordance with generally accepted accounting principles.

1.18	Neither the Company nor any Subsidiary has entered into a Managed Payment Plan within the provisions of sections 59F-G of the TMA 1970 nor into any arrangement with HM Revenue & Customs for the deferred payment of any liability to Taxation.

1.19	Neither the Company nor any Subsidiary is a qualifying company within the meaning of Schedule 46 to the Finance Act 2009.

2.	CHARGEABLE GAINS

1.1	The book value shown in, or adopted for the purposes, of the Accounts as the value of each of the assets of the Company or any Subsidiary, on the disposal of which a chargeable gain or allowable loss could arise, does not exceed the amount which on a disposal of such asset at the date of this agreement would be deductible, in each case, disregarding any statutory right to claim any allowance or relief other than amounts deductible under section 38 of TCGA 1992.

1.2	There has been no transaction to which any of the following provisions applies, or could apply, in respect of any asset held by the Company or any Subsidiary:

(a)	section 23 of TCGA 1992 (compensation and insurance monies);

(b)	section 135 and 136 of TCGA 1992 (reconstructions and amalgamations);

(c)	section 139 of TCGA 1992 (transfers of assets on reconstructions and amalgamations);

(d)	section 152-154 (inclusive) of TCGA 1992 (replacement of business assets);

(e)	sections 140A and 140C of TCGA 1992 (transfer of a trade);

(f)	section 165 of TCGA 1992 (gifts of business assets);

(g)	section 171-173 (inclusive) of TCGA 1992 (intra-group transfers);

(h)	section 247-248 of TCGA 1992 (compulsory acquisitions); and

(i)	section 242(2) of TCGA 1992 (small part disposals of land).

1.3	Neither the Company nor any Subsidiary has been a party to any scheme or arrangement whereby the value of an asset has been materially reduced as set out in sections 29-34 of TCGA 1992.

1.4	Neither the Company nor any Subsidiary owns any assets which are wasting assets within the meaning of section 44 of TCGA 1992 and which do not qualify in full for an allowance under the provisions of CAA 2001.

1.5	Neither the Company nor any Subsidiary has disposed of or acquired any asset in circumstances falling within section 17 or 19 of TCGA 1992.

1.6	Neither the Company nor any Subsidiary is owed a debt on a security, the disposal or satisfaction of which will give rise to a liability to corporation tax on chargeable gains by reason of section 251 of TCGA 1992.

1.7	Neither the Company nor any Subsidiary has received any assets by way of gift as mentioned in section 282 of TCGA 1992 and neither the Company nor any Subsidiary has held, or holds, shares in a company to which section 125 of TCGA 1992 could apply.

1.8	No claim or election affecting the Company or any Subsidiary has been made (or assumed to be made) under section 187 of TCGA 1992.

1.9	Neither the Company nor any Subsidiary has made a part disposal of any assets for the purposes of section 42 of TCGA 1992.

1.10	Neither the Company nor any Subsidiary has, since the Accounts Date, appropriated any of its assets to or from trading stock for the purposes of section 161 of TCGA 1992.

1.11	Neither the Company nor any Subsidiary is, or may become, liable to tax under section 190 of TCGA 1992 in respect of a disposal occurring on or before Completion.

1.12	No assessment in respect of a capital gain on the disposal of any asset situated outside the UK or of unremittable overseas income has been postponed under section 279 of TCGA 1992 or section 584 of ICTA 1988 (replaced with effect from 1 April 2009, for accounting periods ending on or after that date, by section 1275 of the Corporation Tax Act 2009) in relation to the Company or any Subsidiary.

1.13	Neither the Company nor any Subsidiary has acquired shares on a reorganisation (within the meaning of section 126 of TCGA 1992) in circumstances such that part of the consideration given by the Company or any Subsidiary would be disallowed under section 128(2) of that Act.

3.	CAPITAL LOSSES

3.1	No capital loss has accrued to the Company or any Subsidiary that is a loss within the meaning of either section 8 or section 16A of TCGA 1992.

3.2	No allowable loss has accrued to the Company or any Subsidiary to which section 18(3) of TCGA 1992 would apply.

3.3	No allowable loss which might accrue on the disposal by the Company or any Subsidiary of any share in, or security of, any company is likely to be reduced by virtue of sections 176 and 177 of TCGA 1992.

4.	CAPITAL ALLOWANCES

4.1	If any asset of the Company or any Subsidiary were disposed of at Completion for its book value as shown in, or adopted for the purpose of, the Accounts, or for the value of consideration actually given for it on its acquisition (if such asset were acquired since the Accounts Date), no balancing charge under CAA 2001 (or any other legislation relating to capital allowances) or similar clawback of relief in jurisdictions outside the UK would be made on the Company or that Subsidiary.

4.2	No event has occurred since the Accounts Date (otherwise than in the ordinary course of business) whereby any balancing charge may fall to be made against, or any disposal value may fall to be brought into account by, the Company or any Subsidiary under CAA 2001 (or any other legislation relating to any capital allowances) or similar legislation relating to relief for similar capital expenditure in jurisdictions outside of the UK.

4.3	All expenditure which the Company and Subsidiaries have incurred under any subsisting commitment for the provision of plant or machinery has qualified, or will qualify (if not deductible as a trading expense of the Company or Subsidiary), for allowances at the applicable rate under CAA 2001. Neither the Company nor any Subsidiary has claimed any research and development tax relief or tax credit nor any first-year tax credits (within the meaning of section 262A of, and Schedule 1A to, CAA 2001).

4.4	Neither the Company nor any Subsidiary has made any claim for capital allowances in respect of any asset which is leased to or from, or hired to or from, the Company or any Subsidiary. No election affecting the Company or any Subsidiary has been made, or agreed to be made, under sections 177 or 183 of CAA 2001 in respect of such assets.

4.5	Neither the Company nor any Subsidiary is a lessee under a lease to which Chapter 17 of Part 2 of CAA 2001 apply or could apply.

4.6	Neither the Company nor any Subsidiary is a party to any transactions to which paragraphs 2-5 and 7 of Schedule 3 to TIOPA 2010 apply or could apply.

4.7	Neither the Company nor any Subsidiary has made any election under section 83 of CAA 2001, nor is it taken to have made such an election under section 89(4) of CAA 2001.

4.8	Neither the Company nor any Subsidiary has incurred any long-life asset expenditure within the meaning of section 90 of CAA 2001.

4.9	None of the assets of the Company or any Subsidiary, expenditure on which has qualified for a capital allowance under Part 3 of CAA 2001, has at any time been used otherwise than as an industrial building or structure.

4.10	Neither the Company nor any Subsidiary has incurred any expenditure which qualifies for allowances under Part 3A of CAA 2001 (business premises renovation allowance).

4.11	Since the Accounts Date neither the Company nor any Subsidiary has incurred any expenditure incurred on the provision of or replacement of integral features (within the meaning of section 33A of CAA 2001).

5.	DISTRIBUTIONS AND OTHER PAYMENTS

5.1	No distribution or deemed distribution, within the meaning of section 1000 or sections 1022-1027 of CTA 2010, has been made (or will be deemed to have been made) by the Company or any Subsidiary, except dividends shown in their audited accounts, and neither the Company nor any Subsidiary is bound to make any such distribution.

5.2	No securities within the meaning of section 1114 of CTA 2010 issued by the Company and remaining in issue at the date of this agreement were issued in such circumstances that the interest payable under them falls to be treated as a distribution under section 1000 of CTA 2010, nor has the Company agreed to issue any such securities.

5.3	Neither the Company nor any Subsidiary has, within the period of seven years preceding Completion, been engaged in, nor been a party to, any of the transactions set out in Chapter 5 of Part 23 of CTA 2010, nor has it made or received a chargeable payment as defined in section 1086 of CTA 2010.

5.4	Neither the Company nor any Subsidiary has received a dividend which is not exempt within the provisions set out in chapters 2 and 3 of Part 9A of CTA 2009.

5.5	Neither the Company nor any Subsidiary has received any capital distribution to which section 189 of TCGA 1992 could apply.

6.	LOAN RELATIONSHIPS

6.1	All interests, discounts and premiums payable by the Company or any Subsidiary in respect of its loan relationships (within the meaning of section 302 of CTA 2009) are eligible to be brought into account by the Company or the Subsidiaries as a debit for the purposes of Part 5 of CTA 2009 at the time, and to the extent that such debits are recognised in the statutory accounts of the Company or the Subsidiaries.

6.2	Neither the Company nor any Subsidiary is party to a debtor relationship (within the meaning of section 302(6) of CTA 2009), to which Chapter 8 of Part 5 of CTA 2009 applies.

6.3	Neither the Company nor any Subsidiary is party to a loan relationship made other than on arm’s length terms. There are no circumstances in which section 445 or 447 of CTA 2009 will apply to require an adjustment of debits and/or credits which have been brought into account by the Company or any Subsidiary.

6.4	Neither the Company nor any Subsidiary has been a party to a loan relationship which had an unallowable purpose (within the meaning of section 442 of CTA 2009).

7.	CLOSE COMPANIES

7.1	Neither the Company nor any Subsidiary is, nor has ever been, a close company within the meaning of sections section 439 of CTA 2010).

7.2	No distribution within section 1064 of CTA 2010 has been made by the Company or any Subsidiary between the Accounts Date and Completion.

7.3	No loans or advances have been made, or agreed to be made, by the Company or any Subsidiary within sections 455, 459 and 460 of CTA 2010.

8.	GROUP RELIEF

8.1	All claims made by the Company and the Subsidiaries for group relief within section 99 CTA 2010 were valid when made and have been or will be allowed by way of relief from corporation tax. The Company and the Subsidiaries have met all procedural and other requirements of Part VIII of Schedule 18 to the Finance Act 1998 in respect of such claims.

8.2	Except as provided in the Accounts, neither the Company nor any Subsidiary is, or will be, obliged to make or be entitled to receive any payment for group relief as defined in section 183 of CTA 2010 in respect of any period ending on or before the Accounts Date.

8.3	Neither the Company nor any Subsidiary has been party to a surrender of a tax refund under 963 of CTA 2010.

9.	GROUPS OF COMPANIES

9.1	The Company and any Subsidiary together comprise a group for the purposes of Part 5 of CTA 2010 and, so far as the Warrantors are aware, there are no circumstances or arrangements as a result of which any Subsidiary or the Company will cease to form part of such group.

9.2	Neither the Company nor any Subsidiary has entered into, or agreed to enter into, an election pursuant to section 171A of TCGA 1992 or pursuant to paragraph 16 of Schedule 26 to the Finance Act 2008.

9.3	Neither the execution nor completion of this agreement, nor any other event since the Accounts Date, will result in any chargeable asset being deemed to have been disposed of and re-acquired by the Company or any Subsidiary for Taxation purposes under:

(a)	section 179 of TCGA 1992;

(b)	sections 345 and 346 of CTA 2009;

(c)	sections 630-632 of CTA 2009;

(d)	section 780 or 785 of CTA 2009 (or under paragraph 58 or 60 of Schedule 29 to the Finance Act 2002); or

(e)	as a result of any other Event (as defined in the Tax Covenant) since the Accounts Date.

9.4	Neither the Company nor any Subsidiary has made any election under section 179A of TCGA 1992 or section 792 of CTA 2009 (or under paragraph 66 of Schedule 29 to the Finance Act 2002).

9.5	Neither the Company nor any Subsidiary has ever been party to any arrangements pursuant to section 59F-G of TMA 1970 (group payment arrangements).

10.	INTANGIBLE ASSETS

For the purposes of this paragraph 10, references to intangible fixed assets mean intangible fixed assets and goodwill within the meaning of Part 8 of CTA 2009 and to which that legislation applies. References to an intangible fixed asset shall be construed accordingly.

10.1	No claims or elections have been made by the Company or any Subsidiary under Chapter 7 of Part 8 of CTA 2009 (Part 7 of Schedule 29 to the Finance Act 2002), or section 827 of CTA 2009 (paragraph 86 of Schedule 29 to the Finance Act 2002) in respect of any intangible fixed asset of the Company or any Subsidiary.

10.2	Since the Accounts Date:

(a)	neither the Company nor any Subsidiary owns an asset which has ceased to be a chargeable intangible asset in the circumstances described in section 859 of CTA 2009;

(b)	neither the Company nor any Subsidiary has realised or acquired an intangible fixed asset for the purposes of Part 8 of CTA 2009; and

(c)	no circumstances have arisen which have required, or will require, a credit to be brought into account by the Company or any Subsidiary on a revaluation of an intangible fixed asset.

11.	COMPANY RESIDENCE, TREASURY CONSENTS AND OVERSEAS INTERESTS

11.1	The Company and the Subsidiaries have, throughout the past six years, been resident in the UK for corporation tax purposes and have not, at any time in the past six years, been treated as resident in any other jurisdiction for the purposes of any double taxation arrangements having effect under section 18 of CTA 2009 and section 2 of TIOPA 2010.

11.2	Neither the Company nor any Subsidiary has, or within the last six years has had, a permanent establishment outside the UK.

11.3	Neither the Company nor any Subsidiary is an agent or permanent establishment of another company, person, business or enterprise for the purpose of assessing such company, person, business or enterprise to Taxation in the country of residence of the Company or any Subsidiary.

12.	TRANSFER PRICING

All transactions or arrangements made by the Company or any Subsidiary have been made on arm’s length terms. There are no circumstances in which Part 4 of TIOPA 2010 applies resulting in an adjustment to the terms on which such transaction or arrangement is treated as being made for Taxation purposes.

13.	ANTI-AVOIDANCE

13.1	Neither the Company nor any Subsidiary has been a party to any transaction, scheme or arrangement designed wholly or mainly or containing steps or stages having no commercial purpose and designed wholly or mainly for the purpose of avoiding or deferring Taxation or reducing a liability to Taxation.

13.2	Neither the Company nor any Subsidiary has entered into any notifiable arrangements for the purposes of Part 7 of the Finance Act 2004 any notifiable contribution arrangement for the purpose of the National Insurance Contribution (Application of Part 7 of the Finance Act 2004) Regulations 2007 (SI 2007/785) or any notifiable scheme for the purposes of Schedule 11A to the VATA 1994.

14.	INHERITANCE TAX

14.1	Neither the Company nor any Subsidiary has:

(a)	made any transfer of value within sections 94 and 202 of IHTA 1984; or

(b)	received any value such that liability might arise under section 199 of IHTA 1984; or

(c)	been a party to associated operations in relation to a transfer of value as defined by section 268 of IHTA 1984.

14.2	There is no unsatisfied liability to inheritance tax attributable to a transfer of value comprising the Sale Shares or any asset of the Company or any Subsidiary. None of them are subject to any Inland Revenue charge as mentioned in section 237 and 238 of IHTA 1984.

14.3	No asset owned by the Company or any Subsidiary, nor the Sale Shares, are liable to be subject to any sale, mortgage or charge by virtue of section 212(1) of IHTA 1984.

15.	VALUE ADDED TAX

15.1	The Company and the Subsidiaries are not members of a group for VAT purposes.

15.2	Neither the Company nor any Subsidiary is (nor are there any circumstances in which they may become) under a duty to make monthly payments on account under the Value Added Tax (Payments on Account) Order 1993.

15.3	The Company and the Subsidiaries have each complied with all statutory provisions, rules, regulations, orders and directions in respect of VAT, promptly submitted accurate returns, and maintained VAT records, invoices and other requisite documents required to be maintained for VAT purposes. Neither the Company nor any Subsidiary has been:

(a)	subject to any interest, forfeiture, surcharge or penalty in respect of VAT; or

(b)	given any notice under sections 59, 59A or 64 of VATA 1994; or

(c)	given a warning within section 76(2) of VATA 1994; or

(d)	required to give security under paragraph 4 of Schedule 11 to VATA 1994.

15.4	VAT has been duly paid by the Company and each Subsidiary, or provision has been made in the Accounts for all amounts of VAT for which the Company and each of the Subsidiaries is liable.

15.5	Neither the Company nor any Subsidiary is, or has been, for VAT purposes, a member of any group of companies other than the group comprising the Company and the Subsidiaries alone. No act or transaction has been effected in consequence of which the Company or any Subsidiary, is or may be held, liable for any VAT arising from supplies made by another company. No direction has been given, nor will be given, by HM Revenue & Customs under Schedule 9A to VATA 1994 as a result of which the Company or any Subsidiary would be treated as a member of another group for the purposes of VAT.

15.6	Neither the Company nor any Subsidiary has been, or agreed to be, a party to any transaction or arrangement in relation to which a direction has been, or could be, made under paragraph 1 of Schedule 6 or paragraph 1 of Schedule 7 to VATA 1994.

15.7	Neither the Company nor any Subsidiary is, or has agreed to become, liable for VAT under sections 47, 48 or 55 of VATA 1994. No direction has been given, or may be given, by HM Revenue & Customs under paragraph 2 of Schedule 6 to VATA 1994.

15.8	For the purposes of Schedule 10 to VATA 1994, the Company, any Subsidiary and any relevant associates of such companies (within the meaning of paragraph 3 of Schedule 10 to VATA 1994) have exercised an option to tax (pursuant to paragraph 2 of Schedule 10 to VATA 1994) only in respect of those Properties listed as having been the subject of such an option in the Disclosure Letter and:

(a)	neither the Company nor any Subsidiary or relevant associate of such companies has any intention of exercising, or obligation to exercise, such an option in respect of any other of the Properties;

(b)	all things necessary for the option to have effect have been done and, in particular, any notification and information required by paragraph 20 of Schedule 10 to VATA 1994 has been given and any permission required by paragraph 28 of Schedule 10 to VATA 1994 has been properly obtained

(c)	neither the Company nor any Subsidiary or relevant associate of such companies (within the meaning of paragraph 3 of Schedule 10 to VATA 1994) has charged VAT, whether on rents or otherwise, which is not properly chargeable;

(d)	neither the Company nor any Subsidiary or relevant associate of such companies has agreed to refrain from exercising an option in relation to any of the Properties; and

(e)	neither the Company nor any Subsidiary or relevant associate of such companies has made a real estate election within the meaning of paragraph 21 of Schedule 10 VATA 1994 in relation to any property.

15.9	Neither the Company nor any Subsidiary owns any assets which are capital items that are subject to the capital goods scheme under Part XV of the VAT Regulations 1995.

15.10	Neither the Company nor any Subsidiary has made any claim for bad debt relief under section 36 of VATA 1994. There are no existing circumstances by virtue of which any refund of VAT obtained or claimed may be required to be repaid.

16.	PREMIUMS AND SALE AND LEASE BACK OF LAND

Neither the Company nor any Subsidiary has entered into any transaction to which Chapter 4 of Part 4 of CTA 2009 or Part 19 of CTA 2010 apply.

17.	EMPLOYEES AND PENSIONS

17.1	Neither the Company nor any Subsidiary has, since the Accounts Date, made, or agreed to make, any payment to, or provided or agreed to provide any benefit for, any Director or former director, officer or employee of the Company or any Subsidiary, whether as compensation for loss of office, termination of employment or otherwise, which is not allowable as a deduction in calculating the profits of the Company or relevant Subsidiary for Taxation purposes.

17.2	Neither the Company nor any Subsidiary participates in a scheme under section 713 of ITEPA 2003.

17.3	Neither the Company nor any Subsidiary has established or operated any scheme approved by HM Revenue & Customs under Schedules 2, 3 and 4 to ITEPA 2003 (Approved Schemes) or granted options under Schedule 5 to ITEPA 2003 (EMI Options).

18.	STAMP DUTY, STAMP DUTY LAND TAX AND STAMP DUTY RESERVE TAX

18.1	Any document that is necessary in proving the title of the Company or any Subsidiary to any asset which is owned by the Company or any Subsidiary at Completion, and each document which the Company or any Subsidiary may wish to enforce or produce in evidence, is duly stamped for stamp duty purposes. No such documents which are outside the UK would attract stamp duty if they were brought into the UK.

18.2	Neither entering into this agreement nor Completion will result in the withdrawal of a stamp duty or stamp duty land tax relief granted on or before Completion which will affect the Company or any Subsidiary.

18.3	No circumstances exist under which paragraph 5 or paragraph 12 of Schedule 7 to the Finance Act 2003 (recovery of relief from another group company or controlling director) could apply to the Company or any Subsidiary.

18.4	There is no chargeable interest (as defined under section 48 of the Finance Act 2003) acquired or held by the Company or any Subsidiary before Completion in respect of which the Warrantors are aware that an additional land transaction return will be required to be filed with a Taxation Authority and/or a payment of stamp duty land tax made on or after Completion.

18.5	Since the Accounts Date, neither the Company nor any Subsidiary has incurred any liability to, or been accountable for, any stamp duty reserve tax. There has been no agreement within section 87(1) of the Finance Act 1986 which could lead to the Company or any Subsidiary incurring such a liability or becoming so accountable.

19.	CONSTRUCTION INDUSTRY SUB-CONTRACTORS’ SCHEME

Neither the Company nor any Subsidiary is required to register as a Contractor under the provisions of section 59 of the Finance Act 2004 and the expenditure incurred by each of the Company and any Subsidiary on construction, refurbishment and fitting-out works in each of the three years ending on the Accounts Date is less than £1 million.

Schedule 6 Tax covenant

1.	INTERPRETATION

1.1	The definitions and rules of interpretation in this paragraph apply in this Agreement.

Accounts Relief: any Relief (including the right to a repayment of Tax) that is shown as an asset in the Completion Accounts.

ATCA: the advanced thin capitalisation agreements made between (1) the Company and (2) HM Revenue & Customs dated 21 March 2013 and 11 June 2009 and included in the Disclosure Bundle at document section 17.

Buyer’s Relief:

(a)	any Accounts Relief;

(b)	any Relief (other than one within the definition of “Saving”) which arises as a result of any Event occurring after Completion; and

(c)	any Relief, whenever arising, of the Buyer or any member of the Buyer’s Tax Group other than the Company or any Subsidiary.

Bonus Payments: means the amount (gross of income tax and national insurance contributions) of those bonus payments to be made by the Company or a Subsidiary to a director or employee provision for which is made in the Completion Accounts.

Buyer’s Tax Group: the Buyer and any other company or companies which are from time to time treated as members of the same group as, or otherwise connected or associated in any way with, the Buyer for any Tax purpose.

Dispute: any dispute, appeal, negotiations or other proceedings in connection with a Tax Claim.

EBT: the Kidsunlimited Group Limited Employee Benefit Trust.

Event: means the expiry of a period of time, the Company or any Subsidiary becoming or ceasing to be associated with any other person for any Tax purpose or ceasing to be or becoming resident in any country for any Tax purpose, the death or the winding up or dissolution of any person, the earning, receipt or accrual for any Tax purpose of any income, profit or gains and any transaction (including the execution and completion of all provisions of this agreement), event, act or omission whatsoever, and any reference to an Event occurring on or before a particular date shall include Events which, for Tax purposes, are deemed to have, or are treated or regarded as having, occurred on or before that date.

Liability for Taxation: means

(d)	any liability of the Company or any Subsidiary to make a payment of Tax whether or not the same is primarily payable by the Company or the relevant Subsidiary and whether or not the Company or the relevant Subsidiary has or may have any right of reimbursement against any other person or persons, in which case the amount of the Liability for Taxation shall be the amount of the actual payment;

(e)	the Loss of any Accounts Relief in which case the amount of the Liability for Taxation will be the amount of Tax which would (on the basis of Tax rates current at the date of such Loss) have been saved but for such Loss, assuming for this purpose that the Company or the relevant Subsidiary had sufficient profits or was otherwise in a position to use the Relief or where the Relief is the right to repayment of Tax the amount of the repayment;

(f)	the use or setting off of any Buyer’s Relief in circumstances where, but for such set off or use, the Company or the relevant Subsidiary would have had a liability to make a payment of Tax for which the Company would have been able to make a claim against the Warrantors under this Tax Covenant, in which case, the amount of the Liability for Taxation shall be the amount of Tax which the Company or the relevant Subsidiary would otherwise have been liable but for such set off or utilisation.

Loss: any reduction, loss, counteraction, nullification, disallowance or clawback for whatever reason.

Overprovision: the amount by which any provision for Tax (other than deferred tax) in the Completion Accounts is overstated, except where such overstatement arises as a result of:

(g)	a change in law;

(h)	a change in the accounting bases on which the Company or any Subsidiary values its assets; or

(i)	a voluntary act or omission of the Buyer

which, in each case, occurs after Completion.

Relief: includes any loss, relief, allowance, credit, exemption or set off from or in respect of Tax or any deduction in computing income, profits or gains for the purposes of Tax and any right to a repayment of Tax.

Saving: the reduction or elimination of any liability of the Company or a Subsidiary to make an actual payment of Tax in respect of which the Warrantors would not have been liable under paragraph 2, by the use of any Relief arising as a result of a Liability for Taxation in respect of which the Warrantors are liable to make a payment under paragraph 2 of this Tax Covenant or the payment or discharge of such a Liability for Taxation.

Tax or Taxation: all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies or withholdings in the nature of taxation wherever chargeable and whether of the UK or any other jurisdiction (including, for the avoidance of doubt, national insurance contributions in the UK and corresponding obligations elsewhere) and any penalty, fine, surcharge, interest or charges relating thereto (including interest and penalties arising from the Company’s failure to make adequate instalment payments under the Corporation Tax (Instalments Payments) Regulations in any period ending on or before Completion).

Tax Claim: any assessment, notice, demand, letter or other document issued or action taken by or on behalf of any Taxation Authority, self-assessment or other occurrence from which it appears that the Buyer, the Company or a Subsidiary is or may be subject to a Liability for Taxation or other liability in respect of which the Warrantors are or may be liable under this Tax Covenant.

Taxation Authority: any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official competent to impose, administer, levy, assess or collect Tax in the UK or elsewhere.

Taxation Statute: any directive, statute, enactment, law or regulation wheresoever enacted or issued, coming into force or entered into providing for or imposing any Tax and shall include orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same.

Warrantors’ Representative: Rosamund Marshall.

1.2	References to gross receipts, income, profits or gains earned, accrued or received shall include any gross receipts, income, profits or gains deemed pursuant to the relevant Taxation Statute to have been or treated or regarded as earned, accrued or received.

1.3	References to a repayment of Tax shall include any repayment supplement or interest in respect of it.

1.4	Any reference to something occurring in the ordinary course of business shall not include:

(a)	a Liability for Taxation of the Company or a Subsidiary arising as a result of the failure by another person to discharge that person’s primary liability for Taxation; or

(b)	anything that relates to or involves the acquisition or disposal of an asset or the supply of services (including the lending of money, or the hiring or licensing of tangible or intangible property) in a transaction to the extent that it is not entered into on arm’s length terms; or

(c)	anything that relates to or involves the making of a distribution for Tax purposes, the creation, cancellation or re-organisation of share or loan capital, the creation, cancellation or repayment of any connected party debt or the Company or any Subsidiary becoming or ceasing to be or being treated as ceasing to be a member of a group of companies or becoming or ceasing to be associated or connected with any other company for any Tax purposes; or

(d)	any scheme, transaction or arrangement or a step or stage in a scheme, transaction or arrangement designed wholly or mainly for the purpose of avoiding, reducing or deferring a Liability for Taxation; or

(e)	anything that gives rise to a Liability for Taxation on deemed (as opposed to actual) profits or to the extent that it gives rise to a Liability for Taxation on an amount of profits greater than the difference between the sale proceeds of an asset and the amount attributable to that asset in the Accounts or, in the case of an asset acquired since the Accounts Date, the cost of that asset; or

(f)	a change of residence of the Company or any Subsidiary for Tax purposes.

1.5	Unless the contrary intention appears, words and expressions defined in this agreement have the same meaning in this Tax Covenant and any provisions in this agreement concerning matters of construction or interpretation also apply in this Tax Covenant.

1.6	Any stamp duty which is charged on any document, or in the case of a document which is outside the UK, any stamp duty which would be charged on the document if it were brought into the UK, which is necessary to establish the title of the Company or any Subsidiary to any asset, and any interest fine or penalty relating to such stamp duty, shall be deemed to be a liability of the Company or the relevant Subsidiary to make an actual payment of Taxation in consequence of an Event arising on the last day on which it would have been necessary to pay such stamp duty in order to avoid any liability to interest or penalties arising on it.

2.	COVENANT

2.1	In consideration for the payments by the Company to the Sellers pursuant to this agreement, the Warrantors covenant with the Company that, subject to the provisions of this Tax Covenant, the Warrantors shall be jointly and severally liable to pay to the Company an amount equal to any:

(a)	Liability for Taxation resulting from or by reference to any Event occurring on or before Completion or in respect of any gross receipts, income, profits or gains earned, accrued or received by the Company or a Subsidiary on or before Completion;

(b)	Liability for Taxation whensoever arising, which arises solely as a result of the relationship for Tax purposes of the Company or any Subsidiary with any person other than a member of the Buyer’s Tax Group on or before Completion;

(c)	Liability for Taxation which arises as a result of any Event which occurs after Completion pursuant to a legally binding obligation (whether or not conditional) entered into by the Company on or before Completion otherwise than in the ordinary course of business;

(d)	Liability for Taxation which arises at any time (being a liability for the Company to account for income tax or national insurance contributions) in respect of the grant, exercise, surrender, exchange or other disposal of an option or other right to acquire employment-related securities or in respect of any acquisition, holding or disposal of employment-related securities (as defined for the purposes of Part 7 of ITEPA 2003) where the acquisition of the security or the grant of the option or other right to acquire the security occurred on or before Completion;

(e)	Liability for Taxation that arises at any time under Part 7A of ITEPA 2003 (introduced by the Finance Act 2011 with effect from 6 April 2011) including any liability arising as a consequence of any payments or loans made to, any assets made available or transferred to, or any assets earmarked for the benefit of, any employee or former employee of the Company or any Subsidiary, or for the benefit of any relevant person, by an employee benefit trust or another third party where the arrangement giving rise to the charge was entered into before Completion and at a time when the third party was acting on the instructions of, or for the benefit of, the Warrantors;

(f)	any Liability for Taxation which is a liability for inheritance tax which:

(i)	is a liability of the Company or any Subsidiary and arises as a result of a transfer of value occurring or being deemed to occur on or before Completion (whether or not in conjunction with the death of any person whensoever occurring); or

(ii)	has given rise at Completion to a charge on any of the Sale Shares or assets of the Company or any Subsidiary; or

(iii)	gives rise after Completion to a charge on any of the Sale Shares in or assets of the Company or any Subsidiary as a result of the death of any person within seven years of a transfer of value which occurred before Completion;

(g)	costs and expenses properly and reasonably incurred by the Buyer or the Company or any Subsidiary or any member of the Buyer’s Tax Group as a result of any Liability for Taxation or other liability in respect of which the Warrantors are liable under this Schedule, any Tax Claim or as a result of successfully taking or defending any action under this Schedule.

2.2	For the purposes of this Tax Covenant, in determining whether a charge on the shares in or assets of the Company or any Subsidiary arises at any time or whether there is a liability for inheritance tax, the fact that any Tax may be paid in instalments shall be disregarded and such Tax shall be treated for the purposes of this Tax Covenant as becoming due or to have become due and a charge as arising or having arisen on the date of the transfer of value or other date or Event on or in respect of which it becomes payable or arises.

2.3	The provisions of section 213 of IHTA 1984 (refund by instalments) shall be deemed not to apply to any liability for inheritance tax within this paragraph 2.

3.	PAYMENT DATE AND INTEREST

3.1	Payment by the Warrantors in respect of any liability under this Schedule must be made in cleared and immediately available funds on the following days:

(a)	in the case of a Liability for Taxation that involves an actual payment of Tax, the later of two Business Days before the due date for payment and ten Business Days after the date on which the Buyer serves notice on the Warrantors requesting payment; or

(b)	in the case of the loss of a right to repayment of Tax or a liability under paragraph 2.1(g) ten Business Days following the date on which the Buyer serves notice on the Warrantors requesting payment; or

(c)	in a case that involves the loss of a Relief (other than a right to repayment of Tax), the later of the date ten Business Days after the date the Buyer serves notice on the Warrantors requesting payment and the last date upon which Tax is or would have been required to be paid to the relevant Taxation Authority in respect of the earlier of:

(i)	the period in which the Loss of the Relief gives rise to an actual liability to pay Tax; or

(ii)	the period in which the Loss of the Relief occurs (assuming for this purpose that the Company had sufficient profits or was otherwise in a position to use the Relief);

(d)	in a case that falls within paragraph 1.1(c) of the definition of Liability for Taxation, the date upon which the Tax saved by the Company or the relevant Subsidiary is or would have been required to be paid to the relevant Taxation Authority.

3.2	If any sums required to be paid by the Warrantors under this Tax Covenant are not paid on the date specified in paragraph 3.1, then, except to the extent that the Warrantors’ liability under paragraph 2 compensates the Company for the late payment by virtue of it extending to interest and penalties, such sums shall bear interest (which shall accrue from day to day after as well as before any judgment for the same) at the rate of 2% per annum above Lloyds Bank plc’s base lending rate from time to time.

4.	EXCLUSIONS

4.1	The covenant contained in paragraph 2 above shall not cover any Liability for Taxation and the Warrantors shall not be liable for breach of any Tax Warranty to the extent that:

(a)	Specific provision or reserve (other than a provision for deferred tax but including line items for Tax and Social Security) in respect of the liability is made in the Completion Accounts and for the purposes of this paragraph any Liability for Taxation and any income, profit or gain giving rise to a Liability for Taxation shall be computed on a basis consistent with the Completion Accounts and not (where different) on the basis of a pro rata apportionment of the income, profits or gains of one or more accounting periods; or

(b)	such Liability for Taxation was discharged on or before Completion and the discharge of such Liability for Taxation was reflected in the Completion Accounts; or

(c)	it arises or is increased as a result only of any change in the law of Tax (other than a change targeted specifically at countering a tax avoidance scheme) announced and coming into force after Completion (whether relating to rates of Tax or otherwise) or the withdrawal of any extra-statutory concession previously made by a Taxation Authority (whether or not the change purports to be effective retrospectively in whole or in part); or

(d)	it would not have arisen but for a change after Completion in the accounting bases upon which the Company or any Subsidiary values its assets (other than a change made in order to comply with UK GAAP); or

(e)	the Buyer is compensated for any such matter under any other provision of this agreement; or

(f)	there is available to the Company or any Subsidiary a Relief which is not a Buyer’s Relief; or

(g)	it would not have arisen but for a voluntary act, transaction or omission of the Company or any Subsidiary or the Buyer or any member of the Buyer’s Tax Group outside the ordinary course of business after Completion or which the Buyer, Company or Subsidiary was aware or ought reasonably to have been aware would give rise to the Liability for Taxation or other liability in question; or

(h)	the Liability for Taxation arises solely as a result of the Company or the Subsidiary becoming a member of the Buyer’s Tax Group; or

(i)	the Liability for Taxation is a liability to employers’ national insurance contributions payable on the redemption of the C Loan Notes of less than £125,000; or

(j)	the Liability for Taxation arises as a result of any sum paid or any benefit provided by the Company, any Subsidiary or any member of the Buyer’s

Tax Group to Catherine Houghton at any time or to any other employee or former employee of the Company or the Subsidiary after Completion in connection with the termination of her or their employment by the Buyer, the Company, any Subsidiary or any member of the Buyer’s Tax Group; or

(k)	the liability in question may be discharged out of money deducted or withheld or treated as deducted or withheld by the Company or a Subsidiary for that specific purpose; or

(l)	the Liability for Taxation is a liability to PAYE income tax and employers’ Class 1 and employees’ Class 1 national insurance contributions which arises as a result of or by reference to sums paid or to be paid by or at the direction of the EBT in the aggregate sum of £105,227 which has been deducted from payments due to the EBT pursuant to clause 3.5 of this Agreement, or provided for in the Completion Accounts; or

(m)	the Liability for Taxation is a liability to PAYE income tax and employers’ Class 1 and employees’ Class 1 national insurance contributions, provided for in the Completion Accounts, which arises as a result of or by reference to the Bonus Payments; or

(n)	the Liability for Taxation is a liability to deduct and account for income tax on interest payable under the Loan Notes which has been deducted from payments due to the holders of Loan Notes pursuant to clauses 3.3 and 3.6 of this agreement.

4.2	For the purposes of paragraph 4.1(g), an act will not be regarded as voluntary if undertaken pursuant to a legally binding obligation entered into by the Company on or before Completion or imposed on the Company by any legislation whether coming into force before, on or after Completion or for the purpose of avoiding or mitigating a penalty imposable by such legislation or if carried out at the written request of the Warrantors.

5.	OVERPROVISIONS

5.1	If on or before the date eighteen months after Completion, the auditors for the time being of the Company or any Subsidiary certify (at the request and expense of the Warrantors) that any provision for Tax in the Completion Accounts (other than a provision for deferred tax) has proved to be an Overprovision, then:

(a)	the amount of any Overprovision shall first be set off against any payment then due from the Warrantors under this Tax Covenant or for breach of a Tax Warranty;

(b)	to the extent that there is an excess, a refund shall be made to the Warrantors of any previous payment or payments made by the Warrantors under this Tax Covenant (and not previously refunded under this Tax Covenant) up to the amount of such excess or for breach of a Tax Warranty; and

(c)	to the extent that such excess as referred to in paragraph 5.1(b) is not exhausted, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Warrantors under this Tax Covenant or for breach of a Tax Warranty.

5.2	The Buyer shall use all reasonable endeavours, at the request and expense of the Warrantors, to procure the issue to the Warrantors by the auditors for the time being of the Company or a Subsidiary of a certificate to the Warrantors as to whether an Overprovision exists and if so its amount.

5.3	After the Company’s or the relevant Subsidiary’s auditors have produced any certificate under this paragraph 5, the Warrantors or the Buyer may, at any time before the expiry of eighteen months from Completion, request the auditors for the time being of the Company or the relevant Subsidiary (as the case may be) to review (at the expense of the person making the request) that certificate in the light of all relevant circumstances, including any facts of which they were not or it was not aware, and which were not taken into account, at the time when such certificate was produced, and to certify whether, in their opinion, the certificate remains correct or whether, in light of those circumstances, it should be amended.

5.4	If the auditors make an amendment to the earlier certificate and the amount of the Overprovision is revised, that revised amount shall be substituted for the previous amount and any adjusting payment that is required shall be made by or to the Warrantors (as the case may be) as soon as reasonably practicable.

6.	SAVINGS

6.1	If (at the Warrantors’ request and expense), the auditors for the time being of the Company or any Subsidiary determine that the Company or the relevant Subsidiary has obtained a Saving on or before the date which is three months after the end of the accounting period of the Company or the relevant Subsidiary during which the last extant Relevant Claim referred to in clause 6.5 under the Tax Covenant or the Tax Warranties has been settled, the Company shall as soon as reasonably practicable thereafter repay to the Warrantors, after deduction of any amounts then due by the Warrantors, the lesser of:

(a)	the amount of the Saving (as determined by the auditors) less any costs incurred by the Buyer, the Company or the relevant Subsidiary; and

(b)	the amount payable by the Warrantors under paragraph 2 in respect of the Liability for Taxation which gave rise to the Saving less any part of that amount previously repaid to the Warrantors under any provision of this Tax Covenant or otherwise.

6.2	The Buyer shall use all reasonable endeavours, at the request and expense of the Warrantors, to procure the issue by the auditors for the time being of the Company or a Subsidiary of a certificate as to whether a Saving has arisen and if so its amount.

7.	RECOVERY FROM THIRD PARTIES

7.1	Where the Buyer, the Company or a Subsidiary is or becomes entitled to recover from some other person (not being the Buyer, the Company or a Subsidiary or any other company within the Buyer’s Tax Group), any amount in respect of a Liability for Taxation, the Buyer shall or procure that the Company or the relevant Subsidiary shall:

(a)	notify the Warrantors of its entitlement as soon as reasonably practicable; and

(b)	if required by the Warrantors and, subject to the Buyer, the Company or the relevant Subsidiary being indemnified by the Warrantors against any Tax that may be suffered on receipt of that amount and any costs and expenses incurred in recovering that amount, take and procure that the Company or the relevant Subsidiary takes all reasonable steps to enforce that recovery against the person in question (keeping the Warrantors fully informed of the progress of any action taken) provided that the Buyer shall not be required to take any action pursuant to this paragraph 7.1 (other than an action against a person who has given Tax advice to the Company or relevant Subsidiary on or before Completion), where it is reasonable for the Buyer to decline to do so and where that action, in the Buyer’s reasonable opinion, is likely to materially prejudice its or the Company’s or the relevant Subsidiary’s commercial or employment relationship (potential or actual) with that or any other person.

7.2	If the Buyer, or the Company or a Subsidiary recovers any amount referred to in paragraph 7.1, the Buyer shall or shall procure that the Company or the relevant Subsidiary shall account to the Warrantors for the lesser of:

(a)	any amount recovered (including any related interest or related repayment supplement) less any Tax suffered in respect of that amount and any costs and expenses incurred in recovering that amount (save to the extent that amount has already been made good by the Warrantors under paragraph 7.1(b)); and

(b)	the amount payable by the Warrantors under paragraph 2 in respect of the Liability for Taxation in question.

8.	CORPORATION TAX RETURNS

8.1	Subject to this paragraph 8 and paragraph 9, the Buyer will have exclusive conduct of all Taxation affairs of the Company and the Subsidiaries after Completion.

8.2	The Buyer will procure that the Company and any Subsidiary does not amend or withdraw any return or computation or any claim, election, surrender or consent made by it in respect of the Company’s or any Subsidiary’s accounting periods commencing on or before Completion without giving the Warrantors a reasonable opportunity to comment and taking account of the Warrantors’ reasonable representations.

8.3	The Buyer or their duly authorised agent shall at the Buyer’s cost and expense prepare the corporation tax returns and computations of the Company and the Subsidiaries for all accounting periods commencing on or before Completion, to the extent that the same have not been prepared before Completion, and submit them to the Warrantors for review and comments at least 20 Business Days before the expiry of any applicable deadline for submission. The Buyer shall prepare such corporation tax returns and computations in accordance with the terms and principles of the ATCA (to the extent that they relate to the period prior to Completion) together with any associated correspondence with HMRC.

8.4	The Buyer shall procure that the returns and computations referred to in paragraph 8.3 shall be authorised, signed and submitted to the relevant Taxation Authority without amendment or with such amendments as the Warrantors reasonably consider to be necessary and the Warrantors shall give the Buyer or its agent all such assistance as may reasonably be required (at the Buyer’s cost and expense) to agree those returns and computations with the relevant Taxation Authority provided that the Buyer shall not be obliged to take any such action as is mentioned in this paragraph 8.4 in relation to any return that is not full, true and accurate in all material respects.

8.5	The Buyer or its duly authorised agent shall at the Buyer’s cost and expense prepare all documentation and shall have conduct of all matters (including correspondence) relating to the corporation tax returns and computations of the Company and the Subsidiaries for all accounting periods ended on or prior to the Accounts Date provided that the Buyer shall not without consulting the Warrantors and taking into account the reasonable representations of the Warrantors transmit any communication (written or otherwise) to the relevant Taxation Authority or agree any matter with the relevant Taxation Authority.

8.6	The Buyer shall take all reasonable steps to ensure that the corporation tax returns and computations of the Company and the Subsidiaries for all accounting periods commencing on or before Completion are prepared and agreed with the relevant Taxation Authority as soon as possible.

8.7	For the avoidance of doubt:

(a)	where any matter relating to Tax gives rise to a Tax Claim, the provisions of paragraph 9 shall take precedence over the provisions of this paragraph 8; and

(b)	the provisions of this paragraph 8 shall not prejudice the rights of the Buyer to make a Tax Claim under this Tax Covenant in respect of any Liability for Taxation.

9.	CONDUCT OF TAX CLAIMS

9.1	If the Buyer or the Company or a Subsidiary becomes aware of a Tax Claim, the Buyer shall give or procure that notice in writing is given to the Warrantors’ Representative as soon as is reasonably practicable specifying the nature of the Tax Claim and the nature and amount of any Liability for Taxation which has arisen or may arise, provided always that the giving of such notice shall not be a condition precedent to the Warrantors’ liability under this Tax Covenant.

9.2	If the Warrantors become aware of a Tax Claim, they shall notify the Buyer and the Company in writing as soon as reasonably practicable, and, on receipt of such notice, the Buyer shall be deemed to have given the Warrantors’ Representative notice of the Tax Claim in accordance with the provisions of paragraph 9.1.

9.3	Subject to paragraph 9.4 provided the Warrantors indemnify the Buyer and the Company or the relevant Subsidiary to the Buyer’s reasonable satisfaction against all liabilities, costs, damages or expenses which may be incurred thereby including any additional Liability for Taxation, the Buyer shall take and shall procure that the Company or the relevant Subsidiary shall take such action as the Warrantors’ Representative may reasonably request by notice in writing given to the Buyer to avoid, dispute, defend, resist, appeal, request an internal Taxation Authority review or compromise any Tax Claim.

9.4	Neither the Buyer, the Company nor any Subsidiary shall be obliged to appeal or procure an appeal against any assessment to Tax if the Buyer, having given the Warrantors’ Representative written notice of such assessment, does not receive written instructions from the Warrantors’ Representative within 20 Business Days to do so.

9.5	If:

(a)	the Warrantors’ Representative does not request the Buyer to take any action under paragraph 9.3 or the Warrantors fail to indemnify the Buyer, or the Company to the Buyer’s reasonable satisfaction within a period of time (commencing with the date of the notice given to the Warrantors) that is reasonable, having regard to the nature of the Tax Claim and the existence of any time limit in relation to avoiding, disputing, defending, resisting, appealing, requesting a review or compromising such Tax Claim, and which period shall not in any event exceed a period of 20 Business Days; or

(b)	any of the Warrantors (or the Company before Completion) has been involved in a case involving fraudulent conduct or deliberate default in respect of the Liability for Taxation which is the subject matter of the Dispute; or

(c)	the Dispute involves an appeal against a determination by the Tax Chamber of the First-tier Tribunal (or, for appeals lodged before 1 April 2009, a determination by the Tax Chamber of the First-tier Tribunal or Higher Tribunal), unless the Warrantors have obtained the opinion of Tax counsel of at least 5 years’ standing that there is a reasonable prospect that the appeal will succeed, the Buyer, or the Company shall have the conduct of the Dispute absolutely (without prejudice to its rights under this Tax Covenant) and shall be free to pay or settle the Tax Claim on such terms as the Buyer, or the Company may in its absolute discretion consider fit acting reasonably.

9.6	On written request by the Warrantors, the Buyer shall procure that the conduct of a Dispute shall be delegated to the Warrantors provided that, unless the Buyer and the Warrantors specifically agree otherwise in writing, the following terms shall be deemed to apply:

(a)	the Buyer shall promptly be kept fully informed of all material matters pertaining to a Dispute and shall be entitled to see and keep copies of all correspondence and notes or other written records of telephone conversations or meetings and, in the event that there is no written record, shall be given a report of all telephone conversations with any Taxation Authority to the extent that it relates to a Dispute;

(b)	the appointment of solicitors or other professional advisers reporting jointly to the Buyer and the Warrantors and acting in the name of the Company or a Subsidiary shall be subject to the written approval of the Buyer, such approval not to be unreasonably withheld or delayed;

(c)	all material written communications pertaining to the Dispute which are to be transmitted to the relevant Taxation Authority shall first be submitted to the Buyer for approval and shall only be finally transmitted if such approval is given, such approval not to be unreasonably withheld or delayed; and

(d)	the Warrantors shall make no settlement or compromise of the Dispute or agree any matter in the conduct of the Dispute which is likely to affect the amount thereof or the future liability to Tax of the Buyer, the Company without the prior approval of the Buyer, such approval not to be unreasonably withheld or delayed.

9.7	The Buyer shall provide and shall procure that the Company and the relevant Subsidiary provides to the Warrantors and the Warrantors’ professional advisers reasonable access to premises and personnel and to any relevant assets, documents and records within their power, possession or control for the purpose of investigating the matter and enabling the Warrantors to take such action as is referred to in this paragraph 9.

9.8	Neither the Buyer, nor the Company shall be subject to any claim by or liability to any of the Warrantors for non-compliance with any of the foregoing provisions of this paragraph 9 if the Buyer, or the Company has bona fide acted in accordance with the instructions of the Warrantors’ Representative.

10.	GROSSING UP

10.1	All sums payable by the Warrantors to the Company under this Tax Covenant shall be paid free and clear of all deductions or withholdings whatsoever unless the deduction or withholding is required by law. If any deductions or withholdings are required by law to be made from any of the sums payable under this Tax Covenant, the Warrantors shall pay to the Buyer such sum as will, after the deduction or withholding has been made, leave the Buyer with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

10.2	If the Buyer incurs a Taxation liability which results from, or is calculated by reference to, any sum paid under this Tax Covenant, the amount so payable shall be increased by such amount as will ensure that, after payment of the Taxation liability, the Buyer is left with a net sum equal to the sum it would have received had no such Taxation liability arisen.

10.3	If the Buyer would, but for the availability of a Buyer’s Relief, incur a Taxation liability falling within paragraph 10.2, it shall be deemed for the purposes of that paragraph to have incurred and paid that liability.

10.4	If the Buyer assigns the benefit of this Tax Covenant or this agreement, the Warrantors shall not be liable pursuant to paragraph 10.1 or paragraph 10.2, save to the extent that the Warrantors would have been so liable had no such assignment occurred.

11.	BUYERS COVENANT

11.1	The Buyer hereby covenants with the Sellers to pay the Sellers an amount equal to any Tax for which the Sellers or any of them are or may be liable as a result of the application of section 710 or section 713 CTA 2010 (change in company ownership: corporation tax) where the taxpayer company or the transferred company (as defined in section 710(1)(a) and section 713(1)(a) respectively) is the Company or Subsidiary together with any costs and expenses reasonably incurred by the Sellers in taking any successful action under this paragraph.

11.2	A payment to be made by the Buyers under this paragraph 11 shall be made in cleared funds ten Business Days after written demand for such payment.

Schedule 7 The Properties

Part 1

Property number and name	Title No.	Property address	Date of Lease
1. Bickley	SGL711978	2 Daly Drive, Bickley, Bromley, Kent. BR1 2FF	30 September 2009

2. Bramingham	BD244193	79 Lucas Gardens, Bramingham Park, Luton, LU3 4BG	10 January 2005

3. Broadgreen	MS512771 & MS509636	Broadgreen Hospital, Thomas Drive, Liverpool, L14 3LB	10 August 2005 (adjoining land) 14 June 2005 (crèche)

4. Bunnybrookes	Unregistered	First Floor, Frank Lee Centre, Addenbrooke, Hill Road, Cambridge, CB2 0QQ	7 September 2009

5. Callands	CH533651	Callands Nursery Centre, Gresford Close, Callands, Warrington, WA5 9UY	10 January 2005

6. Cambridge Science Park	CB242939	319 Cambridge Science Park, Milton Road, Cambridge, CB4 0WG	30 November 2000

7. Capital Park, Fulbourn	Not yet registered	Capital Park, Fulbourn, Cambridge, CB21 5XE.	Agreement for Lease dated 7 December 2011

8. Carshalton	SGL736338	Ground Floor Commercial Unit, 229-245 Carshalton Road, Carshalton, SM5 3PZ	29 November 2012

9. Chatham Road (Northcote Road)	Not yet registered	119 Chatham Road, Wandsworth, SW11 6HJ	Lease dated 20 March 2013

10. Chelsea	NGL903315	Hepworth Court, Grosvenor Waterside, 30 Gatliff Road, London, SW1W 8QN	10 November 2008

11. Chineham	Unregistered	Stag Oak Lane, Chineham Business Park, Basingstoke, RG24 8NN	15 August 2002

12. Church Crookham	HP751857	Springfield House, Blue Prior, Redfields Lane, Church Crookham, Fleet, GU52 0RP	19 July 2012

13. Clairmont	CH542372	126 Gravel Lane, Wilmslow, Cheshire, SK9 6EG	10 January 2005

14. Countess	Unregistered	Countess of Chester Health Park, Liverpool Road, Chester, CH2 1UL	21 January 1998

15. Crewe	CH509196	Crewe Business Park, Coppicemore Drive, Crewe, CW1 6GZ	10 July 2003

16. Didsbury	GM864743	139A Barlow Moor Road, Didsbury, M20 2DY	17 January 2001

17. East Barnet	AGL218503	87 Brookside South, East Barnet, London, EN4 8LL	1 September 2010

18. Eldonians	Unregistered	Burlington Street, Vauxhall, Liverpool, L3 6LG	22 October 2008

19. Ely	CB285194	5 St Thomas Place, Cambridgeshire Business Park, Ely, CB7 4EX	28 November 2003

20. Epping	EX771228	St Margaret’s Hospital, The Plain, Epping, Essex, CM16 6TN	16 May 2006

21. Esher (Hinchley Wood)	SY793460	1 Poplar Road, Esher, Surrey, KT10 0DD	31 January 2011

22. Farringdon	NGL838541	62-66 Farringdon Road, EC1	Underlease dated 1 November 2010 and underlease dated 24 May 2004

23. Fulbourn	Not registered	Block 8, Ida Darwin Hospital, Cambridge Road, Fulbourn, Cambridge, CB21 5EE	4 November 2010

24. Guildford	SY767172	Campus Kids Day Nursery, University of Surrey, Edgerton Road, Guildford, GU2 7XH	25 April 2006

25. Harwell	ON263895	Curie Avenue, Harwell, Didcot, Oxford, OX11 0QQ	18 July 2005

26. Highbury	EGL577084	Unit A, Highbury Stadium Square, Highbury Mews, London, N5 1FP	6 September 2010

27. Kingston upon Thames	Lease not yet completed	95 Richmond Road, Kingston, Surrey, KT2 5BT	Agreement for Lease dated 20 April 2012

28. Ladbroke Grove	BGL68049 and BGL90987	34b Ladbroke Grove, Notting Hill, London, W11 3BQ	Underlease dated 20 December 2001 and lease dated 12 July 2012 (renewal)

29. Long Road	CB298527	Robinson Way, Cambridge, CB2 0SZ	23 June 2005

30. Macintosh	MAN94516	The Green Building, 4 River Street, Manchester, M1 5BG	6 January 2006

31. Maidstone	TT2298	Turkey Mill, Ashford Road, Maidstone, Kent, ME14 5SF	18 January 2012

32. Mary Seacole	Not registered	Camden & Islington Health Authority, Tollington Way, London, N7 6QX	13 November 2008

33. Millhouses	SYK465470	11 Archer Drive, Millhouses, Sheffield, S8 0LB	15 April 2003

34. Milton Park	Title numbers to be advised once the current documents have been registered at the Land Registry	106 Milton Park, Abingdon, OX14 4RZ	Deed of Surrender, Agreement for Lease and Lease all dated 01 March 2013

35. North Cheam	SGL692369	654 London Road, North Cheam, Sutton, SM3 9BZ	2 February 2007

36. Oxford Business Park	ON224514	Plot 9850 Garsington Road, Oxford Business Park, Cowley, OX4 2DQ	14 November 2000

37. Pentland House (Central Office)	Not registrable	Kidsunlimited, Pentland House, Summerfields Village Centre, Dean Row Road, Wilmslow, Cheshire, SK9 2TA	2 August 2012 and Car Parking Licence dated 2 August 2012

38. Regents Place	NGL896702 NGL907260 NGL907259	1 Triton Square Mall, Regents Place, Longford Street, London, NW1 3FN	31 August 2000 and two leases dated 6 October 2009

39. Reigate	Not yet registered	64 Cockshot Hill, Reigate, Surrey, RH2 8AN	12 January 2012

40. Richmond	TGL367907	359 Lower Richmond Road, Richmond, Surrey, TW9 4NW	28 August 2012

41. Sale	MAN187994	163 Marsland Road, Sale, Cheshire, M33 3WE	26 January 2012

42. St Marys	MAN12510	St Mary’s Courtyard, St Mary’s Street, Hulme, M15 5WB	10 January 2005

43. Summerfields	CH463624	Summerfields Village Centre, Dean Row Road, Wilmslow, SK9 2TA	5 December 2000

44. Tadpoles	WYK826174	338-340 Kirkstall Road, Leeds, LS4 2DS	9 May 2006

45. Teddington	TGL324251	Unit 1 Palgrave Court, 4 Southcott Road off Sandy Lane, Teddington, TW11 0BX	30 July 2009

46. TF Wilmslow	Unregistered	Total Fitness , Wilmslow Way, Wilmslow, SK9 3PE	17 March 2000

47. Timperley	MAN166172	1 Stocks Dean Close, off Deansgate Lane, Timperley, Cheshire, WA15 6AY	5 August 2010

47(a) Twickenham	Not yet registered	Part of St John’s House, Oak Lane, Twickenham TW1 3PA	Agreement for lease dated 2 April 2013

48. Tytherington	CH519662	Springwood Way, Tytherington Business Park, Macclesfield, SK10 2XA	28 November 2003

49. Wandsworth	TGL299606	4 North Side, Wandsworth Common, London, SW18 2SS	13 October 2006

50. Waterways	ON275033	45 Clearwater Place, off Elizabeth Jennings Way, Oxford, OX2 7NL	27 March 2007

51. Watford	HD476184	2 Printers Avenue, Watford, Herts, WD18 7QR	5 October 2006

51(a) Woking	Lease not completed yet	Ground and First Floor Sandringham, Guildford Road, Woking	Agreement for Lease 14 January 2013

52. Wokingham	BK449013	Unit 7 Millars Brook Office Park, Molly Millars Lane, Wokingham, Berkshire, RG41 2AD	29 March 2012

53. Wolfson	CB282739	Wolfson Court, Clarkson Road, Cambridge, CB3 0EH	28 November 2003 and Deed of Variation dated 31 August 2004

54. Woodlands (Esporta/Thomas Cook)	Unregistered	Thorpe Wood, Peterborough, PE3 6HN	28 August 2008

Part 2

Workplace Nurseries	Address	Workplace	Agreement Details
55. Barrow	Furness General Hospital, Dalton Lane, Barrow in Furness, LA14 4LF	Morecambe Bay Hospitals NHS Trust

Contract for the provision of a Nursery Management Service by Kids Unlimited dated 8th May 2003 and made between University Hospitals of Morecambe Bay NHS Trust (1) and Kids unlimited Limited (2)

Contract variation dated 14th June 2006 and made between University Hospitals of Morecambe Bay NHS Trust (1) and Kids Unlimited (2)

Addendum to Contract variation dated 14 June 2006 and made between University Hospitals of Morecambe Bay NHS Trust (1) and Kidsunlimited Limited (2)

56. Beckenham	HSBC Sports & Social Club, Lennard Road, Beckenham, Kent, BR3 1QW	HSBC	UK Outsourcing Services Agreement dated 8 March 2013 and made between HSBC Bank plc (1) and Kidsunlimited Limited (2)

57. Bodyshop	Watersmead Business Park, Littlehampton, West Sussex, BN17 6LS	Bodyshop

Undated Agreement and made between kidsunlimited Limited (1) and The Body Shop International PLC (2)

Agreement dated 19 April 2007 and made between Kidsunlimited Limited (1) and The Body Shop International PLC (2)

Notice dated 23rd July 2012 to terminate both agreements effective 31 January 2013

58. Bradmore Road	4c Bradmore Road, Oxford, OX2 6QW	Oxford University

Agreement dated 8th November 2010 and made between Kidsunlimited Limited (1) and The University of Oxford (2)

Amendment to Agreement dated 03 August 2011 and made between Kidsunlimited Limited (1) and The University of Oxford (2)

Undated Variation Addendum made between The Chancellor, Master and Scholars of The University of Oxford (1) and Kidsunlimited Limited (2)

59. Bushy Tails	National Physics Laboratory, Queens Road, Teddington, TW11 0LW	National Physical Laboratory (‘NPL’)	Agreement dated 13 February 2009 and made between Kidsunlimited Group Limited (1) and NPL Management Limited (2)

60. Hamilton	International Technology Business Park, Blantyre, Hamilton, G72 0FD	HSBC (First Direct)	UK Outsourcing services Agreement dated 8 March 2013 and made between HSBC Bank plc (1) and Kidsunlimited Limited (2)

61. Jack Straws	32b Jack Straws Lane, Oxford, OX3 0DW	Oxford University

Agreement dated 8th November 2010 and made between Kidsunlimited Limited (1) and The University of Oxford (2)

Amendment to Agreement dated 03 August 2011 and made between Kidsunlimited Limited (1) and The University of Oxford (2)

Undated Variation Addendum made between The Chancellor, Master and Scholars of The University of Oxford (1) and Kidsunlimited Limited (2)

62. Lancaster	Royal Lancaster Infirmary, Ashton Road, Lancaster, LA1 4RP	Morecambe Bay Hospitals NHS Trust

Contract for the provision of a Nursery Management Service by Kids Unlimited dated 8th May 2003 and made between University Hospitals of Morecambe Bay NHS Trust (1) and Kidsunlimited Limited (2)

Contract variation dated 14th June 2006 and made between University Hospitals of Morecambe Bay NHS Trust (1) and Kidsunlimited Limited (2)

Addendum to Contract variation dated 14 June 2006 and made between University Hospitals of Morecambe Bay NHS Trust (1) and Kidsunlimited Limited (2)

63. Little Flyers	Thorley Lane, Ringway, Manchester, WA15 8UN	Manchester Airport

Heads of terms dated 5 July 2012 and made between Manchester Airport plc (1) and Kidsunlimited Limited (2)

Draft Nursery Daycare Services Agreements to be made between Manchester Airport plc (1) and Kidsunlimited Limited

Draft lease to be made between Manchester Airport plc (1) and Kidsunlimited Limited (2)

64. Lynda Ellis	HSBC, Woodville Lodge, 17 Broomhall Road, Sheffield, S10 2DR	HSBC (First Direct)	UK Outsourcing Services Agreement dated 8 March 2013 and made between HSBC Bank plc (1) and Kidsunlimited Limited (2)

65. Mansion House	Apsley Road, Summertown, Oxford, OX2 7QX	Oxford University

Agreement dated 8th November 2010 and made between Kidsunlimited Limited (1) and The University of Oxford (2)

Amendment to Agreement dated 03 August 2011 and made between Kidsunlimited Limited (1) and The University of Oxford (2)

Undated Variation Addendum made between The Chancellor, Master and Scholars of The University of Oxford (1) and Kidsunlimited Limited (2)

66. Playhouse	WHSmith, Greenbridge Road, Swindon, SN3 3LD	WH Smith

Agreement dated 28 June 2004 and made between Kidsunlimited Limited (1) and WH Smith Retail Limited (2)

Draft workplace nursery services agreement to be made between WH Smith High Street Limited (1) and Kidsunlimited Limited (2)

67. Stourton	40 Wakefield Road, Stourton, Leeds, LS10 3TP	HSBC (First Direct)	UK Outsourcing Services Agreement dated 8 March 2013 and made between HSBC Bank plc (1) and Kidsunlimited Limited (2)

68. Toyota	Toyota Motor Manufacturing (UK) Ltd, Burnsaton, Derbyshire, DE1 9TA	Toyota manufacturing plant	Agreement dated 8 August 2012 and made between Toyota Motor Manufacturing (UK) Limited (1) and Kidsunlimited Limited trading as Kidsunlimited

69. Woodstock Road	92 Woodstock Road, Oxford, OX2 7ND	Oxford University

Agreement dated 8th November 2010 and made between Kidsunlimited Limited (1) and The University of Oxford (2)

Amendment to Agreement dated 03 August 2011 and made between Kidsunlimited Limited (1) and The University of Oxford (2)

Undated Variation Addendum made between The Chancellor, Master and Scholars of The University of Oxford (1) and Kidsunlimited Limited (2)

Signed for and on behalf of ISIS II 2001 L.P. acting by its nominee FIS NOMINEE LIMITED acting by its manager ISIS EP LLP acting by its attorney	/s/ Adam Holloway Attorney

Signed for and on behalf of ISIS 2001 GmbH Co KG acting by its nominee FIS NOMINEE LIMITED acting by its manager ISIS EP LLP acting by its duly authorised attorney	/s/ Adam Holloway Attorney

Signed for and on behalf of FIS NOMINEE LIMITED acting by its manager ISIS EP LLP acting by its duly authorised attorney	/s/ Adam Holloway Attorney

Signed for and on behalf of BARONSMEAD VCT PLC acting by its manager ISIS EP LLP acting by its duly authorised attorney	/s/ Adam Holloway Attorney

Signed for and on behalf of BARONSMEAD VCT 2 PLC acting by its manager ISIS EP LLP acting by its duly authorised attorney	/s/ Adam Holloway Attorney

Signed for and on behalf of BARONSMEAD VCT 3 PLC acting by its manager ISIS EP LLP acting by its duly authorised attorney	/s/ Adam Holloway Attorney

Signed for and on behalf of LLOYDS DEVELOPMENT CAPITAL (HOLDINGS) LIMITED by its manager LDC (Managers) Limited acting by its duly authorised attorney	/s/ Steve Harrison Attorney

Signed for and on behalf of LDC PARALLEL (NOMINEES) LIMITED by its manager LDC (Managers) Limited acting by its duly authorised attorney	/s/ Steve Harrison Attorney

Signed by ROSAMUND MARSHALL	/s/ Rosamund Marshall

Signed by JEREMY CLARK	/s/ Jeremy Clark

Signed by DARREN POWELL	/s/ Darren Powell

Signed by CATHERINE HOUGHTON	/s/ Catherine Houghton

Signed by GEOFFREY MARSHALL acting by his duly authorised attorney	/s/ Darren Powell Attorney

Signed by JULIET CLARK acting by her duly authorised attorney	/s/ Darren Powell Attorney

Signed by BRONWEN BURTON acting by her duly authorised attorney	/s/ Darren Powell Attorney

Signed by DAVID CASSON acting by his duly authorised attorney	/s/ Darren Powell Attorney

Signed by SINEAD JOHNSON acting by her duly authorised attorney	/s/ Darren Powell Attorney

Signed by ANNABEL JONES acting by her duly authorised attorney	/s/ Darren Powell Attorney

Signed by KEVIN PREECE acting by his duly authorised attorney	/s/ Darren Powell Attorney

Signed by CARY RANKIN acting by his duly authorised attorney	/s/ Darren Powell Attorney

Signed by CAROLINE WRIGHT acting by her duly authorised attorney	/s/ Darren Powell Attorney

Signed for and on behalf of BHFS TWO LIMITED	/s/ Stephen Dreier Director

Signed for and on behalf of KIDSUNLIMITED GROUP LIMITED	/s/ Steve Harrison Director

Signed for and on behalf of KIDS CORPORATE TRUSTEES LIMITED	/s/ Rosamund Marshall Director